Exhibit 1

Westpac 2008

Interim Results

This interim profit announcement has been prepared for distribution in the United States of America

Interim Profit Announcement 2008

Introduction			1

1.	Summary and Outlook		5

2.	Results at a Glance		7
	2.1	Reported results	7
	2.2	Summary balance sheet	12
	2.3	Extended performance scorecard	15

3.	Review of Group Operations		17
	3.1	Reported results summary	17
	3.2	Earnings summary	18
	3.3	Review of earnings	25
	3.4	Credit quality	41
	3.5	Balance sheet	43
	3.6	Capital and dividends	45
	3.7	Other regulatory developments	49
	3.8	Corporate responsibility and sustainability	50

4.	Business Unit Performance		51
	4.0	Business Unit Results	51
	4.1	Consumer Financial Services	52
	4.2	Business Financial Services	56
	4.3	Westpac Institutional Bank	59
	4.4	BT Financial Group (Australia)	64
	4.5	New Zealand	74
	4.6	Pacific Banking	78
	4.7	Group Business Unit	80

5.	First Half 2008 Financial Information		83
	5.1	Consolidated income statement (unaudited)	84
	5.2	Consolidated balance sheet (unaudited)	85
	5.3	Consolidated cash flow statement (unaudited)	86
	5.4	Consolidated statement of recognised income and expense (unaudited)	87
	5.5	Notes to first half 2008 financial information (unaudited)	88
	5.6	Statement in relation to the review of the financial statements	118

6.	Other Information		119
	6.1	Credit ratings and exchange rates	119
	6.2	Disclosure regarding forward-looking statements	120
	6.3	Financial calendar	121

7.	Segment Result		122
	7.1	Half year segment result - Reported result	122
	7.2	New Zealand business unit performance (A$ equivalents to section 4.5)	125

8.	Group Reconciliations		126
	8.1	Group half year earnings reconciliation	126
	8.2	Half Year segment results - Cash earnings basis	129
	8.3	Group Business Unit - half year earnings reconciliation	132

9.	Economic Profit		136

10.	Glossary		138

The 2008 Interim Profit Announcement contains ‘forward-looking statements’ within the meaning of section 21E of the US Securities Exchange Act of 1934. Refer to section 6.2 for further details regarding ‘forward-looking statements’.

In this announcement references to ‘Westpac’, ‘WBC’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

Information contained in or otherwise accessible through the web sites mentioned in this 2008 Interim Profit Announcement does not form part of the announcement unless we specifically state that the information is incorporated thereby forming part of the announcement. All references in this announcement to web sites are inactive textual references and are for information only.

INTRODUCTION

This interim profit announcement has been prepared for distribution in the United States.

Our interim period refers to the six months ended 31 March 2008.  Throughout this profit announcement we also refer to the six months ended 31 March 2007 (which we refer to as the prior corresponding period) and the six months ended 30 September 2007 (which we refer to as the prior period).

The selected financial information contained in this profit announcement (other than certain percentages and average amounts quoted) has been derived from the unaudited consolidated interim financial report for Westpac Banking Corporation and its controlled entities (Group) for the six months ended 31 March 2008 and 31 March 2007.  The interim financial report has been prepared in accordance with Australian equivalents to International Financial Reporting Standards (A-IFRS).  This profit announcement also includes information that has been prepared in accordance with generally accepted accounting principles in the United States (US GAAP).  This US GAAP information has been derived from the unaudited consolidated interim financial statements for Westpac after having made adjustments for US GAAP requirements.

All dollar values in this announcement are in Australian dollars unless otherwise noted.  References to ‘US$’ or US dollars are to United States dollars, references to ‘dollar amounts’, ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars and references to ‘NZ$’ or ‘NZD’ are to New Zealand dollars.  For the convenience of the reader, this profit announcement contains translations of certain Australian dollar amounts into US dollars at specified rates.  These translations should not be construed as representations that the Australian dollar amounts actually represent such US dollar amounts or have been or could be converted into US dollars at the rate indicated.  Unless otherwise stated, the translation of Australian dollars into US dollars has been made at the rate of A$1 = US$0.9132, the noon buying rate in New York City for cable transfers in Australian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the ‘noon buying rate’) on 31 March 2008.  Refer to section 6.1, ‘Credit Ratings and Exchange Rates’ for information regarding the rates of exchange between the Australian dollar and the US dollar for the prior corresponding period and the prior period.

In addition to discussing the A-IFRS financial information in this announcement, we also discuss the following non-A-IFRS financial information:

Cash Earnings

Net profit attributable to equity holders in this announcement is calculated in accordance with A-IFRS.  The following adjustments are made to net profit attributable to equity holders in deriving cash earnings following the introduction of A-IFRS:

•             Treasury Shares – Under A-IFRS Westpac shares held by Westpac in the managed funds and life businesses are deemed to be Treasury shares and earnings from these shares are reversed as these are not permitted to be recognised as income. In deriving cash earnings these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are revalued in deriving income;

•             Trust Preferred Securities (TPS) Revaluations – Cash earnings adjusts for economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as minority interests. The hybrid instrument itself is not fair valued, however, the hedge is fair valued and therefore there is a mismatch in the timing of income recognition in the statutory results. The mismatch is added back in deriving cash earnings as it does not affect the Group’s profits over time;

•             Unrealised New Zealand (NZ) Retail Earnings Hedges – The unrealised profit/loss on the revaluation of hedges on future New Zealand earnings impacting non-interest income is reversed in deriving cash earnings in the current period as they may potentially create a material timing difference on reported earnings but do not affect profits available for shareholders; and

•             Significant items – Cash earnings also adjusts for significant items.  These items have been detailed in this announcement as individually significant due to their size and non-recurring nature.  In the six months ended 31 March 2008, this includes adjustments for the gain associated with the initial public offering (IPO) of BT Investment Management Limited (BTIM) and the gain associated with the IPO of Visa Inc. There were no adjustments to cash earnings for significant items in the six months ended 30 September 2007 or the six months ended 31 March 2007.

Gain on BTIM IPO

On 10 December 2007, Westpac completed a partial sale of BTIM through an IPO but retained a majority shareholding (60%) in the legal entity.  The gain on disposal from the transaction was $141 million and there were also associated costs of $43 million related to the IPO.   The $43 million of costs are in addition to transaction costs netted against the sale proceeds and include additional disposal costs and amortisation of equity granted to BTIM employees ($25 million) and the impairment of BT New Zealand goodwill ($18 million).

Gain on Visa Inc. IPO

Westpac, as a consequence of its membership of Visa International, was granted shares in Visa Inc., which was listed in an IPO on the New York Stock Exchange in March 2008. Westpac realised a pre-tax gain of $172 million on the redemption of 56% of its interest in Visa Inc. as part of the IPO.

In addition, an unrealised pre-tax gain of $123 million was recognised to reflect Westpac’s initial measurement of the residual investment in Visa Inc.  The $123 million has been determined using the IPO price of US$44 per share which has been adjusted for the impact of the three year trading restriction on the shares.  An income tax liability of $90 million was recognised by the Group as a consequence of this transaction.

We consider cash earnings a useful measure of financial performance as it adjusts reported results for material items to ensure that they appropriately reflect cash flows normally available to ordinary shareholders.

Reconciliations of cash earnings to net profit attributable to equity holders determined in accordance with A-IFRS for the Group are contained in sections 2.1 and 3.1.

Policyholder Tax Recoveries

The Life Insurance Standard AASB 1038 requires the grossing up of tax expense and non-interest income for the tax on earnings applicable to holders of our life policies (policyholder tax recoveries).  While this has no impact at a cash earnings level, we reverse the impact of this gross up on a line item basis in the cash earnings results to provide comparability across reporting periods.

Group Economic Profit

Group economic profit is defined as cash earnings less a capital charge calculated by management at 10.5% of average ordinary equity, plus 70% of the estimated value of franking credits paid to shareholders.  Group economic profit is used by management as a key measure of financial performance, because it focuses on shareholder value by requiring a return in excess of a risk adjusted cost of capital.  A reconciliation of Group economic profit to net profit attributable to equity holders is contained in section 2.1.2, Key Financial Data.

Other companies may use different methodologies to calculate economic profit or similar non-GAAP financial measures.

Business Unit Economic Profit

Business Unit economic profit is defined as cash earnings less a capital charge calculated at 10.5% of allocated capital plus 70% of the value of Australian tax paid.  Consistent with Group economic profit above, this measure is used by management as a key measure of our financial performance, because it focuses on shareholder value by requiring a return in excess of a risk adjusted cost of capital for that Business Unit.  A reconciliation of Business Unit economic profit to net profit after tax (NPAT) for each Business Unit is contained in section 4, Business Unit Performance.

Other companies may use different methodologies to calculate economic profit or similar non-GAAP financial measures.

Adjusted Common Equity

Tier 1 capital is calculated in accordance with Australian Prudential Regulation Authority (APRA) guidelines for determining a bank’s minimum capital requirements.  Adjusted Common Equity (ACE) is calculated as Tier 1 capital less investments in non-banking subsidiaries less hybrid capital instruments (net of excess of 25% of Tier 1 capital).  This measure also adds back the carrying amount of capitalised expenditure.  The ACE ratio has become the capital measure frequently used by analysts and rating agencies to assess a bank’s capital strength.  Management believes that the ACE ratio is widely accepted and is a conservative measure of the amount of ordinary equity that explicitly supports a banking business, deducting the entire investment in non-banking subsidiaries from shareholders’ equity.  A reconciliation of Tier 1 capital to ACE is contained in section 2.2.1, Key Financial Data.

Weighted Average Ordinary Shares (millions) – Cash Earnings

‘Weighted average ordinary shares – Cash earnings’ is used in the calculation of cash earnings per share.  ‘Weighted average ordinary shares – Cash earnings’ is based on the weighted average number of ordinary shares determined in accordance with A-IFRS, adjusted for the impact of treasury shares.  Under A-IFRS, treasury shares are required to be excluded from the share count.  ‘Weighted average ordinary shares – Cash earnings’ reverses this impact by including in the share count ordinary shares held for the benefit of third parties.  This ensures that the measure is calculated on a consistent basis with cash earnings, which also adjusts for the impact of treasury shares.

Performance Ratios

In this announcement we present certain performance ratios using both the A-IFRS measure of net profit attributable to equity holders and the non-A-IFRS measure of cash earnings.  Management believes it is useful to present certain performance ratios using both the A-IFRS and cash earnings measures for the reasons outlined in the cash earnings discussion above.  The following ratios have been presented as A-IFRS and cash earnings measures respectively:

•             Basic earnings per ordinary share and cash earnings per ordinary share;

•             Dividend payout ratio and cash earnings dividend payout ratio; and

•             Return on average ordinary equity (referred to as return on equity) and cash earnings return on average ordinary equity (referred to as cash earnings return on equity).

Where these ratios are calculated using cash earnings instead of net profit attributable to equity holders, the ratio is adjusted for the impact of treasury shares, revaluations in swaps hedging our TPS 2003 hybrid equity instruments, unrealised New Zealand retail earnings hedges and significant items (refer to page 1 for a discussion of our use of cash earnings).

Management considers cash earnings per share a useful measure of financial performance for the reasons noted in cash earnings above.  In addition, this measure is used in the Australian investment broking community, as well as by Westpac’s Australian competitors with similar business portfolios.  Cash earnings per share does not refer to, or in any way purport to represent, the cash flows, funding or liquidity position of the Group on a per share basis.  It does not refer to any amount represented on a statement of cash flows.

Average Ordinary Equity

Average ordinary equity is calculated as the monthly average of ordinary shareholders’ equity less average minority interests and average hybrid equity.  Management believes this measure of average ordinary equity is useful in the calculation of return on equity and cash earnings return on equity, as it removes the impact of equity attributable to outside equity interests.

Other companies may use different methodologies to calculate average ordinary equity or similar non-GAAP financial measures.

Economic Capital and Allocated Capital

Neither A-IFRS nor US GAAP prescribes a method for allocating capital to Business Units.  For management and reporting purposes, we allocate capital to Business Units based on an assessment of capital required, for a given level of confidence, to offset potential unexpected losses associated with conducting business.  The capital allocated in this manner is termed economic capital.  The total level of economic capital required for each business unit is based on the following factors:

•             Credit Risk;

•             Market Risk;

•             Interest Rate Risk;

•             Operational Risk;

•             Strategic Risk;

•             Liquidity Risk;

•             Insurance Risk;

•             Equity Risk;

•             Model Risk; and

•             Goodwill and Other Intangibles.

Where necessary, the total level of economic capital is scaled up or down to reconcile to the target level of ordinary equity(1) that Westpac seeks to hold.  The scaled amount of economic capital comprises the allocated capital for each Business Unit.  The actual amount of ordinary shareholders’ equity may be greater or less than this amount depending on where it stands relative to the target level of ordinary equity(1).  Surplus ordinary equity is allocated to the Group Business Unit segment.

The capital allocation methodology involves judgement by management and, from time to time, may be revised.  This may affect measures such as Business Unit economic profit.  Furthermore, the allocation of economic capital to Business Units is a dynamic process and is affected by current business activity, volumes and other environmental factors.  Other companies may use different methodologies to allocate capital to their Business Units.

Recent Development

On 13 May 2008, Westpac and St.George Bank Limited (St.George) jointly announced a proposed merger.  In the transaction, a holder of St.George ordinary shares would be entitled to receive 1.31 Westpac ordinary shares for each St.George ordinary share held on the record date.  Based on the closing price of Westpac ordinary shares on the ASX on 9 May 2008 of A$25.27 per ordinary share (adjusted to remove the value of Westpac’s interim dividend of A$0.70 per share), the total value of the Westpac ordinary shares to be issued to St.George ordinary shareholders in the transaction is A$18.6 billion (approximately US$17.6 billion, based on the exchange rate of A$1.00 = US$0.9467 on 12 May 2008, the noon buying rate in New York City for cable transfers payable in Australian dollars as certified for customs purposes by the Federal Reserve Bank of New York).

Westpac and St.George have entered into an agreement which provides for a two week exclusivity period during which they will undertake reciprocal due diligence and negotiate the detailed terms of a merger implementation agreement, which will reflect the key commercial terms which have been agreed.  The St.George Board of directors has indicated that it will recommend to the St.George shareholders that they approve the transaction, subject to no superior proposal emerging and an independent expert’s opinion that the merger is in the best interests of St.George shareholders.

The merger will be subject to various conditions, including regulatory approvals (including the Australian Federal Treasurer, APRA and the Australian Competition and Consumer Commission), approval by St.George’s shareholders and other customary conditions, including no material adverse change in either party.

Based on publicly available information, St.George is the fifth largest retail bank in Australia, based on market capitalisation, and has national operations including retail banking, institutional and business banking, and wealth management. Its operations are primarily in New South Wales and South Australia, as well as Victoria, Queensland, Western Australia, Northern Territory and the Australian Capital Territory.  As of 31 March 2008, St.George had total assets of A$136.3 billion and total liabilities of A$129.4 billion.  For the year ended 30 September 2007 and the six months ended 31 March 2008, St.George had total operating income of A$3,285 million and A$1,767 million, respectively, and net profits of A$1,192 million and A$529 million, respectively.

(1) Adjusted common equity (ACE) is our key target ratio for ordinary equity.

SUMMARY AND OUTLOOK	Interim Profit Announcement 2008

PRESS RELEASE AND OUTLOOK

1 May 2008

WESTPAC REPORTS RECORD INTERIM PROFIT

Highlights (All comparisons are with 2007 interim result):

•	Net profit of $2,202 million, up 34%

•	Cash earnings(1) of $1,839 million, up 10%

•	Earnings per share(2) up 32%

•	Cash earnings per share(3) of 98.2 cents, up 8%

•	Economic profit of $1,384 million, up 8%

•	Interim dividend of 70 cents, fully franked, up 11%

•	Return on equity(4) of 27.2%

•	Return on equity (cash basis)(5) 22.7%

•	Expense to income(6) ratio down 310 basis points to 42.3%

•	Expense to income ratio (cash basis) (7), down 150 basis points to 44.4%

Interim Profit Result

Westpac Banking Corporation today announced a net profit after tax of $2,202 million for the six months ended 31 March 2008, up 34%. Cash earnings(1) of $1,839 million was up 10%.

Westpac announced a fully franked interim dividend of 70 cents, up 11% on the prior corresponding period.

Westpac Chief Executive Officer, Gail Kelly, said Westpac’s robust profit result demonstrated that it is managing the current market volatility well.

“Since August 2007, the dislocation in global capital markets has triggered a significant change in the operating environment,” Mrs Kelly said.

“Westpac moved quickly, taking a forward–thinking, dynamic and coordinated approach to these more challenging conditions. Our balance sheet positioning is conservative, we have a strong risk management culture and a prudent liquidity profile.

“This result reflects the discipline with which we manage every part of our business including revenue, expenses, capital and risk. As expected, however, it has been affected by the impacts of the dislocation in global markets and the downturn in the credit cycle.

“While we remain cautious in terms of our outlook, I am pleased to say that we are in good shape to continue to support our customers and build the next phase of our growth.”

Result Highlights

Revenue compared to the first half of last year was up 18%, above expense growth of 10%. This delivered a 310 basis points reduction in our expense to income ratio to 42.3% even after adding more than 1,400 additional employees over the year and completing the acquisition of the RAMS franchise distribution business.

Contributing to the performance was strong balance sheet growth as customers increased their business with the major banks for both their lending and deposit needs.  Our overall market performance has also been positive as we have effectively managed the more volatile market conditions to help more customers appropriately manage their risk.

(1)       Refer to the introduction on page 1 for a discussion of our use of cash earnings.

(2)       Calculated as net profit attributable to equity holders divided by the average number of fully paid ordinary shares for the six month period.

(3)       Calculated as cash earnings divided by the daily weighted average number of shares outstanding (cash earnings basis).  The weighted average numbers of shares – cash earnings is calculated in accordance with A-IFRS, adjusted for the impact of treasury shares.

(4)       Calculated as net profit attributable to equity holders divided by average ordinary equity.

(5)       Calculated as cash earnings divided by average ordinary equity.

(6)       Calculated as operating expenses excluding impairment charges divided by net operating income before operating expenses and impairment charges.

(7)       Calculated as operating expenses on a cash earnings basis excluding impairment charges divided by net operating income before operating expenses and impairment charges on a cash earnings basis.

Margins decreased 20 basis points on the prior corresponding period to 2.05%. A major factor in the margin decline was the decision to hold more liquid assets, giving us flexibility during these more volatile times.  Higher funding costs have also impacted margins as these costs have not been fully reflected in product pricing.

Consistent with the trends in the credit cycle, impairment charges have significantly increased.  Nevertheless our credit quality remains sound following an extensive review of our portfolio during the half.

Business Unit Performance

Net profit after tax (AUD millions)	Half Year 2008	Half Year 2007	% Change
Consumer Financial Services	441	402	10
Business Financial Services	538	478	13
Westpac Institutional Bank	260	276	(6)
BT Financial Group	194	215	(10)
New Zealand (NZD)	244	217	12
Pacific Banking	45	34	32

•                 Consumer Financial Services’ (CFS) solid net profit after tax growth was supported by good growth in lending and deposits.  Mortgage income was lower as Westpac has not fully passed on the increase in funding costs.

•                 Business Financial Services (BFS) delivered a strong performance supported by an 18% increase in business lending growth and deposit growth of 9%.  We have maintained our investment in this business with an additional 427 customer serving employees joining over the year.

•                 Westpac Institutional Bank (WIB) has managed the current conditions well, delivering strong revenue growth of 24%.  However, higher impairment charges from a small number of exposures impacted performance. Strong revenues were driven by increased lending (up 32%) and favourable trading conditions.

•                 BT Financial Group’s (BTFG) result was impacted by difficult investment markets, although BTFG’s Wrap platform continued to perform strongly.

•                 New Zealand’s performance has continued to improve with 10% revenue growth ($NZD) and 2% expense growth resulting in a 330 bps improvement in the expense to income ratio at 45.2%. Consumer lending grew 12%, business lending was up 14% and deposit volumes grew 15%.

Outlook

The 2008 Interim Profit Announcement contains ‘forward looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. Refer to Section 6.2 for further details regarding ‘forward looking statements’.

The tighter conditions in global capital markets will continue to dominate the near–term outlook for the financial services sector, with higher funding costs and slower system growth expected.

Despite these conditions, the Australian economy remains sound. However, we expect that the higher interest rate environment will contribute to a dampening of economic growth through the remainder of 2008.

Westpac expects the sector to have slower loan growth, higher impairment charges in both consumer and business segments, continuing market volatility and for higher funding costs to persist.

Within this environment, Westpac is well positioned and expects to compete strongly. Westpac has proactively managed the volatility in global capital markets by doubling its holding of liquid assets to provide enhanced funding flexibility, maintained lending disciplines and appropriately provisioned for known risks.  Westpac remains very well capitalised.

Westpac has commenced a renewal of its strategy with a focus around significantly improving the customer experience.

“Strengthening our distribution capabilities, making it easier for our customers to do business with us and enhancing collaboration across the Group is key to this,” Mrs Kelly added.

“Our new strategic focus, along with our high quality portfolio and strong capital base, will provide the group with the flexibility and capacity to deal with issues or opportunities arising from the current environment.

“While we remain cautious about the current environment, I am confident that our business is in good shape for the longer term,” Mrs Kelly concluded.

RESULTS AT A GLANCE	Interim Profit Announcement 2008

2.1 REPORTED RESULTS

Net profit attributable to equity holders was A$2,202 million, up 34% compared to the six months ended 31 March 2007.  Cash earnings attributable to ordinary shareholders were A$1,839 million, up 10% compared to the six months ended 31 March 2007.  The selected financial data below includes a reconciliation of net profit attributable to equity holders to cash earnings(1).

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
	March 08	March 08	Sept 07	March 07	Mar 08	Mar 08
$m	US$	A$	A$	A$	A$	A$
Amounts in accordance with A-IFRS
Net interest income	3,169	3,470	3,224	3,089	8	12
Non-interest income	2,122	2,324	2,040	1,820	14	28
Net operating income before operating
expenses and impairment charges	5,291	5,794	5,264	4,909	10	18
Operating expenses	(2,239)	(2,452)	(2,314)	(2,229)	(6)	(10)
Impairment charges	(395)	(433)	(250)	(232)	(73)	(87)
Profit from ordinary activities before
income tax	2,656	2,909	2,700	2,448	8	19
Income tax expense	(615)	(674)	(857)	(773)	21	13
Net profit	2,041	2,235	1,843	1,675	21	33
Net profit attributable to minority interests	(30)	(33)	(33)	(34)	—	3
Net profit attributable to equity holders of Westpac Banking Corporation (WBC)	2,011	2,202	1,810	1,641	22	34
Reconciliation of cash earnings
Net profit attributable to equity holders of WBC	2,011	2,202	1,810	1,641	22	34
Treasury shares	(17)	(19)	14	15	large	large
TPS revaluations	(30)	(33)	20	18	large	large
Unrealised NZ Retail earnings hedges	3	3	(15)	4	120	(25)
Ineffective hedges	(3)	(3)	—	—	—	—
Gain from BTIM IPO	(97)	(106)	—	—	—	—
Gain from Visa IPO	(187)	(205)	—	—	—	—
Cash earnings(1)	1,679	1,839	1,829	1,678	1	10

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
	March 08	March 08	Sept 07	March 07	Mar 08	Mar 08
$m	US$	A$	A$	A$	A$	A$
Amounts in accordance with US GAAP
Net income	2,095	2,294	2,134	1,690	7	36

Differences between Australian A-IFRS and US GAAP Results

Our earnings and summary financial position have been derived from Westpac’s unaudited consolidated Interim Financial Report for the six months ended 31 March 2008 and 31 March 2007, which are prepared in accordance with A-IFRS, which differs in some material respects from US GAAP.

Consolidated net income under US GAAP for the six months to 31 March 2008 was A$2,294 million, an increase of 36% compared with A$1,690 million for the six months ended 31 March 2007.  Equity attributable to equity holders of Westpac Banking Corporation according to US GAAP was A$18,195 million as at 31 March 2008 compared with A$15,824 million as at 31 March 2007.

The significant differences between the A-IFRS and US GAAP results primarily relate to:

•             premises and sites;

•             fair value and cash flow hedges;

•             deconsolidation of variable interest entities where Westpac is not the primary beneficiary;

•             classification of minority interests as other debt instruments;

•             superannuation;

(1)  Refer to Introduction on page 1 for a discussion of our use of cash earnings.

•             goodwill; and

•             effective yield.

A reconciliation of net income and equity under US GAAP is included in section 5, Note 24, Reconciliation to US GAAP.

2.1.1                     Cash Earnings(1)

Statutory reported results are adjusted for material items to ensure they appropriately reflect cash flows normally available to ordinary shareholders.

The impact of these cash earnings adjustments(1) and the policyholder tax recovery reclassification(2) are significant when analysing the composition of the reported financial results.  Our approach is to adjust for these items when evaluating inter-period movements of the components of the results.

Analysis of cash earnings by key line item(3)

					% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
	March 08	March 08	Sept 07	March 07	Mar 08		Mar 08
$m	US$	A$	A$	A$	A$		A$
Net interest income	3,165	3,466	3,224	3,089	8		12
Non-interest income	1,794	1,964	2,002	1,771	(2)		11
Net operating income before operating expenses and impairment charges	4,959	5,430	5,226	4,860	4		12
Operating expenses	(2,200)	(2,409)	(2,314)	(2,229)	(4)		(8)
Impairment charges	(395)	(433)	(250)	(232)	(73)		(87)
Operating profit before tax	2,363	2,588	2,662	2,399	(3)		8
Income tax expense	(654)	(716)	(800)	(687)	11		(4)
Net profit	1,710	1,872	1,862	1,712	1		9
Net profit attributable to minority interests	(30)	(33)	(33)	(34)	—		3
Cash earnings	1,679	1,839	1,829	1,678	1		10
Effective tax rate	27.7%	27.7%	30.1%	28.6%	240	bps	90	bps

(1)       Refer to Introduction on page 1 for a discussion of our use of cash earnings.

(2)       Policyholder tax recoveries – the Life Insurance standard AASB 1038 requires the grossing up of tax expense and non-interest income for the tax on earnings applicable to holders of our life policies (policyholder tax recoveries).  While this has no impact at a cash earnings level, we reverse the impact of this gross up to provide comparability across reporting periods.

(3)       A detailed reconciliation of reported results to cash earnings results on a line item basis is provided on pages 126 – 128 in Section 8.1.

2.1.2       Key Financial Data – Earnings

					% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
	March 08	March 08	Sept 07	March 07	Mar 08		Mar 08
$m	US$	A$	A$	A$	A$		A$
Ratios in accordance with A-IFRS Shareholder value
Basic earnings per ordinary share (cents)(1)	107.8	118.0	97.8	89.1	21		32
Fully diluted earnings per ordinary share (cents)(2)	105.2	115.2	96.5	88.7	19		30
Weighted average ordinary shares (millions) - Statutory(9)	1,865	1,865	1,851	1,841	1		1
Fully franked dividends per ordinary share (cents)	64	70	68	63	3		11
Dividend payout ratio (%)(3)	59.3	59.3	69.6	70.7	large		large

Business performance
Interest spread (%)(4)(6)	1.72	1.72	1.80	1.90	(8	bps)	(18	bps)
Interest margin (%)(5)(6)	2.05	2.05	2.14	2.25	(9	bps)	(20	bps)
Average interest earning assets ($m)	312,874	342,613	305,173	279,591	12		23

Supplemental data
Cash earnings per ordinary share (cents)(7)	89.7	98.2	98.5	90.9	––		8
Dividend payout ratio - cash earnings (%)(8)	71.3	71.3	69.0	69.3	230	bps	200	bps
Weighted average ordinary shares (millions) - cash earnings(9)	1,873	1,873	1,858	1,846	1		1
Economic profit ($m)(10)	1,264	1,384	1,412	1,281	(2)		8
Net tangible assets per ordinary share ($)	6.88	7.53	6.96	6.48	8		16
Expense to income ratio - reported (%)(11)	42.3	42.3	44.0	45.4	170	bps	310	bps
Expense to income ratio - cash earnings (%)(12)	44.4	44.4	44.3	45.9	(10	bps)	150	bps
Full-time equivalent employees (FTE)	28,761	28,761	28,018	27,312	3		5

(1)	Based on the average number of fully paid ordinary shares outstanding for the relevant six month period. Earnings are calculated as net profit attributable to equity holders.
(2)	Based on the average number of shares and share equivalents for the relevant six month period. Earnings are calculated as net profit attributable to equity holders.
(3)	Calculated by dividing the dividends per ordinary share by the basic earnings per ordinary share.
(4)	Calculated as the amount by which interest income (including gross up) divided by average interest-earning assets exceeds interest expense divided by average interest-bearing liabilities.
(5)	Calculated by dividing net interest income (including gross up) by average interest-earning assets.
(6)

Net interest spread and margins are calculated on net interest income adjusted for tax equivalent gross up of $38 million in the six months ended 31 March 2008, $47 million for the six months ended 30 September 2007 and $54 million in the six months ended 31 March 2007.  We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax.  To provide comparability, this income is presented on a tax equivalent basis for margin calculations.  In the presentation of the average balance sheet, net interest spread and net interest margin are also presented on a tax equivalent basis.  Refer section 5, Note 3 Average Balance Sheet and Interest Rates, for a reconciliation of net interest income used in the calculation of net interest spread and net interest margin.

(7)

Cash earnings divided by the daily weighted average of ordinary shares outstanding (cash earnings basis).  The weighted average ordinary shares – cash earnings is calculated per A-IFRS adjusted for the impact of treasury shares.

(8)	Calculated by dividing the dividends per ordinary share by the cash earnings per ordinary share.
(9)

Weighted Average Ordinary Shares – adjusts for the impact of shares held by Westpac (Treasury shares).  The “weighted average ordinary shares – cash earnings”, which is used to calculate cash earnings per share, reverses the impact of Treasury shares, consistent with our basis for determining cash earnings, which also reverses this impact.

(10)	Cash earnings less a capital charge calculated by management at 10.5% of average ordinary equity, plus 70% of the estimated value of franking credits paid to shareholders.
(11)	Calculated as Group operating expenses excluding impairment charges divided by Group net operating income before operating expenses and impairment charges.
(12)

Calculated as Group operating expenses on cash earnings basis excluding impairment charges divided by Group net operating income before operating expenses and impairment charges on a cash earnings basis.

					% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
	March 08	March 08	Sept 07	March 07	Mar 08		Mar 08
$m	US$	A$	A$	A$	A$		A$
Ratios in accordance with US GAAP
Basic earnings per ordinary share (cents)(1)	112.3	123.0	115.2	91.8	7		34
Fully diluted earnings per ordinary share (cents)(2)	109.5	119.9	113.2	91.3	6		31
Fully franked dividends per ordinary share (cents)	64	70	68	63	3		11
Dividend payout ratio (%)(3)	56.9	56.9	59.0	68.6	large		large
Earnings(4) to fixed charges(%)	1.30	1.30	1.37	1.32	(7 bps	)	(2 bps	)

(1)       Based on the average number of fully paid ordinary shares outstanding.  Earnings are calculated as net profit attributable to equity holders.

(2)       Based on the average number of shares and share equivalents.  Earnings are calculated as net profit attributable to equity holders.

(3)       Calculated by dividing the dividends per ordinary share by the basic earnings per ordinary share.

(4)       Earnings before interest and tax.

Group Economic Profit

Economic profit, a non-GAAP financial measure, is defined as cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders. A reconciliation of net profit attributable to equity holders to Group economic profit is provided below.

Economic profit is used by management as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital.

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
	March 08	March 08	Sept 07	March 07	Mar 08	Mar 08
$m	US$	A$	A$	A$	A$	A$
Reconciliation of net profit attributable to equity holders to economic profit
Net profit attributable to equity holders of Westpac Banking Corporation	2,011	2,202	1,810	1,641	22	34
Treasury shares	(17)	(19)	14	15	large	large
TPS revaluations	(30)	(33)	20	18	large	large
Unrealised NZ Retail earnings hedges	3	3	(15)	4	(120)	(25)
Ineffective hedges	(3)	(3)	—	—	—	—
Gain from BTIM IPO	(97)	(106)	—	—	—	—
Gain from Visa IPO	(187)	(205)	—	—	—	—
Cash earnings(1)	1,679	1,839	1,829	1,678	1	10
Franking benefit	361	395	380	350	4	13
Adjusted cash earnings	2,040	2,234	2,209	2,028	1	10
Average ordinary equity	14,790	16,196	15,142	14,271	7	13
Average ordinary equity charge (10.5%)	(776)	(850)	(797)	(747)	7	14
Economic profit(2)	1,264	1,384	1,412	1,281	(2)	8

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
	March 08	March 08	Sept 07	March 07	Mar 08	Mar 08
$m	US$	A$	A$	A$	A$	A$
Reconciliation of average ordinary equity
Average shareholders’ equity	16,539	18,111	17,055	16,180	6	12
Average minority interests	(1,749)	(1,915)	(1,913)	(1,909)	—	—
Average ordinary equity	14,790	16,196	15,142	14,271	7	13

(1)       Refer to Introduction on page 1 for a discussion on our use of cash earnings.

(2)       Refer to Note 10 on page 9.

2.2  SUMMARY BALANCE SHEET

					% Mov’t	% Mov’t
					Sept 07-	Mar 07-
	March 08	March 08	Sept 07	March 07	Mar 08	Mar 08
$m	US$	A$	A$	A$	A$	A$
Amounts in accordance with A-IFRS
Assets
Cash	3,752	4,109	2,243	3,548	83	16
Due from other financial institutions	27,482	30,094	28,379	11,903	6	153
Trading assets, financial assets and available-
for-sale securities(1)	25,078	27,462	24,505	21,802	12	26
Derivative financial instruments	20,875	22,859	24,308	14,355	(6)	59
Loans(2)	269,098	294,676	272,545	253,238	8	16
Life insurance assets	12,243	13,407	15,456	15,390	(13)	(13)
Other assets(3)	8,319	9,110	7,385	7,964	23	14
Total assets	366,848	401,717	374,821	328,200	7	22
Liabilities
Due to other financial institutions	12,580	13,776	9,133	14,710	51	(6)
Deposits	200,952	220,053	199,222	177,715	10	24
Trading liabilities and other financial liabilities	9,571	10,481	8,223	3,784	27	177
Derivative financial instruments	17,923	19,627	25,192	14,880	(22)	32
Debt issues	84,377	92,397	87,126	73,122	6	26
Life insurance policy liabilities	11,632	12,738	14,392	14,290	(11)	(11)
Loan capital	6,111	6,692	7,704	7,089	(13)	(6)
Other liabilities(4)	6,279	6,876	5,998	5,786	15	19
Total liabilities	349,427	382,640	356,990	311,376	7	23
Equity
Equity attributable to equity holders of WBC	15,668	17,157	15,919	14,913	8	15
Minority interests(5)	1,753	1,920	1,912	1,911	—	—
Total equity	17,421	19,077	17,831	16,824	7	13
Average balances
Total assets	356,813	390,728	345,882	314,472	13	24
Loans and other receivables	262,429	287,373	264,959	246,198	8	17
Total equity	16,539	18,111	17,055	16,180	6	12
Amounts in accordance with US GAAP
Total assets	362,668	397,140	367,121	326,607	8	22
Total equity	16,616	18,195	16,820	15,824	8	15

(1)

Trading assets includes debt and equity instruments which are actively traded. Financial assets include non-trading bonds, notes and commercial bills. Available-for-sale-securities include public and other debt and equity securities.

(2)	Includes loans, advances, other receivables and acceptances of customers.
(3)	Includes intangible assets, fixed assets, deferred tax assets and regulatory deposits with central banks overseas.
(4)	Includes provisions and tax liabilities
(5)	Includes TPS 2003 and TPS 2006 hybrid capital instruments.

2.2.1  Key Financial Data – Balance Sheet

									% Mov’t		% Mov’t
	Half Year		Half Year		Half Year		Half Year		Sept 07-		Mar 07-
	March 08		March 08		Sept 07		March 07		Mar 08		Mar 08
$m	US$		A$		A$		A$		A$		A$
Ratios in accordance with A-IFRS
Profitability and capital adequacy
Return on average ordinary equity(1)	27.2%		27.2%		23.8%		23.1%		340	bps	410	bps
Return on average total assets(2)	1.0%		1.0%		1.0%		1.0%		—		—
Total committed exposures ($m)	421,998		462,109		425,490		386,161		9		20
Average ordinary equity ($m)(3)	14,790		16,196		15,142		14,271		7		13
Average total equity ($m)(4)	16,539		18,111		17,055		16,180		6		12
Basel II
Total capital ratio	10.1%		10.1%		11.3%		—		(120	bps)	—
Tier 1 capital ratio	7.4%		7.4%		8.0%		—		(60	bps)	—
Adjusted common equity to risk weighted assets	6.0%		6.0%		6.1%		—		(10	bps)	—
Risk weighted assets ($m)	170,734		186,963		168,480		—		11		—
Basel I
Total capital ratio	—		—		9.5%		9.4%		—		—
Tier 1 capital ratio	—		—		6.5%		6.5%		—		—
Adjusted common equity to risk weighted assets	—		—		4.5%		4.3%		—		—
Risk weighted assets ($m)	—		—		228,077		211,984		—		—
Asset quality
Net impaired assets to equity and collectively assessed provisions	2.6%		2.6%		1.4%		1.6%		(120	bps)	(100	bps)
Total impaired assets to gross loans	0.3%		0.3%		0.2%		0.2%		(10	bps)	(10	bps)
Total impaired assets to equity and total provisions	4.6%		4.6%		2.8%		3.1%		(180	bps)	(150	bps)
Total impairment provisions to total impaired assets	44.2%		44.2%		49.2%		49.2%		(500	bps)	(500	bps)
Total stressed exposures as a % of total committed exposures	1.0%		1.0%		0.9%		0.8%		(10	bps)	(20	bps)
Impairment charges to average loans annualised	30	bps	30	bps	19	bps	19	bps	(11	bps)	(11	bps)
Annualised write-offs to average loans	13	bps	13	bps	16	bps	12	bps	3	bps	(1	bp)
Total provisions(6) to gross loans	63	bps	63	bps	62	bps	63	bps	1	bp	—
Collectively assessed provisions to performing non- housing loans(5)	104	bps	104	bps	112	bps	114	bps	(8	bps)	(10	bps)
Basel II
Collectively assessed provisions(6) to risk weighted assets(7)	83	bps	83	bps	84	bps	—		(1	bp)	—
Total provisions(6) to risk weighted assets(7)	100	bps	100	bps	92	bps	—		8	bps	—
Basel I
Collectively assessed provisions(6) to risk weighted assets(7)	—		—		67	bps	68	bps	—		—
Total provisions(6) to risk weighted assets(7)	—		—		74	bps	76	bps	—		—
Supplemental data
Cash earnings to average ordinary equity(8)	22.7%		22.7%		24.2%		23.6%		(150	bps)	(90	bps)
Adjusted common equity (ACE)(9) to risk weighted assets (Basel II)	6.0%		6.0%		6.1%		—		(10	bps)	—

(1)	Calculated as net profit attributable to equity holders divided by average ordinary equity.
(2)	Calculated as net profit attributable to equity holders divided by average total assets.
(3)	Calculated as average total equity less average minority interests. Refer to page 11 for reconciliation.
(4)	Average total equity is the average balance of shareholders’ equity, including minority interests.
(5)	Non-housing loans have been determined on a product basis rather than on a loan purpose basis.
(6)

31 March 2008 ratio does not include the Basel II regulatory capital adjustment of $640 million, related to differences between regulatory Downturn Expected Loss and accounting provisions. Under Basel I, 30 September 2007 and 31 March 2007 includes the APRA required capital deduction of $128 million (pre-tax) and $124 million (pre-tax), respectively, which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

(7)

30 September 2007 Basel II ratios and risk weighted assets are on a ‘pro-forma’ basis, (that is, ratios have been calculated on the basis as if Westpac were compliant with Basel II requirements at 30 September 2007).

(8)	Calculated as cash earnings divided by average ordinary equity.
(9)	For a reconciliation of Tier 1 capital to ACE, refer to page 14.

					% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
	March 08	March 08	Sept 07	March 07	Mar 08		Mar 08
$m	US$	A$	A$	A$	A$		A$
Ratios in accordance with US GAAP
Net interest margin	2.08%	2.08%	2.17%	2.28%	(9	bps)	(20	bps)
Net income to average total assets	1.2%	1.2%	1.2%	1.1%	—		10	bps
Net income to average total equity	26.2%	26.2%	25.0%	22.0%	120	bps	420	bps
Average total equity to average total assets	4.5%	4.5%	4.9%	4.9%	(40	bps)	(40	bps)
Leverage ratio(1)	4.2%	4.2%	4.2%	4.4%	—		(20	bps)

Adjusted Common Equity Reconciliation (Basel II) (2)

Adjusted Common Equity Reconciliation

	Half Year	Half Year	Half Year	Half Year
	March 08	March 08	Sept 07	March 07
$m	US$	A$	A$	A$
Adjusted common equity
Total Tier 1 capital	12,595	13,792	13,519	—
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)	(2,271)	(2,487)	(3,125)	—
Less: Other deductions in relation to non-consolidated subsidiaries	(341)	(373)	(377)	—
Less: Deductions relating to securitisation transactions	(52)	(57)	14	—
Add: Other equity investments	51	56	—	—
Add: Deductions relating to Expected Loss	268	293	295	—
Adjusted common equity	10,250	11,224	10,326	—
Risk weighted assets	171,465	187,763	169,163	—
Adjusted common equity to risk weighted assets	6.0%	6.0%	6.1%	—

Adjusted Common Equity Reconciliation (Basel I)

Adjusted Common Equity Reconciliation

	Half Year	Half Year	Half Year	Half Year
	March 08	March 08	Sept 07	March 07
$m	US$	A$	A$	A$
Adjusted common equity
Total Tier 1 capital	—	—	14,933	13,774
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)	—	—	(3,125)	(3,171)
Less: Other deductions in relation to non-consolidated subsidiaries(3)	—	—	(777)	(768)
Less: Credit portfolio management - subordinated tranche	—	—	(41)	—
Less: Transition relief	—	—	(664)	(664)
Adjusted common equity	—	—	10,326	9,171
Risk weighted assets	—	—	227,222	211,125
Adjusted common equity to risk weighted assets	—	—	4.5%	4.3%

(1)

Leverage ratios have been calculated in accordance with guidelines promulgated by the Board of Governors of the Federal Reserve System. The ratio is calculated by dividing Tier 1 capital in accordance with US GAAP by total average assets for leverage capital purposes in accordance with US GAAP.

(2)

30 September 2007 Basel II ratios and risk weighted assets are on a ‘pro-forma basis’ (that is, ratios have been calculated on the basis as if Westpac were compliant with Basel II requirements at 30 September 2007).

(3)	Capital relating to non-banking subsidiaries not consolidated for APRA capital adequacy purposes.

2.3  EXTENDED PERFORMANCE SCORECARD(1)

People

Strategic Objectives:

•             Improve employee attraction;

•             Improve retention and commitment; and

•             Reduce workplace costs.

Indicator (%)	Latest Available	2007	2006	2005	2004
Employee turnover (total)(2)	19	17	17	16	17
Employee commitment(3)	71	71	68	69	68
(% employees reporting a positive score)
Lost Time Injury Frequency Rate(2)	3	4	5	6	7
(Injuries per one million hours worked)

Customer

Strategic Objectives:

•             Improve customer experience;

•             Improve retention and loyalty; and

•             Increase share of wallet.

Indicator (%)	Latest Available		2007	2006	2005	2004
Customer satisfaction (Australia) - Consumer(4)	75		74	70	72	69
Source: Roy Morgan Research
Customer satisfaction (Australia) - Business(4)	77		72	66	67	64
Source: TNS
Complaints resolution rates (Australia) - Average	84	(5)	82	82	83	81
(% complaints resolved within 5 days)
Customer satisfaction (NZ) - Consumer	61	(6)	59	58	58	55
Source: ACNielsen
Customer satisfaction (NZ) - Business	60	(7)	56	61	57	51
Source: TNS

(1)

Year to 30 September, Australian indicator unless otherwise stated. Final year performance figures and commentary were published in Westpac’s annual Stakeholder Impact Report which is subject to an external assurance review against the AA1000 Assurance Standard.

(2)	As at 31 March 2008.
(3)	Figures from annual Staff Perspectives Survey (SPS) conducted in June of each year.
(4)

Latest available is at 31 March 2008. Customer satisfaction figures examine the proportion of Westpac’s customers (who consider the bank as their main financial institution) that are either ‘very satisfied’ or ‘fairly satisfied’ with their overall relationship. Customer satisfaction scores are reported on a 12 month moving average basis. Data is collected by independent providers being Taylor Nelson Sofres (TNS) for Business results and Roy Morgan Research (RMR) for Consumer results in Australia.

(5)	Latest available information based on six months ended 31 March 2008.
(6)

As at 31 March 2008. Source: ACNielsen Consumer Finance Monitor Toplines 1st quarter (March 2008). ACNielsen implemented new survey methodology in the December 2007 quarter and comparatives for 2004 — 2006 are unable to be restated. ACNielsen performed a parallel survey at 30 September 2007 under the new methodology to provide indicative comparatives. The result for this survey was 47%.

(7)	As at 31 December 2007.

Social & Environment

Strategic Objectives:

•             Improve social licence to operate;

•             Reduce regulatory and operational costs;

•             Improve operational efficiency; and

•             Improve reputational capital.

Indicator	Latest Available	2007	2006	2005	2004
Community contributions (A$m)	52	52	47	44	42
Greenhouse gas emissions (Equivalent tonnes of	109,900	109,900	111,000	124,500	136,400
CO2 emissions)
Copying paper consumption (Sheets/person)	8,900	8,900	9,600	10,100	9,500

3	REVIEW OF GROUP OPERATIONS	Interim Profit Announcement 2008

3.1         REPORTED RESULTS SUMMARY

Net profit attributable to equity holders was $2,202 million, up 34% compared to the six months ended 31 March 2007.  Cash earnings attributable to ordinary shareholders were $1,839 million, up 10% compared to the six months ended 31 March 2007.  The selected financial data below includes a reconciliation of net profit attributable to equity holders to cash earnings.

Management considers cash earnings a useful measure of financial performance as the reported profit result includes material items that do not affect cash flows available for distribution to ordinary shareholders, specifically: the impact of treasury shares, the revaluation gain/(loss) associated with the TPS 2003 hybrid instrument, gains/losses from unrealised NZ retail earnings hedges, ineffective hedges and significant items.

					% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
	March 08	March 08	Sept 07	March 07	Mar 08	Mar 08
$m	US$	A$	A$	A$	A$	A$
Amounts in accordance with A-IFRS
Net interest income	3,169	3,470	3,224	3,089	8	12
Non-interest income	2,122	2,324	2,040	1,820	14	28
Net operating income before operating expenses and impairment charges	5,291	5,794	5,264	4,909	10	18
Operating expenses	(2,239)	(2,452)	(2,314)	(2,229)	(6)	(10)
Impairment charges	(395)	(433)	(250)	(232)	(73)	(87)
Profit from ordinary activities before income tax	2,656	2,909	2,700	2,448	8	19
Income tax expense	(615)	(674)	(857)	(773)	21	13
Net profit	2,041	2,235	1,843	1,675	21	33
Net profit attributable to minority interests	(30)	(33)	(33)	(34)	—	3
Net profit attributable to equity holders of Westpac Banking Corporation (WBC)	2,011	2,202	1,810	1,641	22	34
Effective tax rate	23.2%	23.2%	31.7%	31.6%	860bps	840bps
Reconciliation of cash earnings
Net profit attributable to equity holders of WBC	2,011	2,202	1,810	1,641	22	34
Treasury shares	(17)	(19)	14	15	large	large
TPS revaluations	(30)	(33)	20	18	large	large
Unrealised NZ Retail earnings hedges	3	3	(15)	4	120	(25)
Ineffective hedges	(3)	(3)	—	—	—	—
Gain from BTIM IPO	(97)	(106)	—	—	—	—
Gain from Visa IPO	(187)	(205)	—	—	—	—
Cash earnings(1)	1,679	1,839	1,829	1,678	1	10

(1)	Refer to Introduction on page 1 for a discussion of our use of cash earnings.

3.2         EARNINGS SUMMARY

Cash Earnings(1)

					% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
	March 08	March 08	Sept 07	March 07	Mar 08		Mar 08
$m	US$	A$	A$	A$	A$		A$
Net interest income	3,165	3,466	3,224	3,089	8		12
Non-interest income	1,794	1,964	2,002	1,771	(2)		11
Net operating income before operating expenses and impairment charges	4,959	5,430	5,226	4,860	4		12
Operating expenses	(2,200)	(2,409)	(2,314)	(2,229)	(4)		(8)
Impairment charges	(395)	(433)	(250)	(232)	(73)		(87)
Operating profit before tax	2,363	2,588	2,662	2,399	(3)		8
Income tax expense	(654)	(716)	(800)	(687)	11		(4)
Net profit	1,710	1,872	1,862	1,712	1		9
Net profit attributable to minority interests	(30)	(33)	(33)	(34)	—		3
Cash earnings	1,679	1,839	1,829	1,678	1		10
Effective tax rate	27.7%	27.7%	30.1%	28.6%	240	bps	90	bps

Impact of Exchange Rate Movements(2)

	Half Year March 08 vs			Half Year March 08 vs
	Half Year March 07			Half Year Sept 07
	Cash earnings % growth	Fx impact(4) $m	% growth ex-Fx	Cash earnings % growth	Fx impact(4) $m	% growth ex-Fx
Net interest income	12	9	12	8	12	8
Non-interest income(3)	11	(20)	10	(2)	(18)	(3)
Net operating income before operating expenses and impairment charges	12	(11)	12	4	(6)	4
Operating expenses	(8)	(6)	(8)	(4)	(7)	(4)
Impairment charges	(87)	(1)	(87)	(73)	(2)	(74)
Operating profit before tax	8	(18)	7	(3)	(15)	(3)
Income tax expense	(4)	5	(3)	11	4	11
Net Profit	9	(13)	9	1	(11)	—
Net profit attributable to minority interests	3	—	3	—	—	—
Cash earnings	10	(13)	9	1	(11)	—

Movements in exchange rates impacted both individual line items and reported cash earnings. Movements in exchange rates increased cash earnings by $13 million or 1% compared to the six months ended 31 March 2007. The $13 million foreign exchange (FX) impact on the half year result was due to the hedge rate for translating New Zealand dollar (NZD) retail earnings in the six months ended 31 March 2008 being 4% favourable to the hedge rate for the six months ended 31 March 2007. Similarly, the hedge rate for the six months ended 31 March 2008 was 5% favourable to the hedge rate for the six months ended 30 September 2007 which increased cash earnings by $11 million or 1%.

(1)	A detailed reconciliation of reported results to cash earnings results on a line item basis is provided on pages 126 - 128 in Section 8.1 Group Half Year Earnings Reconciliations.
(2)

We have removed the impact of exchange rates movements to provide readers with a better indication of the Group’s performance in local currency terms. Retranslation is net of future earnings hedge gains/losses.

(3)

Non-interest income included the impact of future earnings hedges, which decreased non-interest income by $23 million on the six months ended 30 September 2007 and $24 million on the six months ended 31 March 2007.

(4)	The movement in the NZD/AUD exchange rate (FX impact) across the reported periods has the same absolute impact in dollar terms on both reported results and cash earnings results.

The impact of the hedges is reflected in non-interest income and was based on hedge rates of 1.14 for the six months ended 31 March 2008 compared to 1.19 for the six months ended 30 September 2007 and 1.20 for the six months ended 31 March 2007.

The movements in average exchange rates impacts individual line items as each line is translated at the actual average exchange rate. The average rate for the six months ended 31 March 2008 was 1.1566 compared to 1.1317 for the six months ended 30 September 2007 and 1.1367 for the six months ended 31 March 2007.

Earnings Growth

Westpac’s financial performance in the first half of 2008 was adversely impacted by three material changes in the operating environment:

•                 A steep increase in the cost of wholesale borrowing.  Approximately 48% of Westpac’s balance sheet is funded by wholesale borrowing and the difference between higher funding costs and repricing of customer facilities had a negative impact on interest income of approximately $115 million during the half.

•                 Global and local investment markets experienced a steep decline in value including the ASX200 index which declined 18% since 30 September 2007.  The falls reduced income in our Wealth businesses by lowering the returns on capital invested, and by reducing the Funds Under Management (FUM) and Funds Under Administration (FUA) balances on which fees are charged.  Net operating income in BT Financial Group fell $34 million having increased $33 million in the prior period.

•                 The credit environment in both Australia and New Zealand has continued to experience more difficult trading conditions reflecting changes in funding availability, capital market uncertainty and higher interest rates.  Some corporate entities in Australia also experienced steep declines in their equity value and credit rating.

First Half 2008 – First Half 2007

Net profit after tax (NPAT) increased 34% to $2,202 million, representing 27.2% return on equity(1), and cash earnings increased by 10% to $1,839 million, representing a 22.7% return on equity.  Earnings per ordinary share at 118.0 cents were up 32% on the six months ended 31 March 2007.  Reported net operating income before operating expenses and impairment charges, growth of 18% was eight percentage points higher than the 10% growth in reported expenses leading to a 310 basis point reduction in the reported expense to income ratio to 42.3%.

Reported net interest income growth of 12% was the result of strong volume growth in all key segments, with a 16% increase in loans and a 24% increase in deposits (12% excluding wholesale deposits), partially offset by

(1)	Return on equity is calculated by dividing net profit attributable to equity holders by average ordinary equity.

a 20 basis point decline in net interest margin.  The 20 basis point decline in net interest margin is significantly higher than reported over recent years.

The margin decline was impacted by the difference between the increase in wholesale funding costs and repricing of customer facilities, holding of additional liquid assets and mix impacts from faster paced growth in the relatively lower margin Institutional lending.  There was an underlying 4 basis point decline in asset and liability spread/mix.

Reported non-interest income growth of 28% was impacted by two significant items being the gain on the BTIM IPO ($141 million) and the gain from the Visa Inc IPO ($295 million) during the six months ended 31 March 2008. Adjusting for these and the other cash earnings adjustments and accounting reclassifications(1), non-interest income on a cash earnings basis increased 11% due to growth in fees and commissions and an increased contribution from Markets(2) within our WIB division, consistent with increased market volatility and customer flows. Wealth management and insurance income was flat as a result of falls in market returns and higher insurance claims offsetting volume growth.

Reported expense growth of 10% reflected increased staff and property expenses as we continued to invest in key segments.  First half 2008 also included $8 million in expenses from the recently acquired RAMS franchise distribution business and $43 million of costs incurred on the BTIM IPO relating to disposal costs, amortisation of equity granted to BTIM employees and the impairment of BT New Zealand goodwill. On a cash earnings basis, expenses increased 8% compared to the six months ended 31 March 2007.

Reported impairment charges of $433 million increased by $201 million reflecting both high asset growth and the impacts of a deterioration in the credit environment in both Australia and New Zealand.  Institutional impairment charges were up $146 million as a result of increased provisions for a small number of single name exposures. The overall increase also included an additional $31 million of Group collectively assessed provisions in recognition of the continued dislocation in markets.

Reported income tax expense of $674 million was down 13%, impacted by movements in policyholder tax recoveries. On a cash earnings basis, income tax expense of $716 million reflected a 90 basis point decrease in the effective tax rate to 27.7% primarily due to the release of a $20 million Group tax provision raised in prior periods that was no longer required.

(1)	Refer to Introduction on page 1 for a discussion of our use of cash earnings.
(2)	Markets includes Foreign Exchange, Equities and Equity Derivatives and sales and trading operations in Debt Markets within WIB.

First Half 2008 – Second Half 2007

Net profit after tax increased by 22%, with the 31 March 2008 result impacted by two significant items, being the gain on the BTIM IPO ($106 million after tax) and the gain from the Visa Inc IPO ($205 million after tax). Adjusting for these and the other cash earnings adjustments, cash earnings increased by 1% over a strong second half of 2007.

Reported net interest income growth of 8% was the result of 8% growth in loans and a 10% growth in deposits (5% excluding wholesale deposits), partially offset by margin decline of 9 basis points.

Reported non-interest income increased 14%, which included the gain on the BTIM IPO and the Visa Inc IPO in the six months ended 31 March 2008. Adjusting for these and the other cash earnings adjustments and accounting reclassifications(1), non-interest income on a cash earnings basis decreased 2% driven by a decrease in wealth management and insurance income, combined with lower Markets income from our WIB division after a strong second half in 2007.

Reported expense growth of 6% reflects continued investment in key segments through higher personnel and property costs. The acquisition of the RAMS franchise distribution business also added to expenses in the half as did the $43 million of costs relating to the BTIM IPO.  On a cash earnings basis, expenses increased by 4%.

Reported impairment charges increased by $183 million, mostly reflecting increased provisioning in the Institutional division for a small number of single name exposures.

Reported income tax expense decreased by 21% driven by movements in policyholder tax recoveries.  On a cash earnings basis, the effective tax rate decreased from 30.1% to 27.7% following the release of a Group tax provision which was no longer required.

Market conditions

Since August 2007, the dislocation in global capital markets has created both challenges and opportunities for financial services companies globally.  In particular, the dislocation has led to:

•                 An increase in funding costs in both short and longer term markets as investors have reduced their appetite for risk and investment duration;

•                 Increased volatility in capital, foreign exchange and equity markets; and

•                 Companies coming under stress where their business models have not been able to adapt to the more challenging conditions.

While Westpac has been impacted by these events, our focus on Australian and New Zealand markets has meant we have no direct holdings of US sub-prime or related assets and have not incurred any material write-downs in asset values.

(1)	Refer to Introduction on page 1 for a discussion of our use of cash earnings.

Nevertheless, current market conditions have had a major impact on the operating environment which has had associated impacts on the composition of Westpac’s earnings, balance sheet and performance metrics.  Major impacts include:

•                 Increased liquid assets holdings have significantly impacted reported net interest margin by 13 basis points in the half compared with the first half 2007.  Margins have been affected as the additional liquid assets has a small impact on net interest income, but a larger impact on average interest earning assets;

•                 Higher funding costs have also caused a reduction in interest spreads and margins.  While Westpac has passed on some of the higher funding costs to customers, full recovery has not been achieved due to the delay in repricing the portfolio and a desire to achieve a balanced outcome across all stakeholders;

•                 Increased corporate and institutional lending following the virtual closure of capital markets and a reduction in local lending by some international banks; and

•                 Increased volatility in financial markets has seen more customer transactions from hedging activities and increased trading opportunities.  These trends have contributed to a strong Markets performance in the half.

Funding and Liquidity

The impact of current market conditions has been particularly apparent in the Group’s funding and liquidity activities.  In responding to these conditions Westpac has been proactive, initially taking the view that the capital market dislocation was likely to have longer lasting effects rather than being a short term event.  As a result, Westpac sought to improve its resilience and flexibility by:

•                 Increasing its liquid asset holdings to around $34 billion to improve its flexibility in accessing markets.  Additional liquidity enables the Group to be more selective in its funding activities.  In particular, the level of liquid assets held allows the Group to avoid recourse to funding in international markets for over 6 months;

•                 Continuing to access domestic and international term markets through the period, such that at 31 March 2008 the Group had completed over 75% of its projected 2008 term funding requirement with term funding achieved with an average duration of 2.6 years;

•                 Ensuring that its divisions were given the appropriate pricing signals by progressively passing on the higher funding costs to operating business units.  As a result, higher funding costs were increasingly reflected in product pricing from October 2007; and

•                 Further developing the strength of Westpac’s funding franchise by more frequent and comprehensive market communication and by raising funds in markets that have not been accessed for some time, including Switzerland and Japan.

The active management of Westpac’s term funding maturity profile has ensured that the Group does not face any significant additional refinancing tasks in the foreseeable future. In 2009, Westpac’s term funding requirement (incorporating both portfolio growth and maturing facilities) is not expected to exceed $25 billion.  This is $5 billion less than Westpac’s estimated 2008 term funding program.

Principal Risks and Uncertainties

The principal risks and uncertainties faced by the Group remain as discussed in the ‘Risk factors’ section of Westpac’s 2007 Annual Report on Form 20F filed with the US Securities and Exchange Commission.

With respect to the remaining six months of the year, there is a heightened principal area of risk which could have a significant impact on the Group’s performance during that period and cause actual results to differ from historical results, as set out below.

Financial institutions are subject to changing conditions in global capital markets. Recently global capital markets have been exposed to particular instability influenced by factors such as the deterioration in the sub-prime mortgage market in the United States.

The current dislocation in global capital markets presents challenges for the Group and other financial institutions that rely on regular access to the capital markets to fund their operations. As at 31 March 2008, approximately 52% of the Group’s funding was provided by retail deposits and 48% by wholesale funding from the global capital markets.

These challenges created by the current global markets dislocation include:

•                 higher wholesale funding costs;

•                 reduced availability of longer term funding; and

•                 significant market volatility.

Through the normal course of its institutional business, the Group also has credit exposure to counterparties who may be impacted by the disruptions to markets, either through losses associated with the US sub-prime mortgage market, the reduced availability of funding or the higher cost of funding.

The duration and extent of dislocation in global capital markets are unknown and continuation of these conditions could adversely affect the Group’s financial performance or financial condition.

Business Unit Net Profit After Tax Summary

Net profit after tax compared to the six months ended 31 March 2007:

Consumer Financial Services (CFS)

•      Up $39 million (10%) - Good earnings growth partially restrained by higher funding costs

Business Financial Services (BFS)

•      Up $60 million (13%) - Quality of balance sheet driving returns

Westpac Institutional Bank (WIB)

•      Down $16 million (6%) - Strong revenues offset by higher impairment charges

BT Financial Group (BTFG)

•      Down $21 million (10%) - Adverse market conditions impacting growth

New Zealand

•      Up NZ$27 million (12%) - Continuing the turnaround with solid growth

Pacific Banking

•      Up $11 million (32%) - Strong asset growth and foreign exchange income

Group Business Unit (GBU)

•      Up $469 million - Two significant asset sales, Group items and strong Treasury performance offset additional collectively assessed provision

(1)	The Group Business Unit includes the results of Treasury, Structured Finance and the Corporate Centre.

3.3                            REVIEW OF EARNINGS

Section 3 Review of Group Operations focuses on our Group results and key drivers for movements, with reference to our core business units.  For more detailed commentary at the business unit level, refer to Section 4 Business Unit Performance.

3.3.1                     Net Interest Income

Reported net interest income of $3,470 million was $381 million (12%) up on the six months ended 31 March 2007 and $246 million (8%) up on the six months ended 30 September 2007.

After cash earnings adjustments, net interest income on a cash earnings basis was $3,466 million, up $377 million or 12% on the six months ended 31 March 2007 and up $242 million or 8% on the six months ended 30 September 2007.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Reported net-interest income(1)	3,470	3,224	3,089	8	12
Cash earnings adjustments(2)	(4)	—	—	—	—
Net interest income (cash earnings basis)(1)	3,466	3,224	3,089	8	12

First Half 2008 – First Half 2007

Net interest income was up 12% compared to the six months ended 31 March 2007. The key driver for this growth was the 23% increase in average interest earning assets partially offset by a 20 basis point decrease in margins. Of the 23% increase in average interest earning assets, 8% was due to the full period impact of increased liquid asset holdings. There is minimal impact on net interest income from holding additional liquid assets.

First Half 2008 – Second Half 2007

Net interest income was up 8% compared to the six months ended 30 September 2007. Growth in average interest earning assets was 12% and interest margins decreased 9 basis points. 6% of the growth in average interest earning assets relates to higher holdings of liquid assets.

(1)

Refer to Section 8.1, pages 126 - 128 for a detailed reconciliation between reported net-interest income and net-interest income on a cash earnings basis. The commentary above is reflected on cash earnings basis and does not directly line up with Note 4 in Section 5.

(2)	Refer to the Introduction on page 1 for an explanation of cash earnings adjustments and the policyholder tax recoveries reclassification.

Loans(1)

	As at	As at	As at	% Mov’t	% Mov’t
	31 March	30 Sept	31 March	Sept 07-	Mar 07-
$m	2008	2007	2007	Mar 08	Mar 08
Business Unit
Consumer Financial Services	142,558	134,421	126,673	6	13
Housing	133,129	125,128	117,488	6	13
Personal (loans and cards)	9,429	9,293	9,185	1	3
Business Financial Services	56,542	53,067	47,944	7	18
Westpac Institutional Bank	54,173	46,848	41,068	16	32
New Zealand(2) (NZ$)	45,090	42,714	40,129	6	12
BT Financial Group(3)	570	489	430	17	33
Pacific Banking	1,304	1,168	1,195	12	9

Group
Net loans	294,676	272,545	253,238	8	16

First Half 2008 – First Half 2007

Net loans increased by 16% or $41.4 billion from 31 March 2007.

In aggregate, growth in Australia(4) was 17%, compared to system(5) credit growth of 15%(6) during the period.  In New Zealand(4), loan growth was 14% compared to system growth of 13%(7).

The increase was due to:

•      CFS lending up 13% or $15.9 billion, predominantly in mortgages ($15.6 billion or 13%) with growth for the period at 1.2 (6) times system. Cards growth was more modest, particularly in non-Westpac branded cards;

•      BFS lending up 18% or $8.6 billion, with growth across all segments, boosted by the investment in customer serving employees throughout 2007;

•      Corporate lending in WIB up 32% or $13.1 billion. Strong Australian business investment was combined with market developments that increased the demand for bank financing; and

•      New Zealand lending up NZ$5.0 billion (12%), driven by continued strength in fixed rate housing and business lending.

First Half 2008 – Second Half 2007

Net loans were up 8% or $22.1 billion from 30 September 2007. Highlights included:

•      Consumer lending up 6% or $8.1 billion, predominantly in mortgages up $8.0 billion or 6%;

•      Business lending up 7% or $3.5 billion with particularly solid growth in Western Australia, Queensland and Victoria;

•      Institutional lending in WIB up 16% or $7.3 billion, with increased demand for shorter-term financing; and

•      In New Zealand, loan growth was NZ$2.4 billion (6%) mainly driven by fixed rate housing and business lending.

(1)  Loan balances as at balance sheet date (spot).

(2)  New Zealand comprises our New Zealand retail banking operations and wealth management businesses.

(3)  BTFG includes Private Bank Asia only. Other Private Bank assets are predominantly included in CFS, the product manufacturer.

(4)  Australian growth is a geographic view comprising BFS, CFS and the Australian loans in WIB.  New Zealand growth is a geographic view comprising New Zealand retail and the New Zealand loans in WIB.

(5)  System refers to the overall market growth across all financial institutions for a product, or group of products, in the relevant geography.

(6)  Source: Reserve Bank of Australia (RBA) 12 months to March 2008.

(7)  Source: Reserve Bank of New Zealand (RBNZ) 12 months to February 2008.

Deposits(1)

	As at	As at	As at	% Mov’t	% Mov’t
	31 March	30 Sept	31 March	Sept 07-	Mar 07-
$m	2008	2007	2007	Mar 08	Mar 08
Business Unit
Consumer Financial Services	61,367	56,892	53,874	8	14
Business Financial Services	46,545	46,533	42,856	—	9
Business	28,453	28,184	25,479	1	12
Working Capital	18,092	18,349	17,377	(1)	4
Westpac Institutional Bank(2)	9,190	8,615	8,202	7	12
New Zealand(2),(3)(NZ$)	26,540	25,019	23,104	6	15
BT Financial Group(4)	1,255	1,327	1,342	(5)	(6)
Pacific Banking	1,799	1,592	1,497	13	20

Other(5)	76,934	62,847	49,507	22	55

Group
Total Deposits	220,053	199,222	177,715	10	24

First Half 2008 – First Half 2007

Total deposits increased 24% or $42.3 billion since 31 March 2007. Excluding Treasury wholesale deposits, deposits increased $14.9 billion or 12%.

The increase was largely a result of:

•      Australian consumer deposit growth of 14% or $7.5 billion, with growth focused in term deposits and on-line savings products;

•      Australian business deposit growth in BFS up 12% or $3.0 billion mainly driven by strong growth in on-line savings products;

•      New Zealand deposit growth of 15% or NZ$3.4 billion driven by stronger demand for consumer term deposits and business savings accounts; and

•      Pacific Banking’s deposit growth (20%) was driven by growth in both Papua New Guinea and Fiji.

Treasury wholesale deposits increased $27.4 billion (55%), supporting the strong customer loan growth and the increase in liquid assets.

First Half 2008 – Second Half 2007

Deposits increased 10% or $20.8 billion since September 2007. Excluding Treasury wholesale deposits, customer deposits increased $6.7 billion or 5%.

The increase was a result of growth of 8% or $4.5 billion in CFS, driven by growth in term deposits from both consumer and business customers and on-line savings products over the half year.

New Zealand deposit growth was 6% or NZ$1.5 billion, driven by targeted special offers contributing to strong growth in consumer term deposits and business savings accounts.

Treasury wholesale deposits increased $14.1 billion (22%).

(1)  Deposit balances as at balance sheet date (spot).

(2)  $0.8 billion and NZ$0.5 billion in money market deposits was transferred from Treasury to WIB and New Zealand, respectively, during the six months ended 30 September 2007.

(3)  New Zealand comprises our New Zealand retail banking operations and wealth management business.

(4)  BTFG includes Private Bank Asia only. Other Private Bank deposits are predominantly included in CFS, the product manufacturer.

(5)  Other deposits primarily comprises wholesale funding in Treasury including Certificates of Deposit.

Margins

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
$m	March 08	Sept 07	March 07	Mar 08		Mar 08
Reported net-interest income(1)	3,470	3,224	3,089	8		12
Cash earnings adjustments(2)	(4)	—	—	—		—
Net interest income (cash earnings basis)	3,466	3,224	3,089	8		12
Tax equivalent gross-up	38	47	54	(19)		(30)
Adjusted net interest income	3,504	3,271	3,143	7		11
Average interest earning assets	342,613	305,173	279,591	12		23
Interest margin (%)	2.05%	2.14%	2.25%	(9	bps)	(20	bps)

First Half 2008 – First Half 2007

Average interest earning assets increased $63.0 billion (23%) to $342.6 billion. Growth was driven by:

•      $41.2 billion (17%) increase in average loans and receivables consistent with growth in spot loan balances during the year; and

•      $15.8 billion (110%) increase in loans to other financial institutions and $5.7 billion (38%) increase in trading securities relating to increased holdings of liquid assets.

Net interest margin for the six months ended 31 March 2008 was 2.05%, 20 basis points lower than the equivalent margin for the six months ended 31 March 2007. The major drivers of this decline include the difference between increases in wholesale funding costs and repricing of customer facilities, a further increase in liquid assets in the half, and the mix impacts from growing relatively lower margin WIB assets faster than other parts of the portfolio.

The tax equivalent gross-up relating to structured finance transactions fell 30% to $38 million reflecting the further run-down in those assets over the last twelve months.

The components of the margin decline were:

•      A decrease in asset spread/mix of 9 basis points, driven by:

•      7 basis point decrease in asset spreads as a result of higher wholesale funding costs. While loans were repriced through the period, the timing and magnitude of these increases were insufficient to fully cover increases in the cost of funds; and

•      2 basis point decrease due to mix impacts from a higher proportion of fixed rate loans in Australia and New Zealand.

(1)  Refer to Section 8.1, pages 126 – 128 for a detailed reconciliation between reported net-interest income and net-interest income on a cash earnings basis. The commentary above is reflected on a cash earnings basis and does not directly line up with Note 4 in Section 5.

(2)  Refer to the Introduction on page 1 for an explanation of cash earnings adjustments.

•      An increase in liability spread/mix of 5 basis points driven by:

•      8 basis point increase in liability spreads from portfolio management activities; and

•      3 basis point decrease due to mix changes, primarily the migration to higher interest deposit accounts (term deposits and on-line savings accounts) in Australia and New Zealand.

•      Reduced contribution from Treasury to net interest margin mainly as a result of the full period impact of increases in liquid assets late in the second half of 2007; and

•      1 basis point impact from lower margin WIB assets growing faster than other parts of the portfolio and a 2 basis point impact due to a change in the portion of Markets income recorded in interest income.

First Half 2008 – Second Half 2007

Average interest earning assets increased $37.4 billion (12%) to $342.6 billion. Growth was driven by:

•      $22.4 billion (8%) increase in average loans and receivables in line with growth in spot loan balances during the year; and

•      $12.3 billion (69%) increase in loans to other financial institutions relating to increased holdings of liquid assets.

Net interest margin for the six months ended 31 March 2008 was 2.05%, 9 basis points lower than the equivalent margin for the six months ended 30 September 2007. This reduction in margin was driven by the market conditions in the first half 2008 and associated increases in wholesale funding costs, repricing activities and higher liquid asset holdings.

The tax equivalent gross-up relating to structured finance transactions fell 19% to $38 million, reflecting the full period impact of the smaller portfolio.

The components of the margin decline were:

•      A decrease in asset spread/mix of 7 basis points driven by:

•      6 basis point decrease in asset spreads as a result of higher wholesale funding costs. While loans were repriced through the period, the timing and magnitude of these increases were insufficient to fully cover the increases in the cost of funds; and

•      1 basis point decrease due to mix impacts from a higher proportion of fixed rate loans in Australia and New Zealand.

•      An increase in liability spread/mix of 4 basis points driven by:

•      5 basis point increase in liability spreads from portfolio management activities; and

•      1 basis point decrease due to mix changes, primarily the migration to higher interest deposit accounts in Australia and New Zealand.

•      Increased contribution from Treasury to net interest margin offset by a 10 basis point reduction from the full period impact of increases in liquid assets late in the second half of 2007; and

•      A 1 basis point impact from lower margin WIB assets growing faster than other parts of the portfolio and a 2 basis point positive impact due to a change in the portion of Markets income recorded in interest income and other small items.

3.3.2      Non-Interest Income

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Reported non-interest income(1)	2,324	2,040	1,820	14	28
Cash earnings adjustments(2)	(514)	(12)	17	large	large
Policyholder tax recoveries(2)	154	(26)	(66)	large	large
Non-interest income (cash earnings basis)(1)	1,964	2,002	1,771	(2)	11

Reported non-interest income increased by $504 million (28%) compared to the six months ended 31 March 2007 and increased $284 million (14%) compared to the six months ended 30 September 2007.

After cash earnings adjustments and reclassifying the policyholder tax recoveries(1), non-interest income on a cash earnings basis was $1,964 million, up $193 million or 11% on the six months ended 31 March 2007 and decreased $38 million or 2% on the six months ended 30 September 2007. The key drivers of this growth are shown in the following table and explained below.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Fees and commissions	966	927	905	4	7
Wealth management and insurance income	575	620	579	(7)	(1)
Trading income	388	400	260	(3)	49
Other income	35	55	27	(36)	30
Non-interest income (cash earnings basis)	1,964	2,002	1,771	(2)	11

First Half 2008 – First Half 2007

Non-interest income was up $193 million (11%) compared to the six months ended 31 March 2007.  The translation of the
New Zealand dollar and associated hedges did not have a material impact on growth compared with the six months ended 31 March 2007.

Fees and commissions were up $61 million (7%).

•      Banking and credit related fees were up $22 million (8%) driven by volume growth in BFS and the Institutional Bank;

•      Transaction fees and commissions were down $2 million, with growth in credit cards income more than offset by lower fees in New Zealand reflecting the full impact of transactional fee reductions introduced in the first half of 2007, and the impact of customers continuing to switch to lower fee transactional products in BFS and CFS; and

•      Other non-risk fee income increased $37 million following new originations and performance fees in the Specialised Capital Group (SCG).

(1)  Refer to Section 8.1, pages 126 – 128 for a detailed reconciliation between reported non-interest income and non-interest income on a cash earnings basis.  The commentary above is reflected on a cash earnings basis and does not directly line up with Note 5 in Section 5.

(2)  Refer to the Introduction on page 1 for an explanation of cash earnings adjustments and the policyholder tax recoveries reclassification.

Wealth management and insurance income declined by $4 million.

	As at	As at	As at	% Mov’t	% Mov’t
	31 March	30 Sept	31 March	Sept 07-	Mar 07-
$bn	2008	2007	2007	Mar 08	Mar 08
Funds under management (FUM)
BT Financial Group	35.3	38.7	40.4	(9)	(13)
Westpac Institutional Bank	9.3	9.4	8.6	(1)	8
New Zealand	1.6	1.6	1.7	—	(6)
Group FUM	46.2	49.7	50.7	(7)	(9)
Funds under administration (FUA) - BT Financial Group(2)	42.4	46.2	39.3	(8)	8
Total FUM/FUA	88.6	95.9	90.0	(8)	(2)

•      BTFG FUM and FUA were impacted by adverse investment market performance resulting in lower wealth management revenue for the six months ended 31 March 2008.  The negative impact of movements in markets on our funds was 13% since
31 March 2007;

•      Net outflows(1) for BTFG FUM were $2.4 billion since 31 March 2007. Excluding the exit of Blackrock(3), net inflows were $0.7 billion. Net inflows for BTFG FUA were $7.4 billion over the same period, representing a 19% increase in FUA;

•      BTFG FUM margins increased 4 basis points and BTFG FUA margins increased compared to the first half 2007; and

•      Insurance income declined by $14 million as a result of increased General and Life insurance claims. In-force premiums increased 12% for Life and General Insurance gross written premium increased 6%.

Trading income, incorporating market sales and risk management income, increased $128 million (49%) compared to 31 March 2007.  This result was driven by the Institutional Bank, with Markets income up $119 million, largely from strong sales and trading growth in Foreign Exchange and Energy.

Other income increased $8 million, predominantly due to the sale of assets in the Specialised Capital Group (SCG).

First Half 2008 – Second Half 2007

Non-interest income was down $38 million (2%) compared to the six months ended 30 September 2007.  The translation of the
New Zealand dollar and associated hedges did not have a material impact on growth.

Fees and commissions were up $39 million (4%).

•      Banking and credit related fees increased $23 million (9%) from growth in lending in BFS and increased loan activity in the Institutional Bank;

•      Transaction fees and commissions were up $9 million driven by growth in credit card income.  This was partially offset by the impact of customers continuing to switch to lower fee transactional deposit products and a reduced contribution from the Institutional Bank; and

•      Other non-risk fee income was up $14 million driven by increased income from SCG as several deals closed this half.

Wealth management and insurance income declined $45 million (7%).

•      BTFG FUM and BTFG FUA declined by 9% and 8%, respectively.  This decline, and the resulting impact on wealth management income, traces back to the adverse investment market movements that occurred in the first half of 2008;

•      Net FUA inflows for the half were $2.1 billion, representing a 5% increase in FUA and net inflows for FUM were $1.0 billion, a 3% increase since 30 September 2007.  FUM performance was impacted by lower

(1)  Net flows represent the net of sales and redemptions. The impact of market movements is excluded.

(2)  FUA for 31 March 2007 has been restated by $8.5 billion for the Governance Advisory Services (GAS) business that was transitioned into a new entity called Regnan in May 2007.

(3)  During the second half of 2007, BTFG exited the Blackrock institutional mandate due to the merger of Blackrock and Merrill Lynch. $3.1 billion was exited in the second half of 2007.

contributions to superannuation investments due to recent market volatility and lower investment performance;

•      Weaker markets also impacted returns on capital invested by $36 million; and

•      Insurance income declined by $11 million, impacted by higher claims.

Trading income was down $12 million on a previously strong half, with the contribution from the Institutional

Bank up $4 million, offset by a decline in Treasury foreign exchange income.

Other income was down $20 million, with $20 million of research and development (R&D) rebates(1) recognised in the six months to 31 March 2008 compared to $40 million recognised in the six months ended 30 September 2007.

(1)  R&D rebates recognised in non-interest income relating to qualifying technology development expenditure.

Markets

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Net interest income	(8)	(18)	8	56	(200)
Non-interest income	335	349	245	(4)	37
Trading income	352	348	233	1	51
Other non-interest income	(17)	1	12	large	large
Total Markets income(1)	327	331	253	(1)	29

First Half 2008 – First Half 2007

Markets income increased by $74 million (29%) compared to the six months ended 31 March 2007. This increase was the result of a strong trading and sales performance in Foreign Exchange and Energy, up $74 million. Trading income also benefited from fair value gains on credit derivative positions in Debt Markets, which has partially offset other impacts from the deteriorating credit environment.

Volatile markets also contributed to an adverse result for the Equity Derivatives business compared to the six months ended
31 March 2007.

First Half 2008 – Second Half 2007

Markets income decreased $4 million (1%) compared to the six months ended 30 September 2007. Gains on credit derivatives in the six months ended 31 March 2008 were offset by declines in other Markets income. The Foreign Exchange and Energy trading result continued to show strong returns but this was lower than the result recorded in the six months ended 30 September 2007.  Equity Derivatives trading income was also lower.

Value at Risk (VaR)

In the first half 2008 Westpac reported an increase in its measured VaR. The change in VaR principally relates to the increased volatility across markets(2).

The impact of higher volatility is reflected in an increase in the average daily VaR to $7.1 million in the six months ended
31 March 2008 from the average daily VaR of $5.3 million in the six months ended 30 September 2007 and $4.7 million in the six months ended 31 March 2007.

Given the expansion of our trading operations over recent years, including into Energy, Equities and Commodities, and the recent market volatility, Westpac has reviewed its VaR limits and the Board has approved an increase in the limit from $15 million to $25 million.

This new limit reflects analysis of VaR outcomes in the more volatile market conditions, growth in our business since 2004 when the limit was last reviewed and the overall modest level of aggregate risk.

(1)  Total Markets income includes income from Foreign Exchange, Equities and Equity Derivatives and Sales and trading operations in Debt Markets within WIB.

(2)  VaR measures the potential size of loss for a given confidence level. Volatility is a key component in the VaR calculation and higher volatility increases VaR for the same given position.

3.3.3       Operating Expenses

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Reported expenses(1)	(2,452)	(2,314)	(2,229)	(6)	(10)
Cash earnings adjustments(2)	43	—	—	—	—
Expenses (cash earnings basis)(1)	(2,409)	(2,314)	(2,229)	(4)	(8)

Reported operating expenses of $2,452 million were $223 million (10%) up on the six months ended 31 March 2007 and $138 million (6%) on the six months ended 30 September 2007.

After cash earnings adjustments, operating expenses on a cash earnings basis were $2,409 million, up $180 million or 8% on the six months ended 31 March 2007 and up $95 million or 4% on the six months ended 30 September 2007. The key drivers of this growth are shown in the following table and explained below.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Salaries & other staff expenses	(1,378)	(1,334)	(1,223)	(3)	(13)
Equipment & occupancy expenses	(336)	(319)	(309)	(5)	(9)
Other expenses	(695)	(661)	(697)	(5)	—
Total expenses (cash earnings basis)	(2,409)	(2,314)	(2,229)	(4)	(8)

First Half 2008 – First Half 2007

Operating expenses were up 8% or $180 million compared to the six months ended 31 March 2007. The Group’s expense to income ratio on a cash earnings basis improved by 150 basis points to 44.4%. The translation of New Zealand earnings did not have a material impact on expense growth.

(1)  Refer to the section 8.1 pages 126 – 128 for a detailed reconciliation between reported expenses and expenses on a cash earnings basis. The commentary above is reflected on a cash earnings basis and does not directly line up with Note 6 in section 5.

(2)  Refer to introduction on page 1 for an explanation of cash earnings adjustments.

Salaries and Other Staff Expenses

Salaries and other staff expenses increased by 13% due to:

•      FTE(1) increased by 1,449 employees across the Group, with growth driven primarily by relatively higher cost customer serving employees, including additional Business bankers in BFS, additional branch employees in CFS, additional RAMS franchise distribution business employees and call centre representatives in BTFG due to higher activity and current market conditions;

•      Fixed salary increase of 4% and other market related increases;

•      Additional costs (including additional FTE) of $8 million as a result of the acquisition of the RAMS franchise distribution business; and

•      An increase in variable performance related pay in line with higher Markets income.

Equipment and Occupancy Expenses

Equipment and occupancy expenses were up $27 million (9%) compared to the six months ended 31 March 2007 due to:

•      An increase in operating lease rentals of $12 million as a result of market related increases from renewal of existing leases as well as 14 additional retail branches and business banking centres. The sale and lease back of the Bedford Park (Adelaide Contact Centre) property in the first half of 2008 also contributed to the increase; and

•      $6 million increase due to depreciation largely relating to the fit-out of Westpac Place and new retail and business banking sites.

Other Expenses

Other expenses were flat, with advertising costs lower due to the delay of advertising activity during the Australian Federal election with this reduction being offset by other small cost increases.

Compliance

Expenditure on major compliance programs increased $10 million compared to the six months ended 31 March 2007 to $26 million. Major compliance expenses included Basel II ($10 million) and Anti-Money Laundering ($10 million).

First Half 2008 – Second Half 2007

Operating expenses were up 4% or $95 million compared to the six months ended 30 September 2007. The Group’s expense to income ratio on a cash earnings basis increased by 10 basis points to 44.4%. The translation of New Zealand earnings did not have a material impact on expense growth.

Salaries and Other Staff Expenses

Salaries and other staff expenses were up 3% due to fixed pay increases of 4% during the period combined with the increase in customer serving staff and the acquisition of the RAMS franchise distribution business.

Equipment and Occupancy Costs

Equipment and occupancy expenses were up $17 million (5%) due to an increase in operating lease rentals of $18 million driven by market related increases from renewal of existing leases and the sale and lease back of the Bedford Park property in the half.

Other Expenses

Other expenses were up $34 million (5%) driven by a reduction in the level of rebates on our outsourcing contracts and additional legal activity.

(1)  Full Time Equivalent Employees.

Compliance

Expenditure on major compliance programs increased $6 million on the six months ended 30 September 2007 to $26 million, principally Anti-Money Laundering (up $6 million).

Capitalised Software

First Half 2008 – First Half 2007

Capitalised software balances increased $63 million to $548 million compared to six months ended 31 March 2007. Major investments contributing to the $63 million increase included:

•      FX system replacement project which is enhancing the pricing, risk management, settlement and accounting for the global foreign exchange business. Capitalised costs relating to the system increased by $17 million;

•      Projects relating to strengthening customer security, including enhancements to authentication and channel security. Capitalised costs relating to these systems increased $17 million;

•      Unsecured lending platform, which has improved the internet application process for credit cards and also delivered improved functionality to branches, contact centres and back office operations. Capitalised costs in relation to the system increased $11 million;

•      Super for Life, which is a project that is delivering a new superannuation product. Capitalised costs relating to the system for the product increased by $9 million; and

•      Capitalised costs acquired as part of the RAMS franchise distribution business acquisition of $5 million.

First Half 2008 – Second Half 2007

Capitalised software balances increased $21 million on the six months ended 30 September 2007. The key investments included FX replacement, customer security, unsecured lending platform and RAMS franchise distribution business.

Full Time Equivalent Employees (FTE)

	As at	As at	As at	Mov’t	Mov’t
	31 March	30 Sept	31 March	Sept 07-	Mar 07-
Analysis of movement in FTE	2008	2007	2007	Mar 08	Mar 08
Permanent employees	26,955	25,903	25,636	1,052	1,319
Temporary employees	1,806	2,115	1,676	(309)	130
Total FTE employees	28,761	28,018	27,312	743	1,449

First Half 2008 – First Half 2007

Group FTE increased by 1,449 compared to 31 March 2007. This was driven by:

•      An additional 530 FTE in CFS, including 160 employees as a result of the acquisition of the RAMS franchise distribution business and 161 additional branch sales and servicing employees;

•      An additional 573 FTE in BFS, with 427 customer serving employees reflecting the continued investment in business bankers;

•      An additional 139 FTE in WIB, including 82 customer serving employees both domestically and offshore;

•      An additional 141 FTE in BTFG, reflecting increases in customer serving employees across call centres and operations employees supporting higher activity and changes in superannuation legislation; and

•      FTE in New Zealand decreased over the period.

First Half 2008 – Second Half 2007

Group FTE increased by 743 compared to 30 September 2007. This was driven by:

•      An additional 439 FTE in CFS, with 160 employees associated with the acquisition of the RAMS franchise and 112 additional branch sales and servicing employees;

•      An additional 356 FTE in BFS, with 268 customer serving employees reflecting the continued investment in business bankers;

•      An additional 60 FTE in New Zealand;

•      An additional 19 FTE in WIB; and

•      FTE in Technology and Operations decreased over the period.

3.3.4      Impairment Charges

Reported impairment charges of $433 million were $201 million (87%) up on the six months ended 31 March 2007 and $183 million (73%) up on the six months ended 30 September 2007. There were no adjustments between reported impairment charges and impairment charges on a cash earnings basis over these periods.

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
New individually assessed provisions (IAP)	(226)	(88)	(42)	(157)	large
Write-backs	28	48	22	(42)	27
Recoveries	17	14	8	21	113
Total IAP, write-backs and recoveries	(181)	(26)	(12)	large	large
Write-offs	(175)	(171)	(131)	(2)	(34)
Other changes in collectively assessed provisions	(77)	(53)	(89)	(45)	13
Total new collectively assessed provisions	(252)	(224)	(220)	(13)	(15)
Total impairment charges	(433)	(250)	(232)	(73)	(87)

First Half 2008 – First Half 2007

Total impairment charges of $433 million were $201 million (87%) higher than the six months ended 31 March 2007 representing 30 basis points of average gross loans, up 11 basis points.

Key movements were:

•      Individually assessed provisions were $184 million higher, due to:

•      Institutional Bank ($140 million) primarily comprising of exposure to a small number of accounts; and

•      Business banking in Australia ($32 million) and New Zealand ($15 million) driven by deteriorating credit conditions as a consequence of higher interest rates.

•      New collectively assessed provisions were up $32 million due to:

•      Write-offs increasing by $44 million primarily as a result of seasoning of the credit card portfolio following strong growth in prior periods;

•      A net increase of $6 million in the Institutional Bank as additional provisions of $48 million relating to one exposure were offset by changes to the composition of the portfolio ($15 million), and a $27 million release from collectively assessed provisions as two exposures were transferred to impaired;

•      An additional $31 million for the continuing effects of the dislocation of the global capital markets was added to the economic overlay provision raised in the second half of 2007; and

•      Offset by lower provisions in the six months ended 31 March 2008 of $49 million, mainly comprising lower Australian consumer growth ($32 million), predominantly cards, and a non-recurring provision raised in the prior period for the adverse economic and political events in the Pacific region ($12 million).

First Half 2008 – Second Half 2007

Impairment charges were $183 million (73%) higher over the six months to 31 March 2008.

Key movements were:

•      Higher individually assessed provisions of $127 million in the Institutional Bank;

•      While write-offs were relatively unchanged from the prior period, new collectively assessed provisions were up $28 million, predominantly due to seasonal increases in delinquencies across all portfolios; and

•      Write-backs decreased by $20 million primarily in the Institutional Bank compared to the six months ended 30 September 2007.

3.3.5      Tax Expense

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Reported income tax expense(1)	(674)	(857)	(773)	21	13
Cash earnings adjustments(2)	112	31	20	large	large
Policyholder tax recoveries(2)	(154)	26	66	large	large
Income tax expense (cash earnings basis)(1)	(716)	(800)	(687)	11	(4)

The reported tax expense of $674 million decreased by $99 million (13%) compared to the six months ended 31 March 2007 and decreased by $183 million (21%) compared to the six months ended 30 September 2007. The effective tax rate on a reported basis was 23.1% for the six months ended 31 March 2008, compared to 31.7% for the six months ended 30 September 2007 and 31.6% for the six months ended 31 March 2007. After cash earnings adjustments and reclassifying the policyholder tax recoveries(1), the tax expense on a cash earnings basis was $29 million higher on the six months ended 31 March 2007 and $84 million lower on the six months ended 30 September 2007. The drivers of the movement in the effective tax rate on a cash earnings basis are explained below.

First Half 2008 – First Half 2007 (up $29 million)

The effective tax rate for the six months ended 31 March 2008 decreased 90 basis points to 27.7% compared to the six months ended 31 March 2007. This was due primarily to a $20 million reduction in the Group’s tax provision following the assessed level of tax provisioning falling in the first half of 2008 as several matters were resolved. The first half of 2007 included an increase to this provision of $12 million. Adjusting for the provisions, the normalised tax rate was consistent with the prior period.

First Half 2008 – Second Half 2007 (down $84 million)

The effective tax rate for the six months ended 31 March 2008 decreased 240 basis points compared to the six months ended
30 September 2007 largely due to the adjustments to provisions outlined above.

NZIRD Review

The New Zealand Inland Revenue Department (NZIRD) has reviewed a number of structured finance transactions undertaken in
New Zealand and has issued amended assessments in respect of nine transactions, three undertaken in the 1999 tax year, two undertaken in the 2000 tax year, two undertaken in the 2001 tax year and two undertaken in the 2002 tax year. The amended assessments relate to the 1999-2005 tax years. The overall primary tax in dispute is approximately NZ$586 million (A$507 million). With interest (net of tax) this increases to approximately NZ$850 million (A$736 million) (calculated to 31 March 2008).

Proceedings disputing the amended assessments with respect to the 1999, 2000, 2001 and 2002 tax years have commenced and proceedings disputing the 2003, 2004 and 2005 tax years’ amended assessments will be commenced shortly. Westpac is confident that the tax treatment applied in all cases is correct. A ruling was sought from the NZIRD on an early transaction in 1999. Following extensive review by the NZIRD, the ruling was issued in 2001. The principles underlying that ruling are applicable to, and have been followed in, all other transactions.

There are no further transactions or tax years subject to the review (other than the transaction in relation to which Westpac received the binding ruling).

(1)     Refer to Section 8.1, pages 126 - 128 for a detailed reconciliation between reported tax expense and tax expense on a cash earnings basis.

(2)     Refer to the Introduction on page 1 for an explanation of cash earnings adjustments and the policyholder tax recoveries reclassification.

3.3.6      Minority Interests(1)

The expense for minority interests of $33 million for the six months ended 31 March 2008 decreased by $1 million on the six months ended 31 March 2007 and was unchanged against the six months ended 30 September 2007. The minority interests primarily represent distributions of our hybrid equity instruments TPS 2003(1) and TPS 2006(1), as well as other minority interests, including the portion of BTIM that Westpac does not own.

(1) Minority interests reflects distributions on TPS 2003 and TPS 2006.

•    There were 750,000 TPS 2003 issued in the United States of America at US$1,000 each on 13 August 2003, with noncumulative semi-annual distributions (31 March and 30 September) in arrears at the annual rate of 5.819% up to but excluding 30 September 2013. From, and including, 30 September 2013 the 2003 TPS will pay non-cumulative quarterly distributions (31 December, 31 March, 30 June and 30 September) in arrears at a floating rate of LIBOR plus 2.05% per year.

•    A Westpac controlled entity, Westpac TPS Trust, issued 7,627,375 2006 TPS in Australia at $100 each on 21 June 2006. The 2006 TPS are preferred units in the Westpac TPS Trust, with non-cumulative floating rate distributions which are expected to be fully franked. Westpac TPS Trust also issued one ordinary unit with an issue price of $100 to Westpac. Westpac, as holder of the ordinary unit, is entitled to any residual income or assets of the Westpac TPS Trust not distributed to holders of 2006 TPS. The 2006 TPS are scheduled to pay quarterly distributions (30 September, 31 December, 31 March and 30 June) in arrears, subject to certain conditions being satisfied. The distribution rate on 2006 TPS, until 30 June 2016 (the step-up date) is calculated as the Australian bank bill rate plus 1% per annum (the initial margin) multiplied by one minus the Australian corporate tax rate (30% at the time of issue). After the step-up date, the initial margin will increase by a one time step-up of 1% per annum.

3.4         CREDIT QUALITY

The credit cycle in Australia and New Zealand reached a trough around 2005 and Westpac has since experienced a steady increase in impairment charges, higher provisioning levels and increases in delinquencies across the portfolio.

In the first half of 2008 the cycle continued to turn, although the dislocation in capital markets has accelerated the trend, creating challenges for corporates and institutions that are highly leveraged, financially complex and have large near term financing requirements. Interest rates, which have been increasing through the half, also contributed to this trend.

The Australian economy remains in good shape with sound growth and relatively low unemployment although this growth is likely to be uneven across the country.

The net impact of the above trends has led to a rise in stressed exposures across Institutional Banking and in business banking in Australia and New Zealand. New stressed loans have increased in part due to the current market conditions, higher interest rates and, in New Zealand, the continuing strength of the New Zealand dollar.

Westpac has been progressively responding to these trends over recent years including boosting its collection resources and systems in 2006, tightening credit standards in 2007 and maintaining healthy provision levels.

In response to the current conditions, Westpac commenced a number of initiatives to further test the strength of the portfolio and ensure a better alignment between risk and reward. This has included conducting both specific and general portfolio reviews and additional stress testing of the consumer portfolios. Westpac’s economic provision (included in our collectively assessed provisions) has been increased by $31 million during the half in response to the above conditions. The economic component of the collectively assessed provision now totals $213 million.

Key trends by portfolio include:

•      The Institutional bank has experienced an increase in stressed exposure levels due to a large financial institution exposure that was impacted by the current market dislocation. One large corporate exposure also deteriorated during the half. The Margin Lending portfolio has experienced one significant impairment charge over the half and through this period we have reduced our concentrations within this portfolio;

•      Australian business banking delinquencies in the product priced portfolio have improved slightly, while stressed exposures have increased as higher interest rates impact more leveraged customers;

•      Australian consumer banking delinquencies have increased across both the mortgage and cards portfolios driven by higher interest rates partially mitigated by continued low levels of unemployment and targeted risk based collections strategies and operational efficiencies. Delinquencies are expected to continue to trend upwards as higher interest rates impact customers’ ability to service their facilities with some regions showing particular stress;

•      Delinquencies in the New Zealand mortgage and credit card portfolios and business stressed exposures have increased as the economy continues to suffer from high interest rates and the strong New Zealand dollar. While unemployment is low, rising energy and interest costs are leading to lower business and consumer confidence;

•      Impaired assets to gross loans have increased from recent lows; 0.32% at 31 March 2008 compared with 0.22% at 31 March 2007 (0.20% at 30 September 2007). This increase was driven primarily by deterioration in a single corporate exposure (as referred to above). Two impaired exposures were greater than $50 million, accounting for 33% of total impaired assets. A further 14 impaired exposures were between $5 million and $50 million; and

•      Westpac lifted overall provisioning levels during the half. Provision coverage levels have remained broadly steady from the 30 September 2007 levels with total provisions to risk weighted assets (Basel II) at 100 basis points at 31 March 2008 compared with 92 basis points at 30 September 2007 (Basel II pro-forma). Total impaired provisions to total impaired assets coverage decreased to 44.2% from 49.2% at 31 March 2007 and 30 September 2007. The decrease reflects appropriate provisioning for new individually impaired assets raised during the half.

3.4.1      Credit Quality Key Metrics

Stressed Exposures - Exposure by Credit Grade
as a % of Total Committed Exposures	1H08	2H07	1H07	2H06
Impaired	0.21%	0.13%	0.15%	0.14%
90 days past due, well secured	0.13%	0.13%	0.15%	0.14%
Watchlist and substandard	0.66%	0.62%	0.53%	0.53%
Total Stressed Exposures	1.00%	0.88%	0.83%	0.81%

Australian Business Banking Portfolio	1H08	2H07	1H07	2H06
90 days past due (3 month moving average)	0.59%	0.62%	0.61%	0.61%

5 year historic average = 0.61%

10 year historic average = 0.86%

Other consumer loans	1H08	2H07	1H07	2H06
90 days past due	1.08%	1.02%	1.02%	0.85%

5 year historic average = 0.90%

10 year historic average = 0.89%

Mortgage Loans	1H08	2H07	1H07	2H06
90 days past due	0.35%	0.31%	0.29%	0.25%

5 year historic average = 0.25%

10 year historic average = 0.23%

Other	1H08		2H07		1H07		2H06
Total impaired assets to gross loans	0.32%		0.20%		0.22%		0.22%
Total impairment provisions to total impaired assets	44.2%		49.2%		49.2%		49.3%
Impairment charges to average loans annualised	30	bps	19	bps	19	bps	17	bps
Annualised write -offs to average loans	13	bps	16	bps	12	bps	15	bps
Total provisions(1),(2) to gross loans	63	bps	62	bps	63	bps	63	bps
Collectively assessed provisions(1),(2) to performing non-housing loans(3)	104	bps	112	bps	114	bps	113	bps

Basel II (4)
Collectively assessed provisions(2) to risk weighted assets	83	bps	84	bps	—		—
Total provisions(2) to risk weighted assets	100	bps	92	bps	—		—

Basel I
Collectively assessed provisions(1) to risk weighted assets	—		67	bps	68	bps	68	bps
Total provisions(1) to risk weighted assets	—		74	bps	76	bps	76	bps

(1)     Includes the APRA required capital deduction of $128 million (pre-tax) at 30 September 2007 and $124 million (pre-tax) at 31 March 2007, which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

(2)     31 March 2008 ratio does not include the Basel II regulatory capital adjustment of $640 million related to differences between regulatory Downturn Expected Loss and accounting provisions.

(3)     Non-housing Loans have been determined on a product basis rather than on a loan purpose basis.

(4)     30 September 2007 Basel II ratios and risk weighted assets are on a ‘pro-forma’ basis, (that is, ratios have been calculated on the basis as if Westpac were compliant with Basel II requirements at 30 September 2007).

3.5          BALANCE SHEET

$m	31 March 2008	30 Sept 2007	31 March 2007	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Assets
Cash	4,109	2,243	3,548	83	16
Due from other financial institutions	30,094	28,379	11,903	6	153
Trading assets, financial assets and available-for-sale securities	27,462	24,505	21,802	12	26
Derivative financial instruments	22,859	24,308	14,355	(6)	59
Loans	294,676	272,545	253,238	8	16
Life insurance assets	13,407	15,456	15,390	(13)	(13)
Other assets	9,110	7,385	7,964	23	14
Total assets	401,717	374,821	328,200	7	22
Liabilities
Due to other financial institutions	13,776	9,133	14,710	51	(6)
Deposits	220,053	199,222	177,715	10	24
Trading liabilities and other financial liabilities	10,481	8,223	3,784	27	177
Derivative financial instruments	19,627	25,192	14,880	(22)	32
Debt issues	92,397	87,126	73,122	6	26
Life insurance liabilities	12,738	14,392	14,290	(11)	(11)
Loan capital	6,692	7,704	7,089	(13)	(6)
Other liabilities	6,876	5,998	5,786	15	19
Total liabilities	382,640	356,990	311,376	7	23
Equity
Equity attributable to equity holders of WBC	17,157	15,919	14,913	8	15
Minority interests	1,920	1,912	1,911	—	—
Total equity	19,077	17,831	16,824	7	13

First Half 2008 – First Half 2007

The dislocation in global capital markets has been a key driver of the growth and changes to the composition of the balance sheet over the year. The effective closure of securitisation markets and reduced demand by investors for corporate debt has resulted in a significant increase in demand for direct bank finance from our customers. In addition, we have taken a prudent approach to the dislocation in global capital markets by increasing our liquid assets holdings. The growth in these items has been funded by increased customer deposits and wholesale funding. Material movements in the balance sheet were as follows:

Due from other financial institutions (up $18.2 billion (153%))

The growth in amounts due from other financial institutions reflects our strategy to increase liquid asset holdings and represents holdings of other major banks’ securities, and deposits with other banks.

Trading assets, financial assets and available-for-sale securities (up $5.7 billion (26%))

The growth in trading assets also reflects our strategy to increase liquid assets along with higher holdings in our Debt Markets business for customer and hedging purposes.

Derivative financial instruments (asset) (up $8.5 billion (59%))

The growth in derivative financial instruments reflects two key drivers. Firstly, higher notional volumes from increased customer demand for risk management products and hedging of our foreign currency denominated wholesale funding and interest rate risk. Secondly, movements in interest and exchange rates have increased the fair value of these instruments.

Loans (up $41.4 billion (16%))

The growth in loans has been driven by strong customer demand due to both the strength of the Australian and New Zealand economies and the additional impact from the re-intermediation of the banking system.

Deposits (up $42.3 billion (24%))

Customer deposits increased $14.9 billion or 12% as changes in the environment have resulted in a move from equities and other investments into bank deposits. In addition, wholesale deposits increased by $27.4 billion (55%) as we accessed wholesale markets to fund the growth in loans and higher liquid assets.

Trading liabilities and other financial liabilities (up $6.7 billion (177%))

The movement reflects higher balances of securities sold under repurchase agreements and other trading liabilities.

Derivative financial instruments (liability) (up $4.7 billion (32%))

The drivers of growth in derivative financial instrument liabilities are consistent with the drivers of growth in derivative financial instrument assets referred to above.

Debt issues (up $19.3 billion (26%))

The growth in debt issues reflects accessing wholesale funding markets to fund the growth in assets.

First Half 2008 – Second Half 2007

Material movements in the balance sheet were as follows:

Trading assets, financial assets and available-for-sale securities (up $3.0 billion (12%))

The growth in trading assets primarily reflects further increases in liquid asset holdings.

Loans (up $22.1 billion (8%))

The growth in loans has been driven by strong customer demand due to both the strength of the Australian and New Zealand economies and the additional impact from the re-intermediation of the banking system.

Due to other financial institutions (up $4.6 billion (51%))

The growth in due to other financial institutions is mainly due to borrowing for short-term liquidity management.

Deposits (up $20.8 billion (10%))

Customer deposits increased by $6.7 billion. Wholesale deposits increased by $14.1 billion as we accessed wholesale markets to fund the growth in loans and higher liquid asset holdings.

Derivative financial instruments (liability) (down $5.6 billion (22%))

The decline in derivative financial instruments reflects the run off of deals that contributed to the high value of derivative financial instruments at 30 September 2007, following the strength of the Australian dollar in the prior period.

Debt issues (up $5.3 billion (6%))

The growth in debt issues reflects accessing wholesale funding markets.

3.6         CAPITAL AND DIVIDENDS

Capital

Westpac has been accredited by the Australian Prudential Regulation Authority (APRA) to use the Advanced Internal Ratings Based (AIRB) approach for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

While Westpac has received AIRB and AMA accreditation, a number of elements are under consideration by APRA and we are working with APRA to finalise these. This will involve some changes in our Basel II calculation in the future.

Changes are expected in the following areas:

•      APRA will introduce a regulatory capital requirement for interest rate risk in the banking book for 30 September 2008;

•      Refining the measurement of risk weighted assets (RWA) for some credit portfolios where interim measures have been applied. These include residential mortgages and margin lending; and

•      The Financial Stability Forum has recommended that regulators increase capital charges for complex structured credit, financial markets trading books and facilities provided to securitisation conduits.

In the main, these changes will introduce greater convergence between regulatory measures of risk and Westpac’s internal risk management practices.

APRA has introduced a new prudential standard, Australian Prudential Standard (APS) 150, which imposes interim regulatory boundaries on Westpac’s capital position. APRA has advised that regulatory capital relief for at least the first year of operation is subject to transitional arrangements. Given current market conditions, Westpac is not anticipating any release of capital.

APRA has also introduced a regulatory parameter known as the Prudential Capital Ratio (PCR) which will replace the Basel I 8% minimum ratio for total regulatory capital. Finalisation of the PCR is required for Westpac’s determination of its appropriate capital ratio targets.

Accreditation to use advanced Basel II models also requires more granular information about Westpac’s risk profile and the Group is currently preparing to meet the Pillar 3 disclosure requirements of APS 330 for its full year 2008 results.

Measuring regulatory capital

Westpac had not received Basel II accreditation at 30 September 2007, however, pro-forma(1) Adjusted Common Equity (ACE) and Tier I ratios and RWA have been included for 30 September 2007 to provide an indication of the movements in the capital ratios and RWA under Basel II over the half.

The measurement of regulatory capital changed on 1 January 2008. The main differences, as shown below, are that provisions are no longer included in upper Tier 2 capital and that deductions that were previously from Total Regulatory Capital are now 50/50 deductions from Tier 1 and Tier 2 capital. A new 50/50 deduction has been introduced for the difference between Basel Downturn Expected Losses and accounting provisioning. Part of the adjustment effectively removes the deferred tax assets associated with provisions from Total Regulatory Capital.

$m	Tier 1 Capital	Tier 2 Capital	Total capital deductions	Total regulatory capital
Basel I as at 30 September 2007	14,933	7,802	(989)	21,746
Loss of A-IFRS transition relief	(664)	(362)	—	(1,026)
Removal of accounting provisions from regulatory capital	—	(966)	—	(966)
Tangible investments in non-consolidated subsidiaries	(400)	(548)	948	—
Difference between Basel Expected Loss and accounting provisions	(296)	(296)	—	(592)
Securitisation	(54)	(54)	41	(67)
Basel II as at 30 September 2007 (pro-forma)(1)	13,519	5,576	—	19,095
Basel II as at 31 March 2008	13,792	5,098	—	18,890

(1) Calculated on the basis as if Westpac were compliant with Basel II requirements at 30 September 2007.

Measuring RWA

When moving from Basel I to Basel II, Westpac’s decline in credit risk RWA is more than four times as large as the increase in RWA for risks other than credit.  Mortgages are the largest contributor to the decline in RWA, contributing approximately 60% of the fall in credit risk RWA.

	Basel II
		30 September 2007	Basel I
$m	31 March 2008	(pro-forma)	30 September 2007
Mortgages	28,395	24,556	69,849
Other credit	136,163	124,652	155,476
Total credit risk RWA	164,558	149,208	225,325
Non-credit risk RWA	22,405	19,272	2,752
Total RWA	186,963	168,480	228,077

There are three primary differences in the drivers of RWA under Basel II compared with RWA under Basel I:

•                  RWA are highly sensitive to risk grade changes;

•                  Off balance sheet items carry a higher RWA with the percentage of credit risk RWA attributable to off balance sheet items increasing from 12% under Basel I to 26% under Basel II; and

•                  Non-credit risk related RWA has also increased from 1% under Basel 1 to 12% under Basel II.

		Basel II RWA
As at 31 March 2008	Loans	On balance	Off balance
$m	(per note 11)	sheet	sheet	Total
Mortgages	159,992	26,961	1,434	28,395
Other consumer	17,219	9,900	2,016	11,916
Business	119,125	85,657	38,590	124,247
Provision for impairment	(1,660)	—	—	—
Total credit risk	294,676	122,518	42,040	164,558	88%
		74%	26%	100%
Equity risk			237	237
Market risk			5,108	5,108
Operational risk			13,499	13,499
Other assets			3,561	3,561
Total non-credit risk			22,405	22,405	12%
Total	294,676	122,518	64,445	186,963	100%

Key capital ratios

As demonstrated by the 30 September 2007 pro-forma (1) ratios, the transition to Basel II has seen the Group ACE and Tier 1 ratios increase. The increase in the ACE ratio was driven by the 26% decrease in RWA, while the increase in the Tier 1 ratio was driven by the 26% decrease in RWA partially offset by the 9% reduction in capital.

Basel II	31 March 2008	30 September 2007 Pro-forma(1)
Tier 1/ RWA	7.4%	8.0%
ACE / RWA	6.0%	6.1%
RWA ($m)	186,963	168,480

Basel I	30 September 2007	31 March 2007
Tier 1/ RWA	6.5%	6.5%
ACE / RWA	4.5%	4.3%
RWA ($m)	228,077	211,984

ACE Movement

The ACE ratio decreased by 12 basis points over the six months to 31 March 2008.  After increasing by 156 basis points on transition to Basel II, business application and dividends exceeded the increase associated with cash earnings by 45 basis points.

Westpac supported its ACE ratio by issuing new equity during the half (up 13 basis points) and the net impact of the Group’s acquisitions and divestments was also positive (12 basis points).

Westpac’s Tier 1 ratio decreased 64 basis points lower over the six months ended 31 March 2008.  The difference between the decline in the ACE ratio and the decline in the Tier 1 ratio predominantly relates to the redemption of Westpac FIRsTS, which did not impact the ACE ratio.

(1) Calculated on the basis as if Westpac were compliant with Basel II requirements at 30 September 2007.

Dividends

	Half Year	Half Year	Half Year
	March 08	Sept 07	March 07
Ordinary dividend (cents per share)
Interim (fully franked) - proposed dividend	70	—	63
Final (fully franked)	—	68	—
	70	68	63

The Directors have declared a fully franked dividend of 70 cents per share, an increase of 7 cents or 11% over the six months ended 31 March 2007 and 3% over the six months ended 30 September 2007.

This interim dividend represents a payout ratio of 71% on a cash earnings basis.

Our ability to continue to frank dividends remains strong, with our adjusted franking account balance at $423 million as at 31 March 2008 (30 September 2007: $274 million), after allowing for the impact of the interim dividend.

Dividend Reinvestment Plan (DRP)

The Board has determined to satisfy the interim 2008 dividend via the issuance of shares, consistent with prior periods.  No portion of the DRP will be underwritten.

Hybrid Tier 1 Capital

As at 31 March 2008, Westpac had $2.5 billion of innovative Tier 1 capital instruments on issue, having redeemed the Westpac FIRsTS ($666 million) on 31 December 2007.  Total innovative Tier 1 represents 18% of net Tier 1 capital at 31 March 2008.  This figure is below the current hybrid capital limit of 25% of net Tier 1 capital and Westpac has more than $1 billion of unused hybrid capacity.

Current Tier 1 issuance exceeds the limit of 15% of net Tier 1 capital for innovative instruments that APRA introduced on 1 January 2008.  Westpac has received transition relief from APRA to allow innovative equity above 15% to be eligible for inclusion as Tier 1 capital until 1 January 2010.

Contingent Capital

In April 2007 Westpac issued $1 billion of convertible notes through a private placement. These notes may be converted into ordinary shares in certain circumstances, including at Westpac’s election, by giving holders 30 business days notice. Given Westpac’s option to convert these notes into ordinary shares, they are considered to be a contingent source of ordinary share capital. If the notes are not converted into ordinary shares, or  redeemed earlier, they will mature in April 2012. The convertible notes do not currently contribute to our regulatory capital ratios and as they can be exchanged into ordinary shares, the notes are considered dilutive when calculating dilutive earnings per share.

Exchange Rate Risk on Future NZD Earnings

Westpac’s policy in relation to the hedging of the future earnings of our New Zealand retail business is to manage the economic risk where Westpac believes there is a strong likelihood of significant adverse moves in the AUD/NZD exchange rate.  Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged.  Hedges are executed on a pre-tax basis.

The average rate of realised hedges for the six months ended 31 March 2008 was 1.14 compared to a hedge rate of 1.19 for the six months ended 30 September 2007 and 1.20 for the six months ended 31 March 2007.

At 31 March 2008, outstanding hedges relating to 2008 earnings had an average rate of 1.16 (including forward points). Approximately 6 months of forecast New Zealand earnings have been hedged.

3.7          OTHER REGULATORY DEVELOPMENTS

Anti-Money Laundering/Counter Terrorism Financing (AML/CTF)

Westpac is taking appropriate steps to implement the changes required under the AML/CTF legislation and is actively consulting with the regulator, Australian Transactions Reports and Analysis Centre (AUSTRAC) on those implementation activities.  We do not expect our implementation costs to be inconsistent with that of other similarly sized institutions and continue to explore how this investment in knowing our customers can be leveraged for business value.

3.8          CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Enhancing Westpac’s Total Value

Westpac’s strategic focus is to embed corporate responsibility and sustainability practices throughout the business. Key outcomes in the half year included:

•                  Employees:

•                  Lost Time Injury Frequency Rate reduced to 3% as at 31 March 2008 - a reduction of 40% since 2006;

•                  Employee turnover, at 19%, is 2 percentage points below the median for the financial sector.  This is driven by the current full employment conditions in the sector;

•                  Accessibility Action Plan – further enhancement to include support for deaf customers and employees; and

•                  Improved flexibility in paid parental leave, including removal of the six month qualifying period.

•                  Customers:

•                  An additional 70,000 (net) customers opted into e-statements increasing the total number of participants to 432,791 at 29 February 2008 with estimated cumulative savings of over $2.7 million since June 2005;

•                  Launch of BT ‘Super for Life’, which includes investment strategies that have sustainability as a core part of their process. BT Super for Life is fully integrated into Westpac Online banking;

•                  Launch of Westpac Assist to help customers potentially facing financial difficulty. Westpac’s Assist received over 3,500 calls in its first 3 months, directly supporting 1,500 customers with total loan facilities estimated at $140 million; and

•                  Complaints resolution rates(1) at 84% remains above our target of 80%, having improved from 75% in 2002.

•                  Environment:

•                  Established a Carbon and Water Forum in WIB to manage emerging commercial risks and opportunities;

•                  Active engagement and advocacy in the debate on emerging regulatory frameworks for emissions trading in Australia and New Zealand, including direct and industry submissions to the Garnaut Review;

•                  Actively engaged in Australian Financial Markets Association (AFMA) Carbon Market Committee, directly involved in designing the market architecture of the Australian Emissions Trading Scheme;

•                  Launched a new Sustainable Supply Chain Management Code of Conduct setting out the minimum standard of ethical, social and environmental business practices required from Westpac suppliers; and

•                  Examined contracts impacting our direct emissions to develop energy and fuel efficient purchasing policy responses for IT equipment, paper and our car fleet.

External Governance and Sustainability Ratings

Westpac’s governance and sustainability performance was again benchmarked through a range of external assessments. Key external ratings outcomes include:

•                  The only bank, and one of only four companies globally, in the Global FT500 list to achieve a 100-point, Innovest AAA rating in the Carbon Disclosure Project’s 2007 Climate Disclosure Leadership Index;

•                  World Economic Forum: one of the ‘Global 100 Most Sustainable Corporations’ for the third year in a row;

•                  The global banking sector leader 2002-2006 in the Dow Jones Sustainability Index and top three global banking sector ranking for 2001-2007;

•                  Maximum rating of 10.0 by GovernanceMetrics International for the thirteenth consecutive assessment;

•                  Australian Government Equal Opportunity for Women in the Workplace Agency’s (EOWA) Employer of Choice for Women citation for the twelfth consecutive year; and

•                  One of four companies comprising the Australian Corporate Responsibility Index Leaders Network, established by the St James Ethics Centre.

An Interim Environment, Social and Governance (ESG) Performance Report for the half year is available at http://www.westpac.com.au/internet/publish.nsf/Content/WICR+Sustainability+Reports.

(1) % of complaints resolved within 5 days - average for the six months ended 31 March 2008.

4.	BUSINESS UNIT PERFORMANCE	Interim Profit Announcement 2008

4.0              BUSINESS UNIT RESULTS

Business unit results are presented on a management reporting basis.  Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management rather than the legal structure (these results cannot be compared to results for individual legal entities).  Where management reporting structures or accounting classifications have changed, comparatives have been restated and may differ from results previously reported.  Results below are on a cash earnings basis.

Our internal transfer-pricing framework attributes value between business units.  Its primary attributes are:

•                  Treasury funding: product balances are transfer-priced at inter-bank rates according to the tenor of the underlying transactions; and

•                  All overhead costs are allocated to revenue generating businesses, and capital is allocated to business groups using designated risk factors.

				% Mov’t	% Mov’t
Net profit after tax	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Consumer Financial Services	441	437	402	1	10
Business Financial Services	538	501	478	7	13
Westpac Institutional Bank	260	312	276	(17)	(6)
New Zealand(1)	210	212	191	(1)	10
BT Financial Group (Australia)(2)	194	227	215	(15)	(10)
Pacific Banking	45	46	34	(2)	32
Group Business Unit	514	75	45	large	large
Total Group NPAT	2,202	1,810	1,641	22	34
Less Wealth Management
Australia(3)	167	216	201	(23)	(17)
New Zealand	14	17	14	(18)	—
Total Wealth Management	181	233	215	(22)	(16)
Total banking NPAT	2,021	1,577	1,426	28	42

				% Mov't		% Mov't
Expense to income ratio	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
%	March 08	Sept 07	March 07	Mar 08		Mar 08
Consumer Financial Services	55.2%	55.3%	56.4%	10bps		120bps
Business Financial Services	35.1%	35.4%	36.2%	30bps		110bps
Westpac Institutional Bank	39.7%	42.8%	43.0%	310bps		330bps
New Zealand(1)	45.2%	46.5%	48.5%	130bps		330bps
BT Financial Group (Australia)(2)	55.7%	50.2%	49.4%	(550bps	)	(630bps	)
Pacific Banking	30.8%	31.4%	32.6%	60bps		180bps
Total group ratio (reported)	42.3%	44.0%	45.4%	170bps		310bps
Group ratio (cash earnings basis)(4)	44.4%	44.3%	45.9%	(10bps	)	150bps
Wealth Management(5)
Funds Management	60.8%	58.3%	60.4%	(250bps	)	(40bps	)
Insurance	28.8%	26.9%	26.5%	(190bps	)	(230bps	)
Total Wealth Management ratio(6)	54.6%	50.2%	49.8%	(440bps	)	(480bps	)
Total banking ratio (reported)	40.9%	43.1%	44.8%	220bps		390bps
Banking ratio (cash earnings basis)(4)	43.1%	43.5%	45.3%	40bps		220bps

(1)

New Zealand comprises our New Zealand retail banking operations and wealth management businesses including our New Zealand Life business and BT New Zealand. Refer Section 4.5 for New Zealand segment results in New Zealand dollars (converted at the actual average exchange rate for each period).

(2)	BTFG (Australia) represents the Australian wealth management business.
(3)

The definition of Wealth Management – Australia is consistent with prior periods and includes Margin Lending, Private Portfolio Management (PPM), Broking and BT Financial Group (Australia) excluding Private Bank.

(4)

Reflects the impacts of cash earnings adjustments and the policyholder tax recoveries reclassifications. Details of these adjustments are included in Section 8.1 Group Half Year Earnings Reconciliations.

(5)

The definition of Wealth Management is consistent with prior periods and includes Margin Lending, PPM, Broking, the New Zealand wealth management business and BT Financial Group (Australia) excluding Private Bank.

(6)	Reported and cash earnings basis.

4.1          Consumer Financial Services

Consumer Financial Services (CFS) is responsible for sales, servicing and product development for our consumer customers in Australia.  Activities are conducted via our nationwide network of branches, home finance managers (HFMs), specialised consumer relationship managers, call centres, automatic teller machines (ATMs) and internet banking services. CFS includes the management of our third party consumer product relationships and the operation of the RAMS franchise distribution network.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Net interest income	1,378	1,365	1,298	1	6
Non-interest income	291	252	285	15	2
Net operating income before operating expenses and impairment charges	1,669	1,617	1,583	3	5
Operating expenses	(922)	(894)	(893)	(3)	(3)
Impairment charges	(114)	(97)	(123)	(18)	7
Operating profit before tax	633	626	567	1	12
Tax and minority interests	(192)	(189)	(165)	(2)	(16)
Net profit after tax/cash earnings	441	437	402	1	10
Economic profit(1)	443	429	384	3	15
Expense to income ratio (%)(2)	55.2%	55.3%	56.4%	10bps	120bps

	$bn	$bn	$bn
Deposits	61.4	56.9	53.9	8	14
Net loans	142.6	134.4	126.7	6	13
Total assets	146.1	135.6	128.3	8	14

				% Mov’t	% Mov’t
Reconciliation of Economic Profit	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Net profit after tax	441	437	402	1	10
Franking benefit	134	132	116	2	16
Adjusted earnings	575	569	518	1	11
Allocated capital	2,508	2,659	2,563	(6)	(2)
Allocated capital charge (10.5%)	(132)	(140)	(134)	6	1
Economic profit(1)	443	429	384	3	15

(1)	Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average ordinary equity plus 70% of the value of Australian tax paid.
(2)	Calculated as business unit operating expenses excluding impairment charges divided by business unit operating income.

Financial Performance

First Half 2008 – First Half 2007

Features:

•	Net profit after tax up 10%

•	Solid balance sheet growth, with lending up 13% and deposits up 14%

•	Expense growth includes investing in RAMS franchise distribution business and expansion of distribution network

•	Impairment charges down 7%

CFS delivered net profit after tax of $441 million, up $39 million or 10% on the six months ended 31 March 2007.

Net profit after tax was driven by solid balance sheet growth in mortgages and deposits partly offset by margin compression from higher funding costs and delayed pass through of the increase to customers.

Net interest income increased by 6% due to:

•                  Deposit income growth of 18% driven by significant growth in term deposits and online savings accounts. Deposit spreads have improved on the six months ended 31 March 2007 due to funding benefits despite migration to lower yielding products;

•                  Mortgage income decreased 6%. Mortgage spreads compressed by 13 basis points due to higher funding costs. Although loans have been repriced since mid-January 2008, the timing and magnitude of these increases have not been sufficient to fully cover increases in the cost of funds. Mortgage outstandings were up 13% (1.2 times system (1),(2) multiple), with third party originations steady at 38%; and

•                  Cards income increased 5% from a combination of moderate balance sheet growth (2%) and changes to pricing structures.

Non-interest income increased 2%, notwithstanding the inclusion of $17 million of non-recurring income from the sale of our interest in MasterCard Inc. in the six months ended 31 March 2007. Excluding this, non-interest income increased by 9% due to:

•                  Cards income growth of 6% from higher transaction volumes; and

•                  Increased sale of business deposit products for which the income allocable to CFS is reported within non-interest income.

Operating expenses increased 3% due to the acquisition of the RAMS franchise distribution business on 4 January 2008 and enhancements to our distribution network, with 6 new branches and additional customer facing employees. A significant upgrade and refresh of the contact centre telephony systems and technology was also completed.

Total impairment charges decreased $9 million or 7% on the six months ended 31 March 2007. The major movements were:

•                  $18 million decrease in the collectively assessed provisioning charge due to lower portfolio growth in credit cards, lower delinquencies in the early cycle delinquency categories for cards and mortgages, and improved recovery rates on credit card write-offs; and

•                  $8 million increase in recoveries due to higher recovery rates on debt sold.

Partly offset by:

•                  $20 million increase in write-offs primarily driven by historical portfolio growth and the impact of tightening of monetary policy.

Customer satisfaction improved 5 points to 75 on 31 March 2007. There has been an increase in Westpac’s customer experience scores, particularly across two key consumer channels – branch and internet.

(1)	System refers to the overall market growth across all financial institutions for a product, or group of products, in the relevant geography.
(2)	Source: RBA multiple of financial system, 12 months to March 2008.

First Half 2008 – Second Half 2007

Features:

•              Higher funding costs driving significant compression in mortgage lending spreads and improved deposit spreads.

•              Investment in RAMS franchise distribution business

•              Impairment charges up 18%

CFS net profit after tax was up $4 million or 1% compared to the six months ended 30 September 2007.

The more modest growth in net profit after tax was predominantly due to the higher funding costs incurred over the half.  In particular, CFS absorbed the higher funding costs related to the mortgage portfolio up to mid January 2008.

Net interest income increased 1% due to:

•                  Strong returns from the deposit portfolio with associated net interest income up 17% on 8% growth in deposits. Growth was particularly strong in term deposits from both consumer and business customers;

•                  Mortgage lending income decreased 11% given a 10 basis point fall in spreads; and

•                  Cards income decreased 9% due to higher funding costs, with spreads not yet receiving the full benefit from changes in product pricing, particularly from the non-Westpac branded portfolio.

Non-interest income increased 15% primarily due to Cards income growth driven by increased transaction volumes on premium cards, scheme rebates and annual fees.

Operating expenses increased 3% due to higher personnel costs, reflecting a 5% increase in FTE on 30 September 2007 levels, and the inclusion of RAMS franchise distribution business costs from 4 January 2008.

Total impairment charges increased $17 million, or 18%, on the six months ended 30 September 2007. The major movements were:

•                  $31 million increase in collectively assessed provision charges due to seasonal increases in delinquencies across all portfolios since 30 September 2007.

Partly offset by:

•                  $15 million decrease in write-offs compared to 30 September 2007. Recoveries increased due to improved collections in both credit cards and mortgages.

4.1.1                     CFS Key Metrics

Lending and Deposit Growth (%)(1)	1H08	2H07	1H07	2H06
Consumer lending growth	12	12	11	12
Consumer deposit growth	16	11	9	10

Market Share (%)	1H08	2H07	1H07	2H06
Housing credit(2), (3)	13	13	13	13
Cards(2)	19	19	19	18
Household deposits(4)	14	14	14	14

System Multiples	1H08	2H07	1H07	2H06
Housing credit(2), (3)	1.3	1.1	1.0	0.8
Cards(2)	0.8	0.4	1.4	1.2
Household deposits(4)	0.8	0.9	0.9	1.0

Third Party Origination (%)	1H08	2H07	1H07	2H06
Consumer lending (mortgages)	38	37	39	38

Product Spreads (%)(5)	1H08	2H07	1H07	2H06
Mortgages	0.85	0.95	0.98	1.03
Cards adjusted(6)	5.27	5.71	5.29	6.00
Consumer deposits	1.80	1.74	1.72	1.71

Credit Quality (%)	1H08	2H07	1H07	2H06
Mortgage delinquencies > 90 days	0.35	0.32	0.30	0.27
Other personal lending delinquencies > 90 days	1.06	1.00	1.06	0.89

Customer Satisfaction(7)	1H08	2H07	1H07	2H06
Westpac consumer	75	74	70	70
Peer group(8)	75	74	72	72

(1)	Growth on prior period annualised.
(2)	Source: RBA share/multiple of financial system, for the six months ended 31 March 2008 (housing credit) and for the five months ended 29 February 2008 (cards).
(3)	Includes securitised loans.
(4)	Source: APRA share/multiple of banking system. Total household deposits for Westpac Australia.
(5)	Includes broker commissions.
(6)	Adjusted for over accrual of interest income in 2H06.
(7)	Source: Roy Morgan Research (March 2008). 12 month rolling average. Satisfaction defined as ‘very’ or ‘fairly’ satisfied among those that regard each bank as their main financial institution.
(8)	Peer group is calculated as simple average of the 12 month rolling scores for CBA, NAB, ANZ and St George.

4.2                            BUSINESS FINANCIAL SERVICES

Business Financial Services (BFS) is responsible for sales, servicing and product development for our Small to Medium Enterprise customers within Australia.  Sales and servicing activities are conducted via specialised relationship managers with the support of Cash Flow, Financial Markets and Wealth Specialists via the branch network, commercial banking centres, internet and telephone channels.  BFS also develops and manages business lending and deposit products and working capital and trade solutions for all Westpac customers.

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
$m	March 08	Sept 07	March 07	Mar 08		Mar 08
Net interest income	1,018	937	859	9		19
Non-interest income	269	274	276	(2)		(3)
Net operating income before operating expenses and impairment charges	1,287	1,211	1,135	6		13
Operating expenses	(452)	(429)	(411)	(5)		(10)
Impairment charges	(68)	(64)	(42)	(6)		(62)
Operating profit before tax	767	718	682	7		12
Tax and minority interests	(229)	(217)	(204)	(6)		(12)
Net profit after tax/cash earnings	538	501	478	7		13

Economic profit(1)	475	457	439	4		8
Expense to income ratio (%)(2)	35.1%	35.4%	36.2%	30	bps	110	bps

	$bn	$bn	$bn
Deposits	46.5	46.5	42.9	—		9
Net loans	56.5	53.1	47.9	7		18
Total assets	57.5	54.2	49.0	6		17

Reconciliation of Economic Profit
				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
$m	March 08	Sept 07	March 07	Mar 08		Mar 08
Net profit after tax	538	501	478	7		13
Franking benefit	158	152	143	4		10
Adjusted earnings	696	653	621	7		12
Allocated capital	4,206	3,725	3,481	13		21
Allocated capital charge (10.5%)	(221)	(196)	(182)	(13)		(21)
Economic profit (1)	475	457	439	4		8

(1)                 Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average ordinary equity plus 70% of the value of Australian tax paid.

(2)                 Calculated as business unit operating expenses excluding impairment charges divided by business unit operating income.

Financial Performance

First Half 2008 – First Half 2007

Features

•                  Net profit after tax up 13%

•                  Loan growth up 18%

•                  Investment in customer serving employees delivering

•                  1 basis point increase in divisional margin despite higher funding costs

BFS delivered net profit after tax of $538 million, up $60 million or 13% on the six months ended 31 March 2007, driven by continued growth in lending and deposits.

Net interest income increased 19%, driven by business lending growth of 18% and higher deposit spreads.  While BFS has been impacted by higher funding costs, active portfolio management combined with the strength of the balance sheet and the associated relatively low external funding requirement has increased divisional margin by 1 basis point over the six months ended 31 March 2007.

Lending growth of 18% was driven primarily through the growth in Queensland, Western Australia and Victoria. This growth was driven by continued investment in customer serving employees and a sustained focus on improving sales force productivity.

Deposit growth of 9% reflects solid growth in business deposit products and does not include higher growth in term deposit products which are recorded in CFS.

Non-interest income comprises both fee income and internal payments. The 3% decrease in non-interest income was driven by:

•              Product fee income increased 4% through an increase in lending accounts and average balances, combined with an increase in working capital service fees; and

•              Internal net payments made by BFS to other business units for distribution of products manufactured by BFS increased by $18 million or 62% due primarily to an increase in business products sold by CFS.

Operating expenses increased 10% on the six months ended 31 March 2007 reflecting the investment in 427 additional customer serving employees. Other key factors contributing to the increase were:

•              Property costs associated with the opening of 8 new and 2 refurbished Business Banking Centres;

•              Investment in projects including investments in trade and payments and enhancements to the equipment finance system; and

•              Market driven salary increases.

Impairment charges increased $26 million compared to the low first half 2007 base, driven by balance sheet growth and a small number of impaired exposures. The increase in impaired assets has contributed to higher individually assessed provisions and is consistent with the overall increase in stressed exposures. Business delinquencies over 90 days and well secured are broadly unchanged.

First Half 2008 – Second Half 2007

Features:

•                  Net profit after tax up 7%

•                  Loan growth up 7%

•                  2 basis point increase in divisional margin despite higher funding costs

BFS net profit after tax was up $37 million or 7% compared to the six months ended 30 September 2007, driven by a 7% increase in loans.

Net interest income increased 9% over the past six months due to business lending growth of 7% and increased deposit spreads. Lending growth reflected the influence of seasonality with higher growth generally recorded in the second six months. Despite higher funding costs, divisional margins improved 2 basis points.

Non-interest income, excluding the impact of internal payments, increased 3% driven by growth in business lending and working capital fee income.

Flat deposit growth reflects business customers switching to the term deposit product reported in CFS.

Operating expenses increased 5% on the six months ended 30 September 2007. The increase was primarily driven by the full period impact of the customer serving employees recruited in the second half of 2007 and the investment in 268 additional customer serving employees during the first half of 2008.

Impairment charges increased $4 million, largely due to an increase in individually assessed provisions from a small number of exposures, partly offset by increased write-backs of previously raised individually assessed provisions and lower direct write-offs.

4.2.1                     BFS Key Metrics

Lending and Deposit Growth (%)(1)	1H08	2H07	1H07	2H06
Business loans	13	21	11	17
Business deposits	—	17	16	18

Market Share (%)	1H08	2H07	1H07	2H06
WBC business credit(2)	13	13	13	13
Business deposits(3)	15	15	16	16

System Multiples	1H08	2H07	1H07	2H06
WBC business credit(2)	0.7	1.4	0.9	1.7
Business deposits(3)	0.8	0.6	0.7	1.0

Product Spreads (%)	1H08	2H07	1H07	2H06
Business S&I(4) deposits	2.61	2.42	2.45	2.36
Business lending	1.68	1.76	1.81	1.86

Credit Quality (%)	1H08	2H07	1H07	2H06
Business impaired assets to total committed exposure	0.26	0.19	0.19	0.16
Business delinquencies > 90 days (3 month moving avg)	0.59	0.62	0.61	0.61

Customer Satisfaction(5)	1H08	2H07	1H07	2H06
Westpac business	77	72	69	66
Peer group(6)	78	73	72	69

(1)                 Growth on prior annualised.

(2)                 Source: RBA share/multiple of financial system.  Total Business credit for westpac Australia.

(3)                 Source: APRA share/multiple of banking system.  Business deposits relate to Non-financial Corporation and Community Service Organisations.

(4)                 Savings and Investments (S&I).

(5)                 TNS 12 month rolling average.  Satisfaction defined as ‘very’ or ‘fairly’ satisfied among those that regard each bank as their main financial institution.  First half 2008 metric based on 31 March 2008.

(6)                 Peer group average includes CBA, NAB, ANZ and St George.

4.3                            WESTPAC INSTITUTIONAL BANK

Westpac Institutional Bank (WIB) delivers a broad range of financial services to corporate, institutional and government customers either based in or with interests in Australia and New Zealand. WIB operates through dedicated industry teams, supported by specialist knowledge in financial and debt capital markets, transactional banking, specialised capital, margin lending, broking and alternative investing solutions. Customers are supported through branches and subsidiaries located in Australia, New Zealand, New York, London and Asia.

WIB’s result is discussed under two separate businesses; the Institutional Bank (excluding Equities) and the  Equities business. The Equities business combines the operations of Equity Derivatives, along with Margin Lending, Broking and Private Portfolio Management which were transferred from BTFG to WIB in the first half 2008.

The Equities business has been separately disclosed in this result to provide a clear picture of its impacts on the business unit and to allow a more meaningful comparison of Institutional Banking over prior periods.

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
$m	March 08	Sept 07	March 07	Mar 08		Mar 08
Net interest income	326	279	273	17		19
Non-interest income	537	553	425	(3)		26
Net operating income before operating expenses and impairment charges	863	832	698	4		24
Operating expenses	(343)	(356)	(300)	4		(14)
Impairment charges	(157)	(32)	(11)	large		large
Operating profit before tax	363	444	387	(18)		(6)
Tax and minority interests	(103)	(132)	(111)	22		7
Net profit after tax/cash earnings	260	312	276	(17)		(6)

Economic profit(1)	93	173	153	(46)		(39)
Expense to income ratio (%)(2)	39.7%	42.8%	43.0%	310	bps	330	bps

	$bn	$bn	$bn
Deposits	9.2	8.6	8.2	7		12
Net loans	54.2	46.8	41.1	16		32
Total assets	87.3	79.4	65.0	10		34
Funds under management	9.3	9.4	8.6	(1)		8

Reconciliation of Economic Profit

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
$m	March 08	Sept 07	March 07	Mar 08		Mar 08
Net profit after tax	260	312	276	(17)		(6)
Franking benefit	50	71	69	(30)		(28)
Adjusted earnings	310	383	345	(19)		(10)
Allocated capital	4,129	3,985	3,673	4		12
Allocated capital charge (10.5%)	(217)	(210)	(192)	(3)		(13)
Economic profit (1)	93	173	153	(46)		(39)

(1)                Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average oridnary equity plus 70% of the value of Australian tax paid.

(2)                Calculated as business unit operating expenses excluding impairment charged divided by business unit operating income.

4.3.1                     Institutional Bank (IB) (Excluding Equities)

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08		% Mov’t Mar 07- Mar 08
Net interest income	265	237	241	12		10
Non-interest income	528	510	388	4		36
Net operating income before operating expenses and impairment charges	793	747	629	6		26
Operating expenses	(301)	(313)	(265)	4		(14)
Impairment charges	(127)	(32)	(11)	large		large
Operating profit before tax	365	402	353	(9)		3
Tax and minority interests	(104)	(116)	(105)	10		1
Net profit after tax/cash earnings	261	286	248	(9)		5

Economic profit(1)	106	143	128	(26)		(17)
Expense to income ratio (%)(2)	38.0%	41.9%	42.1%	390	bps	410	bps

	$bn	$bn	$bn
Deposits	9.2	8.6	8.2	7	12
Net loans	49.9	41.9	36.9	19	35
Total assets	81.6	73.0	59.8	12	36
Funds under management	7.1	6.8	6.3	4	13

Financial Performance

First Half 2008 – First Half 2007

Features:

•             Operating income up 26% driven by strong customer activity including increased lending and favourable trading and sales results

•             Impairment charges of $127 million compared to $11 million in first half 2007

The Institutional Bank delivered a strong result given the current market disruptions and the associated increased market volatility and deteriorating credit environment.

Net profit after tax increased $13 million or 5% compared to the six months ended 31 March 2007, as strong income growth was offset by higher impairment charges.

Operating income was up $164 million or 26% compared to the six months ended 31 March 2007. Operating income growth was driven by:

•             Debt Markets revenue increased by $57 million (22%) to $314 million due to higher income from growth in the loan book, and an increased contribution from credit derivative activity;

•             Foreign Exchange (FX) and Energy revenue increased by $74 million or 53%, primarily as a result of strong volumes, and ongoing volatility in the markets. This is evidenced by a solid sales performance and a successful trading result reflecting effective trading strategies; and

•             Specialised Capital Group (SCG) revenue increased by $19 million or 70%, with growth in management fees and increased deal revenue from property transactions and the launch of the Westpac Essential Services Trust.

Net loans increased $13 billion or 35% driven by strong customer demand for credit, primarily due to ongoing dislocation of global capital markets. Margins have yet to receive the full period benefit from changed customer pricing.

(1)                Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average equity plus 70% of the value of Australian tax paid.

(2)                Calculated as business unit operating expenses excluding impairment charged divided by business unit operating income.

Operating expenses increased $36 million or 14% compared to the six months ended 31 March 2007. The main elements were:

•             Increased performance related pay of $19 million reflecting the strong earnings performance excluding impairment charges and tax, in the current period; and

•             Increased operating costs of $17 million due to increased personnel costs and other operating costs including increased representation offshore.

Impairment charges for the first half 2008 were $127 million, representing an increase of $116 million on the six months ended 31 March 2007.  $146 million of the increase in impairment charges was due to provisions against a small number of individual names, one of which has been in active management for over 12 months. Despite significant growth in the loan book, the quality of the book has not deteriorated during the period. Various upgrades have partially offset the increase in the impairment charge.

First Half 2008 – Second Half 2007

Features:

•             Operating income increased by $46 million (6%)

•             Customer margins have increased but have not fully offset the increased cost of funds

•             Increased impairment charge of $95 million

Net profit after tax decreased by $25 million or 9% compared to the six months ended 30 September 2007 impacted by higher impairment charges.

Operating income grew by $46 million or 6% for the six months ended 31 March 2008. The increase in operating income was due to:

•             Debt Markets operating income increased by $42 million reflecting the strong growth in the loan book and successful market risk management. Net loans increased $8 billion in the six months ended 31 March 2008 due to global liquidity events that have triggered extraordinary demand by our clients for credit.  Through the first half of 2008, lending spreads improved as higher funding costs and increased credit spreads were progressively reflected in customer pricing; and

•             SCG revenue increased by $17 million to $46 million for the half, with growth in management fees and increased deal revenue from property transactions and the launch of the Westpac Essential Services Trust.

These favourable results were partially offset by a reduction in operating income from FX and Energy of $17 million. While delivering a solid result in the first half of 2008, FX and Energy were not able to match the very strong performance in the second half of 2007.

Operating expenses decreased $12 million or 4% compared to the second half of 2007 primarily resulting from:

•             A one-off non-lending loss of $14 million in relation to the settlement of a legal claim included in the second half of 2007; and

•             Increased net operating costs of $2 million.

Impairment charges for the first half 2008 were $127 million, representing an increase of $95 million on the second half of 2007, as referred to above.

4.3.2       Equities

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08		% Mov’t Mar 07- Mar 08
Net interest income	61	42	32	45		91
Non-interest income	9	43	37	(79)		(76)
Net operating income before operating expenses and impairment charges	70	85	69	(18)		1
Operating expenses	(42)	(43)	(35)	2		(20)
Impairment charges	(30)	—	—	—		—
Operating profit/(loss) before tax	(2)	42	34	(105)		(106)
Tax and minority interests	1	(16)	(6)	106		117
Net profit/(loss) after tax/cash earnings	(1)	26	28	(104)		(104)

Economic profit(1)	(13)	30	25	(143)		(152)
Expense to income ratio (%)(2)	60.0%	50.6%	50.7%	(940	bps)	(930	bps)

	$bn	$bn	$bn
Net loans	4.3	4.9	4.2	(12)		4
Total assets	5.7	6.4	5.2	(11)		10
Funds under management	2.2	2.6	2.3	(15)		(4)

Financial Performance

First Half 2008 – First Half 2007

Features:

•             The Equities business combines the operations of Equity Derivatives, along with Margin Lending, Broking and Private Portfolio Management which were transferred from BTFG to WIB in the first half of 2008

•             Earnings impacted by significant equity market volatility and a single large impairment charge

Equities net loss after tax of $1 million represented a decrease of $29 million compared to the six months ended 31 March 2007. This result was adversely impacted by volatility in equity markets with Equity Derivatives trading recording a loss, and a $30 million impairment charge raised during the first half of 2008 on a single margin lending exposure.  Throughout this period we have reduced our concentrations in this portfolio.

Expenses increased $7 million or 20% due to higher personnel and product related expenses in line with the strategic investment focus in the Equities business.

First Half 2008 – Second Half 2007

Net profit after tax fell $27 million compared to the six months ended 30 September 2007. Operating income decreased $15 million in the first half of 2008 due to a reduction in trading income from the Equity Derivatives business. The second half 2007 revenue for Equity Derivatives was driven by solid trading income, compared with a trading loss in the first half of 2008. Net profit after tax has also been impacted by a $30 million impairment charge raised during the first half of 2008 in respect of a single margin loan exposure.

Net loans decreased by $0.6 billion or 12% primarily as a result of a reduction in single name exposures following a review of the loan book, customer concerns in relation to the recent downturn in equity markets and active management of customer risk.

(1)                 Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average ordinary equity plus 70% of the value of Australian tax paid.

(2)                 Calculated as business unit operating expenses excluding impairment charges divided by business unit operating income.

4.3.3                     WIB Key Metrics

Revenue Contribution by Business Segments

$m	1H08	2H07	1H07
Debt Markets	314	272	257
Specialised Capital Group	46	29	27
Foreign Exchange and Energy	213	230	139
Equities	64	82	65
Global Transactional Banking	101	101	97
Other(1)	125	118	113
Total	863	832	698

(1)                 Other revenue includes certain internal revenues, fair value gains on investment securities and other sundry revenues.

4.4                            BT FINANCIAL GROUP (AUSTRALIA)

BT Financial Group Australia (BTFG) is Westpac’s wealth management business. BTFG designs, manufactures and distributes financial products that enable our customers to achieve their financial goals by accumulating, managing and protecting their wealth. These products include retail investments, personal and business superannuation (pensions), life and general insurance, and client portfolio administration (Wrap platforms).  BTFG also provides financial planning advice and private banking products and services.

BTIM, which is consolidated within the Funds Management business of BTFG, operates the Australian investment management business.

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08		% Mov’t Mar 07- Mar 08
Net interest income	(17)	(11)	1	(55)		large
Non-interest income	617	645	600	(4)		3
Net operating income before operating expenses and impairment charges	600	634	601	(5)		—
Operating expenses	(334)	(318)	(297)	(5)		(12)
Impairment charges	(2)	(2)	(1)	—		(100)
Operating profit before tax	264	314	303	(16)		(13)
Tax and minority interests	(70)	(87)	(88)	20		20
Net profit after tax/cash earnings	194	227	215	(15)		(10)

Economic profit(1)	139	187	173	(26)		(20)
Expense to income ratio (%)(2)	55.7%	50.2%	49.4%	(550	bps)	(630	bps)

	$bn	$bn	$bn
Total assets	15.0	17.0	16.6	(12)		(10)
Funds under management	35.3	38.7	40.4	(9)		(13)
Funds under administration	42.4	46.2	39.3	(8)		8

Net profit after tax

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
$m	March 08	Sept 07	March 07	Mar 08		Mar 08
Funds management business	132	142	131	(7)		1
Insurance	68	70	69	(3)		(1)
Total funds management and insurance	200	212	200	(6)		—
Other(3)	(6)	15	15	(140)		(140)
NPAT	194	227	215	(15)		(10)

Reconciliation of Economic Profit $m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Net profit after tax	194	227	215	(15)	(10)
Franking benefit	48	62	62	(23)	(23)
Adjusted earnings	242	289	277	(16)	(13)
Allocated capital	1,956	1,941	1,994	1	(2)
Allocated capital charge (10.5%)	(103)	(102)	(104)	(1)	1
Economic profit (1)	139	187	173	(26)	(20)

(1)        Calculated as net profit after tax a capital charge calculated by management at 10.5% of average ordinary equity plus 70% of the value of Australian tax paid.

(2)        Calculated as business unit operating expenses excluding impairment charged divided by business unit operating income.

(3)        Other primarily includes BTFG’s earnings on capital.

Financial Performance

First Half 2008 – First Half 2007

BTFG’s net profit after tax was down 10% on the six months ended 31 March 2007, negatively impacted by declines in investment markets and above normal insurance claims.

The investment markets delivered lower returns with equity, property and fixed income all experiencing weakness over the half.  This impacted BTFG’s earnings through:

•             Lower investment management fees due to a reduction in FUM;

•             Lower administration fees given reduced FUA;

•             Investment losses on capital invested; and

•             Higher expenses due to high volume growth in call centres and operations.

Our insurance business also experienced higher insurance claims from storms along Australia’s east coast as well as increased life insurance claims.

Net profit after tax was also lower due to the introduction of the minority interest from the BTIM transaction.

Net profit after tax from Other was lower compared to the six months ended 31 March 2007.  This section of the business predominantly includes BTFG’s capital invested and the $6 million loss is consistent with the adverse investment market conditions experienced over the half.

First Half 2008 – Second Half 2007

The negative impact from investment markets and above normal insurance claims resulted in a reduction in Net profit after tax of 15% compared to the six months ended 30 September 2007.  Our insurance business experienced higher insurance claims driven by storms along Australia’s east coast.

Net profit after tax was also lower due to the introduction of the minority interest from the BTIM transaction.  Net profit after tax from Other was lower, and the loss is consistent with the adverse investment market conditions experienced over the half.

4.4.1                     Funds Management Business

Funds Management includes product management, product administration, product and platform intermediary distribution, client servicing, investment management, financial planning advice and private banking products and services.

The BT Investment Management Limited entity (BTIM) is consolidated within the Funds Management business.

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
$m	March 08	Sept 07	March 07	Mar 08		Mar 08
Net interest income	10	8	8	25		25
Non-interest income	526	532	483	(1)		9
Gross operating income	536	540	491	(1)		9
Commission expense	(48)	(48)	(45)	––		(7)
Net operating income before operating expenses and impairment charges	488	492	446	(1)		9
Operating expenses	(296)	(280)	(259)	(6)		(14)
Impairment charges	(2)	(2)	(1)	––		(100)
Operating profit before tax	190	210	186	(10)		2
Tax and minority interests	(58)	(68)	(55)	15		(5)
Net profit after tax/cash earnings	132	142	131	(7)		1
Expense to income ratio(1)	60.7%	56.9%	58.1%	(380	bps)	(260	bps)

Net profit after tax

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Other funds management business	8	––	––	––	––
BTIM(2)	124	142	131	(13)	(5)
Total	132	142	131	(7)	1

Financial Performance

First Half 2008 – First Half 2007

Features:

•    Operating income increase of 9% has been adversely impacted by investment markets in the current half

•    Strong underlying FUA growth of 25% driven by Wrap

•    Aggregate underlying FUA margins improved by 3 basis points

Funds Management delivered net profit after tax of $132 million, an increase of 1% on the six months ended 31 March 2007.  Investment market movements reduced net profit after tax growth by 10% and the minority interest from the BTIM transaction reduced net profit after tax by 1%.

FUM was 13% lower compared to 31 March 2007 reflecting market moves and the loss of a significant low fee mandate announced in 2007 (Blackrock).  FUM margins improved 4 basis points and FUM flows, excluding market movements, represented a 5% increase in FUM.

FUA increased 8% over the year with growth impacted by adverse market moves this half.  Excluding market movements, FUA flows represented a strong 25% increase in FUA since 31 March 2007.  Most of the growth

(1)         Calculated as business unit operating expenses excluding impairment charges divided by business unit operating income.

(2)         BTIM was formed in October 2007. Westpac completed a partial sale of BTIM via an IPO on 10 December 2007 but retained a majority shareholding (60%) in the legal entity. The cash earnings of BTIM shown above represent earnings of the new entity since formation, net of the minority interest.

from FUA was in our Wrap platform with 36% share of quarterly new business(1). FUA margins also improved compared to the first half of 2007.

Solid operating income growth of $17 million was also recorded in Advice (up 22%) and Private Bank income was up $11 million (13%) due to higher sales activity from more planners and more private bankers.

Operating expenses increased $37 million (14%) driven by:

•                  $19 million increase in volume related expenses largely due to volume growth in call centres and operations; and

•                  $4 million due to further investment in product development directed at improving our Wrap functionality, flow on impact of superannuation legislation changes, and the roll-out and development of our new Super for Life business.

First Half 2008 – Second Half 2007

Features:

•      Operating income growth materially impacted by the decline in investment markets performance

•      FUA inflows of 5% before market impacts

•      Aggregate underlying FUA margins improved by 2 basis points

Funds Management net profit after tax was 7% down on the six months ended 30 September 2007.  Investment market movements impacted net profit after tax growth by 9% and the minority interest from the BTIM transaction reduced net profit after tax growth by 1%.

FUM was 9% lower over the half, however, excluding the impact of market movements, FUM was up 3%.  FUM margins improved 1 basis point.

FUA was 8% down this half, however, excluding the impact of market movements, FUA was up 5% driven by growth in the Wrap platform.  FUA margins also improved over the prior half.

Advice operating income fell $5 million (5%) from the high levels of the second half of 2007.  Private Bank income increased $4 million (4%) from increased Retail volumes.

Operating expenses increased $16 million (6%) driven by:

•                  $13 million increase in volume related expenses largely due to high volumes in call centres and operations; and

•                  $6 million due to increased investment directed at improving the scalability of our systems infrastructure and the roll-out and development of our new Super for Life business.

(1)   Source: Morningstar December 2007.

Movement of FUM/FUA

								% Mov’t	% Mov’t
	Sept			Net	Other	March	March	Sept 07-	Mar 07-
$bn	2007	Sales	Redns	Flows	Mov’t(1)	2008	2007	Mar 08	Mar 08
Retail(2)	21.8	1.4	(2.2)	(0.8)	(2.5)	18.5	22.0	(15)	(16)
Institutional	10.2	5.5	(3.7)	1.8	(0.9)	11.1	12.7	9	(13)
Wholesale	6.7	0.9	(0.9)	0.0	(1.0)	5.7	5.7	(15)	––
Total FUM	38.7	7.8	(6.8)	1.0	(4.4)	35.3	40.4	(9)	(13)
Wrap	38.3	7.7	(5.8)	1.9	(5.1)	35.1	31.8	(8)	10
Corporate Super	6.1	0.7	(0.5)	0.2	(0.7)	5.6	5.7	(8)	(2)
Other(3),(4)	1.8	0.0	0.0	0.0	(0.1)	1.7	1.8	(6)	(6)
Total FUA	46.2	8.4	(6.3)	2.1	(5.9)	42.4	39.3	(8)	8
Total FUM/FUA(5)	84.9	16.2	(13.1)	3.1	(10.3)	77.7	79.7	(8)	(3)

(1)         Other movement includes market movement and other client transactions including account fees and distributions.

(2)         Retail includes Annuities, Retail Investment, Retirement Products and Retail Superannuation.

(3)         Other includes Capital and Reserves.

(4)         FUA as at 31 March 2007 has been restated by $8.5 billion for the Goverance Advisory Services (GAS) business that was transitioned into a new entity called Regnan in May 2007. Regnan was set up by BTFG and seven other institutional investors as a governance research and engagement company.

(5)         Does not eliminate interfunding between FUM and FUA.

Market share and share of new business in key Australian wealth products are displayed below.

Current Australian Market Share			Share of New Business(2)
Product (1)	Market Share (%)	Rank	Market Share (%)	Rank
Funds Management	4%	8	n/a	n/a
Platforms (includes Wrap)	13%	2	28%	1
Corporate Super	7%	6	14%	4
Retail	11%	4	22%	2
Wholesale	2%	13	––	32

Investment performance and ranking of flagship funds are displayed below.

	Performance and Quartile Ranking(3)
	1 Year		3 Year		5 Year
March 2008	% p.a.	Quartile	% p.a.	Quartile	% p.a.	Quartile
Core Australian Share Fund	(4)	2	16	1	21	1
Imputation Fund	(5)	2	18	1	24	1
Ethical Share Fund	(5)	1	18	1	24	1
Smaller Companies Fund	(5)	2	19	1	30	n/a
Balanced	(6)	3	8	3	12	1
Property	(19)	1	7	1	11	1
Domestic Fixed Interest	3	3	5	3	5	4
International Fixed Interest	6	1	6	1	7	1
International Equities	(21)	4	2	4	6	4
Managed Cash	7	1	6	1	6	1

(1)         Source: Funds Management, Platforms, Retail and Wholesale is Morningstar December 2007; Corporate Super – Plan For Life December 2007.

(2)         Share of new business on an annual basis based on flows to the end of December 2007.

(3)         Source: BTIM 2008 Half Year Results Presentation dated 29 April 2008.

4.4.2                     Insurance Business

The Insurance business result includes the Life Insurance and General Insurance businesses.

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08		% Mov’t Mar 07- Mar 08
Net interest income	1	2	8	(50)		(88)
Non-interest income	176	177	162	(1)		9
Gross operating income	177	179	170	(1)		4
Commission expense	(39)	(40)	(35)	3		(11)
Net operating income before operating expenses	138	139	135	(1)		2
Operating expenses	(42)	(39)	(37)	(8)		(14)
Operating profit before tax	96	100	98	(4)		(2)
Tax and minority interests	(28)	(30)	(29)	7		3
Net profit after tax/cash earnings	68	70	69	(3)		(1)
Expense to income ratio(1)	30.4%	28.1%	27.4%	(230	bps)	(300	bps)

Net profit after tax

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Life Insurance	35	33	33	6	6
General Insurance	33	37	36	(11)	(8)
Total	68	70	69	(3)	(1)

Financial Performance

First Half 2008 – First Half 2007

Features:

•             Operating income growth has been materially impacted by increased General Insurance claim costs associated with severe weather events

•             Life Insurance in-force premium growth of 12%

•             General Insurance premium income growth of 6%

Net profit after tax in the Insurance business was down 1% compared to the six months ended 31 March 2007 as the business absorbed higher claims in both Life and General Insurance.

In particular, the east coast of Australia experienced a number of major storms in the half, boosting general insurance claims.

Operating income increased 2% over the first half of 2007 due to:

•                  Life Insurance operating income was up 11% from a 12% uplift in in-force premiums partially offset by a $5 million increase in life claims;

•                  General Insurance operating income declined 8% with a 6% uplift in gross written premium offset by severe weather events which increased claims by $12 million; and

•                  Within General Insurance, Lenders Mortgage Insurance underwriting profit improved, with a fall in the loss ratio of 12% over the period.

Claims in the Lenders Mortgage Insurance business were flat over the prior year and the business remains well placed with a minimum regulatory capital requirement multiple of 1.37.

Insurance expenses increased by 14% or $5 million due to an increase in volume and marketing costs.

Investment spend was focused on:

(1)         Calculated as business unit operating expenses excluding impairment charges divided by business unit operating income.

•                  Supporting cross sell to the broader Westpac customer base, particularly home and contents and credit card insurance; and

•                  Expanding distribution, including embedding life insurance onto the Wrap and Super for Life platforms.

First Half 2008 – Second Half 2007

Features:

•                  Operating income growth has been impacted by increased General Insurance claim costs associated with severe weather events

•                  Underlying Insurance revenue growth of 3% before the increase in claims

•                  Continued growth in cross-sell of General Insurance products

Net profit after tax in the insurance business was down 3% compared to the six months ended 30 September 2007 primarily due to storm related claims in General Insurance.

Operating income decreased 1% over the prior half due to:

•                  5% growth in Life Insurance operating income from a 4% uplift in in-force premiums; and

•                  General Insurance operating income declined 8% predominantly from severe weather events that increased claims by $4 million.

Insurance expenses increased by 8% or $3 million due to an increase in operational, marketing and support costs.

Investment spend was focused on enhancing and diversifying the distribution channels beyond the Westpac customer base.

Premiums for risk businesses

	In-force					In-force	In-force	% Mov’t	% Mov’t
	Sept			Net	Other	March	March	Sept 07-	Mar 07-
$m	2007	Sales	Lapses	Inflows	mov’t	2008	2007	Mar 08	Mar 08
Life Insurance in-force premiums ($m)	288	27	(22)	5	6	299	266	4	12

Ratios for Insurance Business

				Mov’t		Mov’t
	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
(%)	March 08	Sept 07	March 07	Mar 08		Mar 08
Life Insurance (loss ratio)(1)	33	35	30	200	bps	(300	bps)
General Insurance (combined ratio)(2)	69	61	58	large		large

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
General Insurance Gross Written Premium	143	142	135	1	6

Current Australian Market Share Product(3)	Market Share (%)	Rank
Life Insurance – inflows	6	8
Life Insurance – new business	6	7

(1)         Life Insurance loss ratio is claims (including change of reserves) plus net cost of reinsurance over gross reinsurance premium income.

(2)         General Insurance combined ratio is operating expenses plus claims costs over premium revenue.

(3)         Source: Life Insurance – Plan for Life data December 2007.

4.4.3       Wealth Management Income Reconciliation

Non-interest income for BTFG Australia can be reconciled to the total wealth management and insurance income as disclosed in Section 5, Note 5, Non-Interest Income as follows:

$m	Half Year Mar 08	Half Year Sept 07	Half Year Mar 07	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
BTFG non-interest income	617	645	600	(4)	3
Net commission, premium, fee and banking income	(91)	(88)	(79)	(3)	(15)
BT wealth management and insurance income	526	557	521	(6)	1
NZ wealth management & insurance	26	36	33	(28)	(21)
WIB wealth management	22	23	17	(4)	29
Other	1	4	8	(75)	(88)
Total wealth management & insurance income (cash earnings basis, section 3)	575	620	579	(7)	(1)
Cash earnings adjustments
Policyholder tax recoveries(1)	(154)	26	66	large	large
Treasury shares adjustment	22	(16)	(16)	large	large
Total wealth management & insurance income (reported basis, section 5)	443	630	629	(30)	(30)

(1)         The negative reported income from policyholder tax recoveries in the first half 2008 represents the impact of market declines on policyholder earnings during the period.

4.5                               NEW ZEALAND

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers.  The New Zealand wealth business includes Westpac Life New Zealand and BT New Zealand.  The results do not include the earnings of our New Zealand Institutional Bank.  All figures are in New Zealand dollars (NZ$).

				% Mov’t		% Mov’t
	Half Year	Half Year	Half Year	Sept 07-		Mar 07-
NZ$m	March 08	Sept 07	March 07	Mar 08		Mar 08
Net interest income	568	530	494	7		15
Non-interest income	204	203	209	––		(2)
Net operating income before operating expenses and impairment charges	772	733	703	5		10
Operating expenses	(349)	(341)	(341)	(2)		(2)
Impairment charges	(61)	(39)	(42)	(56)		(45)
Operating profit before tax	362	353	320	3		13
Tax and minority interests	(118)	(113)	(103)	(4)		(15)
Net profit after tax/cash earnings	244	240	217	2		12
Economic profit(1)	116	122	105	(5)		10
Expense to income ratio (%)(2)	45.2%	46.5%	48.5%	130	bps	330	bps

	$bn	$bn	$bn
Deposits	26.5	25.0	23.1	6		15
Net loans	45.1	42.7	40.1	6		12
Total assets	46.3	43.9	41.4	5		12
Funds under management	1.9	1.9	1.9	––		––

Reconciliation of Economic Profit

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
NZ$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Net profit after tax	244	240	217	2	12
Franking benefit	––	––	––	––	––
Adjusted earnings	244	240	217	2	12
Allocated capital	2,442	2,235	2,163	9	13
Allocated capital charge (10.5%)	(128)	(118)	(112)	(8)	(14)
Economic profit(1)	116	122	105	(5)	10

(1)         Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average ordinary equity.

(2)         Calculated as business unit operating expenses excluding impairment charges divided by business unit operating income.

Financial Performance (NZ$)

First Half 2008 – First Half 2007

Features:

•                  Net profit after tax growth of 12%, driven by operating income growth of 10%

•                  Disciplined expense management, with expense to income ratio down 330 basis points to 45.2%

New Zealand delivered net profit after tax of $244 million, up 12% on the six months ended 31 March 2007. Operating income growth of 10% was supported by volume growth and sound portfolio management.

Net interest income increased by 15% due to:

•                  Consumer lending growth of 12%. Mortgage growth was solid although slower than the first half of 2007 as easing property valuations and high interest rates dampened demand. Consumer lending spreads declined 7 basis points, reflecting the higher growth in fixed rate loans;

•                  Business lending volumes were up 14%, with good growth in agri-business, corporate and property finance. Spread decline was limited to 3 basis points despite higher funding costs; and

•                  Deposit volumes grew 15%, supported by the full year effect of the On-line Bonus Saver product launch and a 23% increase in term deposit balances reflecting changing customer preferences as they have begun to return to major banks for their deposit needs. Portfolio initiatives contributed to an increase in deposit spreads of 1 basis point offsetting the spread impact of the migration to high rate on-line products.

Non-interest income declined by $5 million or 2%. Fee re-positioning in early 2007 impacted the current six months and proceeds from the sale of MasterCard Inc. shares were not repeated.

The expense to income ratio improved 330 basis points to 45.2% on the first half 2007. Expenses grew 2% as wage increases were offset by benefits from the utilisation of the new lending originations platform and savings from key supplier re-negotiations.

Impairment charges were up $19 million on the six months ended 31 March 2007 driven by higher individually assessed provisions across business lending and housing portfolios and a $12 million loss for a single-name business banking exposure.

Delinquency rates for housing and unsecured consumer loans continued to increase during the reporting period, reflecting the economic conditions and higher interest rates.

First Half 2008 – Second Half 2007

Features:

•                  Net profit after tax up 2%, impacted by higher impairment charges

•                  Operating income growth of 5%

New Zealand net profit after tax was up 2% on the six months ended 30 September 2007 to $244 million.

Operating income growth of 5% was driven by a 7% increase in net interest income with flat non-interest income compared to the previous six months, reflecting continued migration to lower fee transactional products offsetting volume growth.

Net interest income growth of 7% was driven by:

•                  Consumer lending volumes increased 5%, reflecting solid growth in unsecured lending while housing growth was slower than in recent periods. Spreads were flat compared to the previous six months, reflecting stable portfolio mix and tactical pricing initiatives;

•                  Business lending volumes were up 7% with broad-based growth as referred to above; and

•                  Deposits growth of 6% was mainly driven by demand for term deposits. Spread compression was 4 basis points as shifts in portfolio mix to higher rate products were broadly offset by spread expansion in other product lines.

Non-interest income was flat on the six months ended 30 September 2007.

Expenses grew 2%, reflecting personnel cost increases with other operating costs well contained.

Impairment charges were up $22 million, 56% higher than the six months ended 30 September 2007. Significant factors included:

•                  $11 million increase in provisions across business and consumer portfolios;

•                  $9 million related to a single-name business banking exposure; and

•                  $2 million in additional write-offs.

Delinquency rates for housing and unsecured loans greater than 90 days in arrears increased over the half due to the reasons referred to above.

4.5.1                     New Zealand Key Metrics

Lending Growth (%)(1)	1H08	2H07	1H07	2H06
Mortgages	10	13	23	15
Unsecured personal lending	9	7	16	11
Consumer lending	10	13	23	14
Business lending	15	13	11	11
Total lending	11	13	19	12

Deposit Growth (%)(1)	1H08	2H07	1H07	2H06
Consumer deposits	10	12	10	9
Business deposits(2)	18	28	17	10
Total deposits	12	17	12	10

Market Share Metrics	1H08	2H07	1H07	2H06
Consumer lending:
Market share(3)	19%	19%	19%	18%
System multiple(3),(4)	1.0	1.1	1.5	1.2
Deposits:
Market share(2),(3)	21%	21%	20%	21%
System multiple(2),(3),(4)	1.2	1.5	1.0	0.8

Product Spreads (%)	1H08	2H07	1H07	2H06
Consumer lending spread	1.11	1.11	1.18	1.33
Business lending spread	1.50	1.50	1.53	1.62
Total lending spreads	1.27	1.28	1.34	1.47
Deposits spreads(2)	1.81	1.85	1.80	1.81

Credit Quality (%)	1H08	2H07	1H07	2H06
% of Portfolio > 90 Days
Housing delinquency	0.34	0.20	0.20	0.13
Unsecured consumer delinquency	1.01	0.84	0.75	0.62

Impaired Assets
Impaired Assets/Total TCE	0.28	0.25	0.16	0.16

Customer Satisfaction	1H08	2H07	1H07	2H06
Consumer satisfaction (new)(5)	61%	47%	n/a	n/a
Consumer satisfaction - position in market (new)(5)	4	5	n/a	n/a
Consumer satisfaction (old)(6)	n/a	59%	57%	58%
Consumer satisfaction - position in market (old)(6)	n/a	5	5	5
Business satisfaction(7)	60%	56%	57%	61%
Business satisfaction - position in market(7)	4	5	4	4

(1)       Annualised.

(2)       2H07 business deposits include the transfer of NZ$0.5 billion of money market deposits from Treasury in April 2007. This is reflected in deposit growth, market share and product spreads key metrics.

(3)       Source: RBNZ. First half 2008 is a six month average to March 2008 for consumer lending and a six month average to February 2008 for deposits.

(4)       System multiple calculated as a six month rolling average. First half 2008 reflects the six months to February 2008.

(5)       Source: ACNielsen Consumer Finance Monitor Toplines 1st quarter (March 2008). ACNielsen implemented new survey methodology in the December 2007 quarter and comparatives for second half 2006 and first half 2007 are unable to be restated. ACNielsen performed a parallel survey at 30 September 2007 under the new methodology to provide indicative comparatives.

(6)       Source: ACNielsen. 12 month rolling average. Second half 2007 is result to September 2007.

(7)       As at December 2007. Source: TNS. 12 month rolling average. Second half 2006 is result to June 2006.

4.6                            PACIFIC BANKING

Pacific Banking provides banking services for retail and business customers throughout the South Pacific Island Nations. Branches, ATM’s, telephone banking and Internet banking channels are used to deliver our core business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa. Pacific Banking’s financial products include home, personal and business lending and savings and investment accounts.

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Net interest income	54	51	48	6	13
Non-interest income	53	51	44	4	20
Net operating income before operating expenses and impairment charges	107	102	92	5	16
Operating expenses	(33)	(32)	(30)	(3)	(10)
Impairment charges	(7)	2	(13)	large	46
Operating profit before tax	67	72	49	(7)	37
Tax and minority interests	(22)	(26)	(15)	15	(47)
Net profit after tax/cash earnings	45	46	34	(2)	32

Economic profit(1)	36	40	29	(10)	24
Expense to income ratio (%)(2)	30.8%	31.4%	32.6%	60bps	180bps

	$bn	$bn	$bn
Deposits	1.8	1.6	1.5	13	20
Total assets	2.0	1.8	1.7	11	18

Reconciliation of Economic Profit

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Net profit after tax	45	46	34	(2)	32
Franking benefit	—	—	—	—	—
Adjusted earnings	45	46	34	(2)	32
Allocated capital	166	113	98	47	69
Allocated capital charge (10.5%)	(9)	(6)	(5)	(50)	(80)
Economic profit(1)	36	40	29	(10)	24

(1)       Calculated as net profit after tax less a capital charge calculated by management at 10.5% of average ordinary equity.

(2)       Calculated as business unit operating expenses excluding impairment charges divided by business unit operating income.

Financial Performance

First Half 2008 – First Half 2007

Features:

•             Net profit after tax up 32% driven by strong asset growth and foreign exchange income

•             Impairment charges down 46%

Net profit after tax for Pacific Banking increased by 32% for the six months ended 31 March 2008, driven by operating income growth of 16%.

Net interest income was up 13% on the six months ended 31 March 2007. This strong performance was underpinned by total asset growth of 18%. The major source of this growth was the resource sector in PNG where assets grew $0.3 billion, 49% up on 31 March 2007.

Non-interest income increased by $9 million (20%) on the six months ended 31 March 2007. This result was predominantly driven by growth in foreign exchange income.

Expenses increased by $3 million (10%) due to increased investment in technology and people, primarily risk and compliance initiatives. Also, a project initiative to roll out co-branded cards across the Pacific finished in September 2007 and the associated amortisation expense commenced in the first half of this year.

Impairment charges of $7 million in the six months ended 31 March 2008 was due to strong portfolio growth and two individual downgrades. The impairment charge in the first half of 2007 of $13 million was due to an economic provision that was taken up to provide for the impacts of the political and civil unrest in several countries in the Pacific region.

First Half 2008 – Second Half 2007

Features:

•             Net profit after tax down 2% due to increased impairment charges

Net profit after tax for Pacific Banking decreased by 2% on the six months ended 30 September 2007, primarily due to higher impairment charges.

Net interest income increased by $3 million (6%) driven by total asset growth of 11%.

Non-interest income was up $2 million (4%). The primary drivers were transaction and loan fee income due to increased volumes in the first half.

Expense growth was steady.

Impairment charges of $7 million in the first half of 2008 are referred to above. The impairment benefit of $2 million in the second half of 2007 reflected an improvement in the business environment following the first half instability in the region.

4.7                            GROUP BUSINESS UNIT

This segment comprises:

•                  Group items, including earnings on surplus capital, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of our operating segments, (such as hedge results associated with hedging our New Zealand earnings), earnings from property sales and certain other head office items such as centrally raised provisions;

•                  Treasury, which is primarily focused on the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to manage net interest income outcomes and assist net interest income growth; and

•                  Structured Finance, which originates and executes large principal transactions on behalf of Westpac which are typically multi-jurisdictional. Structured Finance transactions can be high yielding asset transactions or liability transactions which raise low cost funds on Westpac’s behalf.

Reported Results

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Net interest income	220	135	175	63	26
Non-interest income	381	85	6	large	large
Net operating income before operating expenses and impairment charges	601	220	181	173	large
Operating expenses	(66)	16	2	large	large
Impairment charges	(32)	(23)	(5)	(39)	large
Operating profit before tax	503	213	178	136	183
Tax and minority interests	11	(138)	(133)	108	108
Net profit after tax	514	75	45	large	large
Treasury shares	(19)	14	15	large	large
TPS revaluations	(33)	20	18	large	large
Unrealised NZ Retail earnings hedges	3	(15)	4	120	(25)
Ineffective hedges	(3)	—	—	—	—
Gain from BTIM IPO	(106)	—	—	—	—
Gain from Visa IPO	(205)	—	—	—	—
Cash earnings	151	94	82	61	84

Cash Earnings Results(1)

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Net interest income	216	135	175	60	23
Non-interest income	21	47	(43)	(55)	149
Net operating income before operating expenses and impairment charges	237	182	132	30	80
Operating expenses	(23)	16	2	large	large
Impairment charges	(32)	(23)	(5)	(39)	large
Operating profit before tax	182	175	129	4	41
Tax and minority interests	(31)	(81)	(47)	62	34
Cash earnings	151	94	82	61	84

(1)       Refer to Section 8.3, pages 132 – 134 for a detailed reconciliation of the reported results and the cash earnings results for the Group Business Unit.

Treasury

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Net interest income	142	96	123	48	15
Non-interest income	—	7	—	(100)	—
Net profit after tax / cash earnings	88	61	74	44	19

Structured Finance

				% Mov't	% Mov't
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Net profit after tax / cash earnings	25	41	35	(39)	(29)

	$bn	$bn	$bn
Deposits	—	0.1	0.2	(100)	(100)
Net Loans	1.0	0.7	0.7	43	43
Total Assets	2.8	2.3	6.1	22	(54)

Financial Performance

First Half 2008 – First Half 2007

Features:

•             Increased Treasury contribution

•             Higher contribution from Group items, in particular gain from the BTIM IPO and Visa Inc IPO as well as changes in the Group tax provision more than offsetting an increase in Group collectively assessed provision

Net profit after tax of $ 514 million increased by $ 469 million compared to the six months ended 31 March 2007, with $ 311 million of the increase in net profit after tax resulting from the gains from the BTIM IPO and Visa Inc. IPO.

After cash earnings adjustments and the policyholder tax recoveries reclassification(1), cash earnings were up $ 69 million (84%) compared to the six months ended 31 March 2007. The first half 2008 result was driven by a solid Treasury performance, the reduction of tax provisions that were no longer required ($ 20 million), ongoing R&D rebates ($ 20 million) and the sale of the Bedford Park (Adelaide Contact Centre) property ($ 13 million). Earnings in the six months ended 31 March 2008 were also favourably impacted by gains on our New Zealand earnings hedges ($ 4 million) compared to a loss in the first half of 2007 ($ 13 million) due to an improved outcome from hedging activities.

The earnings generated by Treasury increased by $14 million, as a result of particularly intense activity managing volatility and the higher wholesale funding costs. Treasury has progressively transfer-priced the higher cost of funding back to business units, but a lag in transfer pricing moves saw Treasury absorb a part of the increase.

Expenses increased due to additional spend on technology, including compliance expenditure.

Impairment charges increased due to an additional $ 31 million of collectively assessed provisions which reflects the assessed impact of continuing market dislocation.

(1)  Refer to the Introduction on page 1 for an explanation of cash earnings adjustments and the policyholder tax recoveries reclassification.

First Half 2008 – Second Half 2007

Features:

•             Higher Treasury earnings

•             Continued run-off in Structured Finance

•             Impact of items previously discussed

Net profit after tax of $514 million increased by $439 million compared to six months ended 30 September 2007. After cash earnings adjustments and the policyholder tax recoveries reclassification(1), cash earnings were up $57 million compared to the six months ended 30 September 2007. The net profit after tax contribution from Treasury was up $27 million.

The increase in cash earnings for GBU was also driven by gains on hedging our New Zealand operations and the impact of items previously discussed.

This was partially offset by continued run-off in Structured Finance ($16 million) reflecting the continued run-off of previously booked transactions.

(1) Refer to the Introduction on page 1 for an explanation of cash earnings adjustments and the policyholder tax recoveries reclassification.

5.	FIRST HALF 2008 FINANCIAL INFORMATION	Interim Profit Announcement 2008

Notes to the statements shown in sections 5.1, 5.2, 5.3, and 5.4 as required by Appendix 4D are referenced in the margin of the relevant tables

5.1         CONSOLIDATED INCOME STATEMENT (UNAUDITED)

$m	Note	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Interest income	4	13,699	11,646	10,429	18	31
Interest expense	4	(10,229)	(8,422)	(7,340)	(21)	(39)
Net interest income		3,470	3,224	3,089	8	12
Non-interest income	5	2,324	2,040	1,820	14	28
Net operating income before operating expenses and impairment charges		5,794	5,264	4,909	10	18
Operating expenses	6	(2,452)	(2,314)	(2,229)	(6)	(10)
Impairment charges	12	(433)	(250)	(232)	(73)	(87)
Profit before income tax		2,909	2,700	2,448	8	19
Income tax expense	8	(674)	(857)	(773)	21	13
Net profit for the period		2,235	1,843	1,675	21	33
Net profit attributable to minority interests		(33)	(33)	(34)	—	3
Net profit attributable to equity holders of WBC		2,202	1,810	1,641	22	34

5.2         CONSOLIDATED BALANCE SHEET (UNAUDITED)

As at $m	Note	31 March 2008	30 Sept 2007	31 March 2007	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Assets
Cash and balances with central banks		4,109	2,243	3,548	83	16
Due from other financial institutions		30,094	28,379	11,903	6	153
Derivative financial instruments	20	22,859	24,308	14,355	(6)	59
Trading Securities		23,391	20,815	17,476	12	34
Other financial assets designated at fair value		1,637	1,179	3,317	39	(51)
Available-for-sale securities		2,434	2,511	1,009	(3)	141
Loans	11	294,676	272,545	253,238	8	16
Life insurance assets		13,407	15,456	15,390	(13)	(13)
Regulatory deposits with central banks overseas		1,053	753	332	40	large
Goodwill and other intangible assets(1)		3,071	2,989	2,965	3	4
Property, plant and equipment		492	489	474	1	4
Net deferred tax assets		799	516	723	55	11
Other assets		3,695	2,638	3,470	40	6
Total assets		401,717	374,821	328,200	7	22

Liabilities
Due to other financial institutions		13,776	9,133	14,710	51	(6)
Deposits at fair value	18	63,758	48,603	36,066	31	77
Deposits at amortised cost	18	156,295	150,619	141,649	4	10
Derivative financial instruments	20	19,627	25,192	14,880	(22)	32
Other trading liabilities and other financial liabilities at fair value		10,481	8,223	3,784	27	177
Debt issues		92,397	87,126	73,122	6	26
Current tax liabilities		469	233	304	101	54
Life insurance liabilities		12,738	14,392	14,290	(11)	(11)
Provisions		816	980	766	(17)	7
Other liabilities		5,591	4,785	4,716	17	19
Total liabilities excluding loan capital		375,948	349,286	304,287	8	24

Loan capital
Subordinated bonds, notes and debentures		5,672	6,042	5,323	(6)	7
Subordinated perpetual notes		425	429	483	(1)	(12)
Trust preferrred securities 2004 (TPS 2004)		595	567	618	5	(4)
Fixed interest resettable trust securities (FIRsTS)		—	666	665	(100)	(100)
Total loan capital		6,692	7,704	7,089	(13)	(6)
Total liabilities		382,640	356,990	311,376	7	23

Net assets		19,077	17,831	16,824	7	13

Shareholders’ equity
Share capital:
Ordinary share capital		6,428	6,125	5,758	5	12
Treasury and RSP Treasury shares		(170)	(114)	(103)	(49)	(65)
Reserves		245	192	188	28	30
Retained profits		10,654	9,716	9,070	10	17
Total equity attributable to equity holders of WBC		17,157	15,919	14,913	8	15

Minority Interests
Trust preferred securities 2003 (TPS 2003)		1,137	1,137	1,137	—	—
Trust preferred securities 2006 (TPS 2006)		755	755	751	—	1
Other		28	20	23	40	22
Total minority interests		1,920	1,912	1,911	—	—
Total shareholders equity and minority interests		19,077	17,831	16,824	7	13

(1)

Goodwill and other intangible assets include $548 million in capitalised software costs ($527 million at 30 September 2007 and $485 million at 31 March 2007) with an average amortisation period of approximately three years.

5.3         CONSOLIDATED CASH FLOW STATEMENT (UNAUDITED)

$m	Note	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07-Mar 08	% Mov’t Mar 07-Mar 08
Cash flows from operating activities
Interest received		13,344	11,576	10,286	15	30
Interest paid		(10,064)	(8,202)	(7,291)	(23)	(38)
Dividends received excluding life business		3	7	7	(57)	(57)
Other non-interest income received		1,384	1,313	1,426	5	(3)
Operating expenses paid		(1,939)	(1,690)	(1,838)	(15)	(5)
Net (increase)/decrease in trading and fair value assets		(2,731)	(1,544)	(4,191)	(77)	35
Net increase/(decrease) in trading and fair value liabilities		2,305	4,276	1,286	(46)	79
Net (increase)/decrease in derivative financial		(4,865)	(3,370)	(2,221)	(44)	(119)
Income tax paid excluding life business		(715)	(601)	(884)	(19)	19
Life business:
Receipts from policyholders and customers		1,322	1,655	1,581	(20)	(16)
Interest and other items of similar nature		21	11	28	91	(25)
Dividends received		239	865	239	(72)	—
Payments to policyholders and suppliers		(1,474)	(2,212)	(1,702)	33	13
Income tax paid		(57)	(33)	(52)	(73)	(10)
Net cash (used in)/provided by operating activities	21	(3,227)	2,051	(3,326)	large	3
Cash flows from investing activities
Proceeds from available-for-sale securities		2,135	1,352	1,079	58	98
Purchase of available-for-sale securities		(1,946)	(2,853)	(1,156)	32	(68)
Net (increase)/decrease in:
Due from other financial institutions		(1,739)	(16,776)	173	90	large
Loans		(22,277)	(21,459)	(18,889)	(4)	(18)
Life insurance assets		396	33	(294)	large	large
Regulatory deposits with central banks overseas		(321)	(468)	110	31	large
Other assets		(879)	233	(761)	large	(16)
Purchase of intangible assets		(113)	(154)	(97)	27	(16)
Purchase of property, plant and equipment		(81)	(73)	(74)	(11)	(9)
Proceeds from disposal of property, plant and equipment		20	6	—	large	—
Controlled entities and businesses disposed, net of cash held		70	—	—	—	—
Partial disposal of controlled entities		229	—	—	—	—
Payments for acquisition of controlled entities, net of cash acquired		(136)	—	—	—	—
Net cash used in investing activities		(24,642)	(40,159)	(19,909)	39	(24)
Cash flows from financing activities
Issue of loan capital		—	851	1,372	(100)	(100)
Redemption of loan capital		(1,064)	—	—	—	—
Proceeds from exercise of employee options		15	12	25	25	(40)
Purchase of share on exercise of employee options and rights		(73)	(26)	(47)	(181)	(55)
Net increase/(decrease) in:
Due to other financial institutions		4,707	(5,417)	2,924	187	61
Deposits		20,997	23,675	10,667	(11)	97
Debt issues		5,802	18,879	10,064	(69)	(42)
Other liabilities		300	(240)	(433)	large	169
Purchase of treasury shares		(73)	(21)	(70)	large	(4)
Sale of treasury shares		17	10	18	70	(6)
Payment of dividends		(920)	(784)	(846)	(17)	(9)
Payment of dividends to minority interests		(25)	(32)	(35)	22	29
Net cash provided by financing activities		29,683	36,907	23,639	(20)	26
Net increase/(decrease) in cash and cash equivalents		1,814	(1,201)	404	large	large
Effect of exchange rate changes on cash and cash equivalents		52	(104)	12	150	large
Cash and cash equivalents at beginning of the period		2,243	3,548	3,132	(37)	(28)
Cash and cash equivalents at period end		4,109	2,243	3,548	83	16

5.4         CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENSE (UNAUDITED)

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Gains/(losses) on available-for-sale securities:
Recognised in equity	40	(3)	(3)	large	large
Transferred to income statement	2	(1)	(19)	large	111
Gains/(losses) on cash flow hedging instruments:
Recognised in equity	(34)	52	72	(165)	(147)
Transferred to income statement	5	8	4	(38)	25
Exchange differences on translation of foreign operations	(13)	(74)	(105)	82	88
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	(13)	2	7	large	large
Cash flow hedging reserve	5	(14)	(23)	136	122
Foreign currency translation reserve	9	17	31	(47)	(71)
Net income recognised directly in equity	1	(13)	(36)	108	103
Profit for the period	2,235	1,843	1,675	21	33
Total recognised income and expense for the period	2,236	1,830	1,639	22	36
Attributable to:
Members of the parent	2,203	1,797	1,605	23	37
Minority interests	33	33	34	—	(3)
Total recognised income and expense for the period	2,236	1,830	1,639	22	36

5.5         NOTES TO FIRST HALF 2008 FINANCIAL INFORMATION (UNAUDITED)

Note 1.   Basis of preparation of financial information

(i)    General

The accounting policies and methods of computation adopted in the preparation of the First Half 2008 Financial Information are the same as those in the previous financial year and corresponding interim reporting period. Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current period.

The accounting policies and methods of computation adopted in the previous financial year were in accordance with the requirements for an Authorised Deposit-taking Institution under the Banking Act 1959 (as amended), Australian equivalents to International Financial Reporting Standards, other authoritative pronouncements of the Australian Accounting Standards Board, Urgent Issues Group Interpretations and the Corporations Act.  Westpac’s consolidated financial statements for the previous financial year also comply with International Financial Reporting Standards and interpretations issued by the International Accounting Standards Board.

All amounts have been rounded to the nearest million dollars unless otherwise stated.

(ii)   Changes in accounting policies

In the current financial year the Group will adopt AASB 7 Financial Instruments Disclosures for the first time.  As AASB 7 is a disclosure standard, there is no impact on the interim financial statements.  Full details of the change will be disclosed in the Group’s financial statements for the year ending 30 September 2008.

The following new standards and interpretations have been issued, but are not yet effective and have not been early adopted by the Group:

Interpretation 13 Customer Loyalty Programmes (Interpretation 13) is effective for the 30 September 2009 financial year end.  Interpretation 13 addresses how companies that grant their customers loyalty award credits when buying goods and services should account for their obligation to provide free or discounted goods and services, if and when the customers redeem the points.  Interpretation 13 requires the entity to allocate some of the proceeds of the initial sale to award credits and recognise these proceeds as revenue when the provision of free goods or services is fulfilled.  The guidance will result in the re-measurement and reclassification of the existing credit card loyalty provision to deferred income.  Deferred income will be recognised as revenue when the expense of providing rewards is incurred.  It is expected that there will be some delay in the timing of the recognition of revenue attributed to the credit card loyalty programme going forward.  This guidance is not expected to have a material impact to the Group.

A revised AASB 3 Business Combinations and amended AASB 127 Consolidated and Separate Financial Statements were issued by the Australian Accounting Standards Board in March 2008.  The revisions to the standards apply prospectively to business combinations and will be effective for the 30 September 2010 financial year end.  The main changes under the standards are that:

•    acquisition related costs are recognised as an expense in the income statement in the period they are incurred;

•    earn-outs and contingent considerations will be measured at fair value at the acquisition date, however re-measurement in the future may be recognised in the income statement;

•    step acquisitions, impacting equity interests held prior to control being obtained, are remeasured to fair value, with gains and losses being recognised in the income statement.  Similarly where control is lost, any difference between the fair value of the residual holding and its carrying value is recognised in the income statement; and

•    while control is retained, transactions with minority interests would be treated as an equity transaction.

Note 2.   Interest spread and margin analysis

	Half Year	Half Year	Half Year
	March 08	Sept 07	March 07
Group
Average external interest earning assets ($m)	342,613	305,173	279,591
Net interest income ($m)(2)	3,508	3,271	3,143
Interest spread (%)	1.72	1.80	1.90
Benefit of net non-interest bearing liabilities and equity (%)	0.33	0.34	0.35
Interest margin (%)	2.05	2.14	2.25

Analysis by business unit

Average external interest earning assets ($m)
Consumer Financial Services	139,517	132,036	124,586
Business Financial Services	54,194	50,451	46,713
Westpac Institutional Bank	65,867	57,455	49,526
New Zealand (AUD)	37,825	36,575	33,667
BT Financial Group	922	711	437
Pacific Banking	1,798	1,901	1,193
Group Business Unit	42,490	26,044	23,469
Group total	342,613	305,173	279,591
New Zealand (NZD)	43,748	41,393	38,261

Net interest income ($m) (excluding capital benefit)(1)
Consumer Financial Services	1,297	1,284	1,218
Business Financial Services	885	823	760
Westpac Institutional Bank	196	160	167
New Zealand (AUD)	411	397	369
BT Financial Group	(84)	(75)	(61)
Pacific Banking	50	48	45
Group Business Unit	753	634	645
Group total	3,508	3,271	3,143
Tax equivalent gross up(2)	(38)	(47)	(54)
Reported net interest income	3,470	3,224	3,089
New Zealand (NZD)	476	449	420

Interest margin (%)
Consumer Financial Services	1.86%	1.94%	1.96%
Business Financial Services	3.27%	3.25%	3.26%
Westpac Institutional Bank	0.60%	0.56%	0.68%
New Zealand	2.17%	2.16%	2.20%
BT Financial Group	(18.26)%	(21.04)%	(27.99)%
Pacific Banking	5.58%	5.04%	7.56%
Group Business Unit	3.54%	4.86%	5.51%
New Zealand (NZD)	2.17%	2.16%	2.20%

Interest spread is the difference between the average yield (including tax equivalent gross up) on all interest earning assets and the average rate paid on all interest bearing liabilities.  The benefit of net non-interest bearing liabilities to the average level of net non-interest bearing funds as a percentage of average interest earning assets.

(1)

Capital benefit represents the notional revenue earned on capital allocated to business units under Westpac’s economic capital framework. Refer to Introduction on page 1 for a discussion on our economic capital framework.

(2)

Westpac has entered into various tax effective financing transactions that derive income that is subject to a reduced rate of income tax. The impact of this is reflected in lower income tax expense and interest income. In order to provide improved comparability, this income is presented on a tax equivalent basis.

Note 3.   Average balance sheet and interest rates

	Half Year 31 March 2008			Half Year 30 September 2007			Half Year 31 March 2007
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	30,209	1,007	6.7%	17,897	562	6.3%	14,383	407	5.7%
Trading securities	20,802	706	6.8%	18,505	568	6.1%	15,062	449	6.0%
Available-for-sale securities	2,187	68	6.2%	1,310	74	11.3%	875	27	6.2%
Other financial assets designated at fair value	1,204	36	6.0%	2,255	63	5.6%	2,674	86	6.4%
Regulatory deposits	838	28	6.7%	247	7	5.7%	399	10	5.3%
Loans and other receivables	287,373	11,892	8.3%	264,959	10,386	7.8%	246,198	9,484	7.7%
Total interest earning assets and interest income(1)	342,613	13,737	8.0%	305,173	11,660	7.6%	279,591	10,463	7.5%
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	1,451			1,301			1,074
Life insurance assets	14,863			15,631			14,921
All other assets(2)	31,801			23,777			18,886
Total non-interest earning assets	48,115			40,709			34,881
Total assets	390,728			345,882			314,472

	Half Year 31 March 2008			Half Year 30 September 2007			Half Year 31 March 2007
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	212,045	6,405	6.0%	182,035	5,035	5.5%	168,247	4,511	5.4%
Due to other financial institutions	8,916	222	5.0%	9,718	243	5.0%	11,208	297	5.3%
Loan capital	7,425	224	6.0%	7,603	219	5.7%	6,608	190	5.8%
Other interest bearing liabilities(3)	96,604	3,378	7.0%	88,309	2,892	6.5%	76,112	2,322	6.1%
Total interest bearing liabilities and interest expense(1)	324,990	10,229	6.3%	287,665	8,389	5.8%	262,175	7,320	5.6%
Non-interest bearing liabilities
Deposits and due to other financial institutions	5,730			6,825			7,022
Life insurance policy liabilities	13,776			14,362			13,780
All other liabilities(4)	28,121			19,975			15,315
Total non-interest bearing liabilities	47,627			41,162			36,117
Total liabilities	372,617			328,827			298,292
Shareholders’ equity	16,196			15,142			14,271
Minority interests	1,915			1,913			1,909
Total equity	18,111			17,055			16,180
Total liabilities and equity	390,728			345,882			314,472

(1)

Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $38 million for the six months ended 31 March 2008 ($38 million benefit in interest income). 30 September 2007 half year comparatives include a tax equivalent gross up of $47 million ($14 million benefit in interest income and $33 million benefit in interest expense). 31 March 2007 half year comparatives include a tax equivalent gross up of $54 million ($34 million benefit in interest income and $20 million benefit in interest expense).

(2)	Includes property, plant and equipment, goodwill and other intangibles, derivative financial instruments, other assets and deferred tax asset.
(3)	Includes net impact of Treasury balance sheet management activities.
(4)	Includes provisions for current and deferred income tax and derivative financial instruments.

	Half Year 31 March 2008			Half Year 30 September 2007			Half Year 31 March 2007
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Loans and other receivables:
Australia	237,198	9,659	8.1%	217,546	8,330	7.6%	202,766	7,656	7.6%
New Zealand	45,093	2,112	9.4%	42,695	1,933	9.0%	39,951	1,741	8.7%
Other overseas	5,082	121	4.8%	4,718	123	5.2%	3,481	87	5.0%

Deposits:
Australia	162,833	4,894	6.0%	138,757	3,729	5.4%	129,199	3,368	5.2%
New Zealand	28,305	1,058	7.5%	27,436	952	6.9%	25,749	831	6.5%
Other overseas	20,907	453	4.3%	15,842	354	4.5%	13,299	312	4.7%

Note 4.   Net interest income

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Interest income
Loans	11,748	10,194	9,289	15	26
Due from other financial institutions	998	562	407	78	145
Available-for-sale securities	53	74	27	(28)	96
Regulatory deposits with central banks overseas	28	7	10	large	180
Trading securities	702	561	442	25	59
Net gain/(loss) on ineffective hedges	4	7	7	(43)	(43)
Other financial assets designated at fair value	36	51	68	(29)	(47)
Other	130	190	179	(32)	(27)
Total interest income	13,699	11,646	10,429	18	31

Interest expense
Current and term deposits	(4,250)	(3,711)	(3,335)	(15)	(27)
Due to other financial institutions	(222)	(276)	(317)	20	30
Debt issues	(2,146)	(1,789)	(1,651)	(20)	(30)
Loan capital	(224)	(219)	(190)	(2)	(18)
Trading liabilities	(917)	(639)	(325)	(44)	(182)
Deposits at fair value	(2,155)	(1,324)	(1,176)	(63)	(83)
Other	(315)	(464)	(346)	32	9
Total interest expense	(10,229)	(8,422)	(7,340)	(21)	(39)
Net interest income	3,470	3,224	3,089	8	12

Note 5.   Non-interest income

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Fees and commissions
Banking and credit related fees	282	259	260	9	8
Transaction fees and commissions received	578	569	580	2	—
Service and management fees	21	28	17	(25)	24
Other non-risk fee income	85	71	48	20	77
	966	927	905	4	7
Wealth management and insurance income(1)
Life insurance and funds management net operating income	399	575	571	(31)	(30)
General insurance commissions and premiums (net of claims paid)	44	55	58	(20)	(24)
	443	630	629	(30)	(30)
Trading income(2)
Foreign exchange	228	250	159	(9)	43
Other trading securities	160	150	101	7	58
	388	400	260	(3)	49
Other income
Dividends received	3	7	7	(57)	(57)
Rental income	—	1	1	(100)	(100)
Net gain/(loss) on ineffective hedges	—	(4)	2	100	(100)
Hedging of overseas operations	(27)	(8)	(8)	large	large
Derivatives held for risk management purposes(3)	64	10	(21)	large	large
Gain on disposal of assets	463	—	22	—	large
Net gain/(loss) on financial assets at fair value(4)	(10)	(2)	5	large	large
Other	34	79	18	(57)	89
	527	83	26	large	large
Non-interest income	2,324	2,040	1,820	14	28

(1)

Wealth management and insurance income includes policyholder tax recoveries. A reconciliation between wealth management and insurance income in Note 5 and non-interest income for BTFG is provided in Section 4.4.3.

(2)	Trading income includes earnings from our Markets and Pacific Banking businesses, as well as our Treasury operations in Australia and New Zealand.
(3)

Income from derivatives held for risk management purposes primarily comprises net gains/losses on realised and unrealised hedges on New Zealand future retail earnings and net gains/losses on the hedge of our 2003 Trust Preferred Security.

(4)	Movements in the net gain/(loss) on financial assets at fair value primarily relates to a reduction in income from the portfolio of investment grade securities in WIB.

Note 6.   Expense analysis

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Salaries and other staff expenses
Salaries and wages	1,102	1,058	972	4	13
Other staff expenses	292	264	244	11	20
Restructuring costs	9	12	7	(25)	29
Total salaries and other staff expenses	1,403	1,334	1,223	5	15

Equipment and occupancy expenses
Operating lease rentals	146	128	134	14	9
Depreciation, amortisation and impairment:
Premises	1	1	1	—	—
Leasehold improvements	18	18	14	—	29
Furniture and equipment	20	21	17	(5)	18
Technology	30	30	29	—	3
Software	90	95	92	(5)	(2)
Equipment repairs and maintenance	20	20	18	—	11
Electricity, water and rates	5	5	4	—	25
Land tax	2	1	(1)	100	large
Other	4	—	1	—	large
Total equipment and occupancy expenses	336	319	309	5	9

Other expenses
Amortisation of deferred expenditure	2	1	2	100	—
Impairment of goodwill(1)	18	—	—	—	—
Non-lending losses	22	22	26	—	(15)
Purchased services:
Technology and information services	77	70	74	10	4
Legal	16	7	18	129	(11)
Other professional services	136	132	139	3	(2)
Stationery	25	27	27	(7)	(7)
Postage and freight	50	47	49	6	2
Outsourcing costs	245	228	239	7	3
Insurance	6	4	6	50	—
Advertising	35	45	45	(22)	(22)
Transaction taxes	2	(1)	3	large	(33)
Training	9	12	7	(25)	29
Travel	31	33	27	(6)	15
Other expenses	39	34	35	15	11
Total other expenses	713	661	697	8	2
Total	2,452	2,314	2,229	6	10

(1) Impairment of goodwill relates to impairment of the BT New Zealand goodwill.

Note 7.   Deferred expenses and capitalised software

				% Mov’t	% Mov’t
	31 March	30 Sept	31 March	Sept 07-	Mar 07-
$m	2008	2007	2007	Mar 08	Mar 08
Capitalised software	548	527	485	4	13
Deferred acquisition costs	139	136	126	2	10
Other	28	36	32	(22)	(13)

Note 8.  Income tax

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
The income tax expense for the period is reconciled to the profit per the income statement as follows:
Profit before income tax expense	2,909	2,700	2,448	8	19
Prima facie income tax based on the Australian company tax rate of 30% (2007: 30%)	873	810	734	8	19
The effect of amounts which are not deductible (assessable) in calculating taxable income
Change in tax rate(1)	3	5	—	(40)	—
Rebateable and exempt dividends	(16)	(4)	(39)	large	59
Tax losses and temporary differences not previously recognised now brought to account	(3)	2	1	large	large
Life insurance:	—
Tax adjustment on policyholders’ earnings(2)	(108)	18	46	large	large
Adjustment for life business tax rates	(10)	(5)	—	(100)	—
Other non-assessable items	(60)	(20)	(10)	(200)	large
Other non-deductible items	(3)	38	56	(108)	(105)
Adjustment for overseas tax rates	9	7	14	29	(36)
Income tax (over)/under provided in prior years	(9)	1	(12)	large	25
Other items	(2)	5	(17)	(140)	88
Total income tax expense in the income statement	674	857	773	(21)	(13)
Average effective income tax rate (%)	23.2	31.7	31.6	large	large
Tax equivalent gross up(3)	38	47	54	(19)	(30)
Effective tax rate (%) (excluding life company)	27.0	31.0	28.9	large	large
Effective tax rate (%) (including gross up)	24.2	32.9	33.0	large	large
Effective tax rate (%) (including gross up and excluding life company accounting)	27.9	32.1	30.4	large	large

(1)

The company tax rate in New Zealand is reducing from 33% to 30% effective for the Group from 1 October 2008, and the company tax rate in the United Kingdom is reducing from 30% to 28% effective for the Group from 1 April 2008. These revised income tax rates have not impacted the current tax liability balance for the reporting period, but will do so in future periods. However, the impact of the change in the income tax rates has been taken into account in the measurement of deferred taxes at the end of the reporting period.

(2)

In accordance with the requirements of Australian Accounting Standard AASB 1038 Life Insurance Contracts, our tax expense for the half year ended 31 March 2008 includes a $154 million tax benefit on policyholders’ investment earnings ($26 million tax expense in the six months to 30 September 2007 and $66 million tax expense in the six months to 31 March 2007) of which $46 million is in the prima facie tax benefit ($8 million tax expense in the six months to 30 September 2007 and $20 million tax expense in the six months to 31 March 2007) and the balance of $108 million tax benefit ($18 million tax expense in the six months to 30 September 2007 and $46 million tax expense in the six months to 31 March 2007) is shown here.

(3)	The tax equivalent gross up represents the benefit in respect of certain financing transactions entered into by the Institutional Bank.

Note 9.   Dividends

	Half Year	Half Year	Half Year
	March 08	Sept 07	March 07
Ordinary dividend (cents per share)
Interim (fully franked) - proposed dividend	70	—	63
Final (fully franked)	—	68	—
	70	68	63
Total dividends paid
Ordinary dividends paid ($m)	1,265	1,164	1,101
	1,265	1,164	1,101
Ordinary dividend payout ratio(1)	59.3%	69.6%	70.7%

The Group operates a Dividend Reinvestment Plan that is available to the holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in Australia or New Zealand. The last date for receipt of election notices for the Dividend Reinvestment Plan is 23 May 2008.

(1) Ordinary dividend per share divided by basic earnings per ordinary share.

Note 10.  Earnings per ordinary share

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Earnings per ordinary share (cents):
Basic	118.0	97.8	89.1	21	32
Fully diluted	115.2	96.5	88.7	19	30
Weighted average number of fully paid ordinary shares (millions) - Basic	1,865	1,851	1,841	1	1
Weighted average number of fully paid ordinary shares (millions) - Fully diluted	1,956	1,936	1,894	1	3

Reconciliation of ordinary shares on issue before the effect of own shares held

(millions)	Half Year March 08	Half Year Sept 07	Half Year March 07
Opening balance	1,865	1,851	1,840
Number of shares issued under the Dividend
Reinvestment Plan (DRP)	13	14	10
Number of shares issued under the Employee Share Plan (ESP)	1	—	1

Closing balance	1,879	1,865	1,851

	Half Year 31 March 2008		Half Year 30 Sept 2007		Half Year 31 March 2007
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($millions)
Net profit	2,235	2,235	1,843	1,843	1,675	1,675
Net profit attributable to minority interests	(33)	(33)	(33)	(33)	(34)	(34)
Distribution on RSP treasury shares(1)	(1)	—	(1)	—	—	—
FIRsTS distributions	—	11	—	22	—	22
2004 TPS distributions	—	15	—	14	—	17
2007 convertible notes	—	26	—	22	—	—
Earnings	2,201	2,254	1,809	1,868	1,641	1,680
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	1,873	1,873	1,858	1,858	1,846	1,846
Effect of own shares held	(8)	(8)	(7)	(7)	(5)	(5)
Potential dilutive adjustment:
Exercise of options and vesting of restricted shares	—	8	—	7	—	2
Conversion of FIRsTS	—	14	—	24	—	26
Conversion of 2004 TPS	—	25	—	22	—	25
Conversion of 2007 convertible notes	—	44	—	32	—	—
Total weighted average number of ordinary shares	1,865	1,956	1,851	1,936	1,841	1,894
Earnings per ordinary share (cents)	118.0	115.2	97.8	96.5	89.1	88.7

(1)

Restricted Share Plan (RSP) treasury shares are deducted from ordinary shares on issue in arriving at the weighted average number of ordinary shares outstanding, while the equity granted to employees remains unvested. Despite the share being unvested, employees are entitled to dividends and voting rights on the shares. Consequently, a portion of the profit for the period is allocated to RSP treasury shares to arrive at earnings attributed to ordinary shareholders.

Note 11. Loans

As at $m	31 March 2008	30 Sept 2007	31 March 2007	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Loans are classified based on the location of the lending office
Australia
Overdrafts	3,010	3,045	2,989	(1)	1
Credit card outstandings	7,446	7,310	7,284	2	2
Overnight and at call money market loans	410	280	436	46	(6)
Acceptance finance	22,865	21,847	19,886	5	15
Term loans:
Housing	119,176	110,564	102,632	8	16
Housing - Line of credit	13,664	14,280	14,558	(4)	(6)
Total housing	132,840	124,844	117,190	6	13
Non-housing	65,483	56,484	49,837	16	31
Finance leases	4,628	4,345	4,177	7	11
Margin Lending	4,342	4,939	4,166	(12)	4
Other	3,451	3,105	3,000	11	15
Total Australia	244,475	226,199	208,965	8	17

New Zealand
Overdrafts	1,262	1,200	1,099	5	15
Credit card outstandings	943	885	911	7	4
Overnight and at call money market loans	1,968	1,787	1,765	10	12
Term loans:
Housing	26,375	24,820	24,083	6	10
Non-housing	14,884	13,738	12,796	8	16
Other	906	897	937	1	(3)
Total New Zealand	46,338	43,327	41,591	7	11

Other Overseas
Overdrafts	216	209	183	3	18
Term loans:
Housing	777	702	667	11	16
Non-housing	4,469	3,432	3,097	30	44
Finance leases	16	16	17	—	(6)
Other	45	29	33	55	36
Total Overseas	5,523	4,388	3,997	26	38

Total loans	296,336	273,914	254,553	8	16
Provision for impairment of loans	(1,660)	(1,369)	(1,315)	(21)	(26)
Total net loans(1)	294,676	272,545	253,238	8	16

(1)

Total net loans include securitised loans of $5,570 million at 31 March 2008 ($8,386 million at 30 September 2007 and $3,045 million at 31 March 2007). These securitised loans exclude loans securitised to the Series 2008-1M WST Trust, as Westpac is the sole holder of all of the notes issued by that trust, and loans held by a warehouse trust that is funded by Westpac.

Note 12. Provisions for impairment charges

	Half Year	Half Year	Half Year
$m	March 08	Sept 07	March 07
Collectively assessed provisions
Balance at beginning of the period	1,410	1,325	1,194
New provisions raised	252	224	220
Write-offs	(175)	(171)	(131)
Discount unwind	61	58	57
Exchange rate and other adjustments	2	(26)	(15)
Closing balance	1,550	1,410	1,325

Individually assessed provisions
Balance at beginning of period	148	162	164
New individually assessed provisions	226	88	42
Write-backs	(28)	(48)	(22)
Write-offs	(27)	(50)	(19)
Discount unwind	(2)	2	(2)
Exchange rate and other adjustments	—	(6)	(1)
Closing balance	317	148	162
Total provisions for impairment charges on loans and credit commitments	1,867	1,558	1,487
Less provisions for credit commitments	(207)	(189)	(172)
Total provisions for impairment charges on loans	1,660	1,369	1,315

	Half Year	Half Year	Half Year
$m	March 08	Sept 07	March 07
Reconciliation of impairment charges
New individually assessed provisions	226	88	42
Write-backs	(28)	(48)	(22)
Recoveries	(17)	(14)	(8)
New collectively assessed provisions	252	224	220
Impairment charges	433	250	232

Note 13. Non-performing loans

As at	31 March	30 Sept	31 March
$m	2008	2007	2007
Australia
Non-accrual assets(1):
Gross	631	251	311
Impairment provisions	(261)	(95)	(122)
Net	370	156	189
Restructured loans:
Gross	1	1	17
Impairment provisions	—	—	(9)
Net	1	1	8
Overdrafts and revolving credit greater than 90 days:
Gross	103	98	99
Impairment provisions	(81)	(98)	(96)
Net	22	—	3
Net Australian non-performing loans	393	157	200

New Zealand
Non-accrual assets:
Gross	118	99	59
Impairment provisions	(31)	(25)	(17)
Net	87	74	42
Restructured loans:
Gross	2	2	—
Impairment provisions	—	—	—
Net	2	2	—
Overdrafts and revolving credit greater than 90 days:
Gross	17	13	13
Impairment provisions	(9)	(7)	(7)
Net	8	6	6
Net New Zealand non-performing loans	97	82	48

Other Overseas
Non-accrual assets:
Gross	79	73	70
Impairment provisions	(40)	(39)	(28)
Net	39	34	42
Restructured loans:
Gross	4	1	1
Impairment provisions	—	—	—
Net	4	1	1
Overdrafts and revolving credit greater than 90 days:
Gross	1	2	2
Impairment provisions	(1)	(2)	(2)
Net	—	—	—
Net other Overseas non-performing loans	43	35	43

Total net non-performing loans	533	274	291

(1)	Represents assets (excluding restructured loans) that are individually assessed for impairment, with the exception of loans that are fully backed by acceptable security.

Note 14.  Movement in gross impaired assets

$m	31 March 2008	30 Sept 2007	31 March 2007	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Balance as at beginning of period	540	572	521	(6)	4
New and increased	568	193	176	194	large
Write-offs	(202)	(221)	(150)	9	(35)
Returned to performing or repaid	(131)	(155)	(115)	15	(14)
Portfolio managed - new/increased/returned/repaid	165	142	137	16	20
Exchange rate and other adjustments	16	9	3	78	large
Balance as at period end	956	540	572	77	67

Note 15.  Items past 90 days but well secured

				% Mov’t	% Mov’t
	31 March	30 Sept	31 March	Sept 07-	Mar 07-
$m	2008	2007	2007	Mar 08	Mar 08
Australia:
Housing products	192	139	141	38	36
Other products	333	352	370	(5)	(10)
Total Australia	525	491	511	7	3
New Zealand:
Housing products	53	37	31	43	71
Other products	7	5	6	40	17
Other Overseas	19	29	27	(34)	(30)
Total Overseas	79	71	64	11	23
Total	604	562	575	7	5

Note 16. Impaired assets and provisioning ratios

As at	31 March 2008		30 Sept 2007		31 March 2007		% Mov’t Sept 07- Mar 08		% Mov’t Mar 07- Mar 08
Net impaired assets to equity and collectively assessed provisions	2.6%		1.4%		1.6%		(120	bps)	(100	bps)
Total impaired assets to gross loans	0.32%		0.20%		0.22%		(12	bps)	(10	bps)
Total impaired assets to equity and total provisions	4.6%		2.8%		3.1%		(180	bps)	(150	bps)
Total impairment provisions to total impaired assets	44.2%		49.2%		49.2%		(500	bps)	(500	bps)
Total provisions(1),(2) to gross loans	63	bps	62	bps	63	bps	1	bp	—

Collectively assessed provisions(1),(2) to performing non-housing loans(3)	104	bps	112	bps	114	bps	(8	bps)	(10	bps)
Collectively assessed provisions(2) to risk weighted assets(4) - Basel II	83	bps	84	bps	n/a		(1	bp)	n/a
Collectively assessed provisions(1) to risk weighted assets - Basel I	n/a		67	bps	68	bps	n/a		n/a

Note 17.  Delinquencies (90 days past due loans)

				% Mov’t		% Mov’t
	31 March	30 Sept	31 March	Sept 07-		Mar 07-
As at	2008	2007	2007	Mar 08		Mar 08
Mortgages	0.35%	0.31%	0.29%	(4	bps)	(6	bps)
Other Personal Lending	1.08%	1.02%	1.02%	(6	bps)	(6	bps)
Total Personal Lending	0.40%	0.36%	0.34%	(4	bps)	(6	bps)
Australian Business Banking Portfolio(5)	0.59%	0.62%	0.61%	3	bps	2	bps

(1) Includes the APRA required capital deduction of $128 million (pre-tax) at 30 September 2007 and $124 million (pre-tax) at 31 March 2007, which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

(2) 31 March 2008 ratio does not include the Basel II regulatory capital adjustment of $640 million related to differences between regulatory Downturn Expected Loss and accounting provisions.

(3) Non-housing loans have been determined on a product basis rather than on a loan purpose basis.

(4) 30 September 2007 Basel II ratios and risk weighted assets are on a ‘pro-forma’ basis (that is, calculated on the basis as if Westpac were compliant with Basel II requirements at 30 September 2007).

(5) Three month moving average.

Note 18.  Deposits

As at $m	31 March 2008	30 Sept 2007	31 March 2007	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Australia
Deposits at fair value
Certificates of deposit	50,242	37,526	29,479	34	70
Total deposits at fair value	50,242	37,526	29,479	34	70
Deposits at amortised cost
Non-interest bearing, repayable at call	3,201	3,494	3,444	(8)	(7)
Certificates of deposit	45	44	42	2	7
Other interest bearing:
At call	83,488	84,038	77,299	(1)	8
Term	31,610	25,995	24,611	22	28
Total deposits at amortised cost	118,344	113,571	105,396	4	12
Total Australia	168,586	151,097	134,875	12	25

New Zealand
Deposits at fair value
Certificates of deposit	3,710	3,045	3,137	22	18
Total deposits at fair value	3,710	3,045	3,137	22	18
Deposits at amortised cost
Non-interest bearing, repayable at call	2,029	1,952	1,921	4	6
Other interest bearing:
At call	11,529	11,226	11,435	3	1
Term	13,671	12,533	11,717	9	17
Total deposits at amortised cost	27,229	25,711	25,073	6	9
Total New Zealand	30,939	28,756	28,210	8	10

Other Overseas
Deposits at fair value
Certificates of deposit	9,806	8,032	3,450	22	184
Total deposits at fair value	9,806	8,032	3,450	22	184
Deposits at amortised cost
Non-interest bearing, repayable at call	475	334	315	42	51
Certificates of deposit	658	972	958	(32)	(31)
Other interest bearing:
At call	835	760	604	10	38
Term	8,754	9,271	9,303	(6)	(6)
Total deposits at amortised cost	10,722	11,337	11,180	(5)	(4)
Total Overseas	20,528	19,369	14,630	6	40

Total deposits	220,053	199,222	177,715	10	24

Note 19a.  Capital adequacy – Basel II

As at $m	Half Year March 08	30 Sept 2007 Pro-forma(1)
Tier 1 capital
Fundamental Tier 1 capital
Paid up ordinary capital	6,428	6,125
Treasury shares	(97)	(42)
Equity based remuneration	310	257
Foreign currency translation reserves	(165)	(160)
Minority interests - other	28	20
Retained earnings	10,654	9,716
Less retained earnings in life and general insurance, funds management and securitisation entities	(443)	(381)
Dividends provided for capital adequacy purposes	(1,315)	(1,268)
Estimated reinvestment under dividend reinvestment plan	358	419
Deferred fees	70	72
Total Fundamental Tier 1 capital	15,828	14,758
Deductions from Tier 1 capital:
Goodwill (excluding funds management entities)	(1,370)	(1,220)
Deferred tax assets	(350)	(246)
Goodwill in life and general insurance, funds management and securitisation entities	(1,150)	(1,242)
Capitalised expenditure	(248)	(229)
Capitalised software	(541)	(526)
Pension fund surpluses and deficits:
Recorded in accounts	316	274
Actual pension fund deficits	(148)	(116)
Tangible investments in non-consolidated subsidiaries	(628)	(548)
Regulatory Expected Loss	(347)	(385)
Securitisation	(57)	(55)
Other Tier 1 deductions as advised by APRA	(1)	(70)
Total deductions from Tier 1 capital	(4,523)	(4,364)
Total Fundamental Tier 1 capital after deductions	11,305	10,394

Residual Tier 1 capital
Fixed interest resettable trust securities (FIRsTS)	—	666
Trust preferred securities (2003 TPS)	1,137	1,137
Trust preferred securities (2004 TPS)	595	567
Trust preferred securities (2006 TPS)	755	755
Total Residual Tier 1 capital	2,487	3,125
Net Tier 1 capital	13,792	13,519

(1) Calculated on the basis as if Westpac were compliant with Basel II requirements at 30 September 2007.

		30 Sept 2007
$m	31 March 2008	Pro-forma(1)
Tier 2 capital
Upper Tier 2 capital
Subordinated undated capital notes	425	429
Provisioning	29	24
Revaluation reserve - available-for-sale securities	18	(1)
Net Upper Tier 2 capital	472	452
Lower Tier 2 capital
Eligible subordinated bonds, notes and debentures	5,604	6,022
Net Lower Tier 2 capital	5,604	6,022
Deductions from Tier 2 capital:
Tangible investments in non-consolidated subsidiaries	(628)	(548)
Regulatory Expected Loss	(293)	(296)
Securitisation	(57)	(54)
Total deductions from Tier 2 capital	(978)	(898)
Net Tier 2 capital	5,098	5,576
Level 2 capital base	18,890	19,095
Risk Weighted Assets	186,963	168,480
Tier 1 capital ratio	7.4%	8.0%
Tier 2 capital ratio	2.7%	3.3%
Total capital ratio	10.1%	11.3%

As at		30 Sept 2007
$m	31 March 2008	Pro-forma(1)
Adjusted common equity
Total Tier 1 capital	13,792	13,519
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)	(2,487)	(3,125)
Less: Other deductions in relation to non-consolidated subsidiaries	(373)	(377)
Less: Deductions relating to securitisation transactions	(57)	14
Add: Other equity investments	56	—
Add: Deductions relating to Regulatory Expected Loss	293	295
Adjusted common equity	11,224	10,326
ACE Risk weighted assets	187,763	169,163
Adjusted common equity to risk weighted assets	6.0%	6.1%

(1) Calculated on the basis as if Westpac were compliant with Basel II requirements at 30 September 2007.

As at $m	Half Year March 08	30 Sept 2007 Pro-fo rma(9)
Credit risk - on balance sheet
Sovereign(1)	123	—
Bank(2)	6,008	—
Residential mortgages	26,961	—
Corporate(3)	30,389	—
Business lending(4)	22,357	—
Other retail	3,912	—
Small business(5)	2,706	—
Australian credit cards	2,988	—
Standardised	3,000	—
Specialised Lending: Property and project finance(6)	21,009	—
Securitisation(7)	3,065	—
Total on balance sheet assets - credit risk	122,518	106,128

Credit risk - off balance sheet
Sovereign(1)	216	—
Bank(2)	2,918	—
Residential mortgages	1,434	—
Corporate(3)	21,403	—
Business lending(4)	6,314	—
Other retail	689	—
Small business(5)	347	—
Australian credit cards	1,252	—
Standardised	75	—
Specialised Lending: Property and project finance(6)	5,196	—
Securitisation(7)	2,196	—
Total off balance sheet assets - credit risk	42,040	43,080

Equity risk	237	162
Market risk	5,108	1,782
Operational risk(8)	13,499	14,388
Other assets	3,561	2,940
Total risk weighted assets	186,963	168,480

(1)	Sovereign - Includes exposures to governments themselves and other non-commercial enterprises that are owned or controlled by them.
(2)	Banks - Includes exposures to licensed banks and their owned or controlled subsidiaries, and overseas central banks.
(3)

Corporate - Typically includes exposure where the borrower has annual revenues greater than $50 million, and other business exposures not captured under the definitions of either Business Lending or Small Business.

(4)	Business Lending - Includes exposures where the borrower has annual revenues less than or equal to $50 million and exposure greater than $1 million.
(5)	Small Business - Includes exposures less than or equal to $1 million.
(6)

Specialised Lending: Property and Project Finance - Includes exposures to entities created to finance and/or operate specific assets where, apart from the income received from the assets being financed, the borrower has little or no independent capacity to repay from other activities or assets.

(7)

Securitisation - Exposures reflect Westpac’s involvement in activities ranging from originator to investor and include the provision of securitisation services for clients wishing to access capital markets.

(8)

Operational Risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk.

(9)	Calculated on the basis as if Westpac were compliant with Basel II requirements at 30 September 2007.

Note 19b. Capital adequacy – Basel I

	30 Sept	31 March
$m	2007	2007
Tier 1 capital
Total equity	17,831	16,824
Treasury shares	72	63
Equity reserves	(95)	(51)
Trust preferred securities (2004 TPS)	567	618
Fixed interest resettable trust securities (FIRsTS)	666	665
Dividends provided for capital adequacy purposes	(1,268)	(1,166)
Goodwill (excluding funds management entities)	(1,220)	(1,234)
Deferred tax assets	(246)	(511)
Estimated reinvestment under dividend reinvestment plan(1)	417	269
Retained earnings, reserves and goodwill in life and general insurance, funds management and securitisation entities	(1,623)	(1,535)
Equity in captive lenders mortgage insurance entities	(147)	(131)
Capitalised expenditure	(229)	(222)
Deferred fees	72	70
Capitalised software	(526)	(484)
Pension fund surpluses and deficits:
Recorded in accounts	274	236
Actual pension fund deficits	(116)	(144)
General reserve for credit losses	(128)	(124)
Deferred tax assets related to general reserve for credit losses	38	37
Other Tier 1 deductions as advised by APRA	(70)	(70)
Transition relief	664	664
Total Tier 1 capital	14,933	13,774
Tier 2 capital
Subordinated undated capital notes	429	483
General reserve for credit losses	128	124
Deferred tax assets related to general reserve for credit losses	(38)	(37)
Collectively assessed provisions	1,410	1,325
Deferred tax assets related to collectively assessed provisions	(427)	(402)
Collectively assessed provisions treated as specific provisions for regulatory purposes	(118)	(118)
Deferred tax assets related to collectively assessed provisions treated as specific provisions for regulatory purposes	35	35
Eligible subordinated bonds, notes and debentures	6,022	5,303
Revaluation reserve - available-for-sale securities	(1)	—
Transition relief	362	362
Total Tier 2 capital	7,802	7,075
Total Tier 1 and Tier 2 capital	22,735	20,849
Deductions:
Capital in life and general insurance, funds management and securitisation entities	(948)	(935)
Credit portfolio management - subordinated tranche	(41)	—
Net qualifying capital	21,746	19,914
Risk weighted assets	228,077	211,984
Tier 1 capital ratio	6.5%	6.5%
Tier 2 capital ratio	3.4%	3.3%
Deductions	(0.4)%	(0.4)%
Total capital ratio	9.5%	9.4%

(1) This amount is derived from reinvestment experience of our dividend reinvestment plan.

	30 Sept	31 March
$m	2007	2007
Adjusted common equity
Total Tier 1 capital	14,933	13,774
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)	(3,125)	(3,171)
Less: Other deductions in relation to non-consolidated subsidiaries(1)	(777)	(768)
Less: Credit portfolio management - subordinated tranche	(41)	—
Less: Transition relief	(664)	(664)
Adjusted common equity	10,326	9,171
Risk weighted assets(2)	227,222	211,125
Adjusted common equity to risk weighted assets	4.5%	4.3%

				Risk Weighted
		Balance		Balance
	30 Sept	31 Mar	Risk	30 Sept	31 Mar
	2007	2007	Weight	2007	2007
	$m	$m	%	$m	$m
Risk adjusted assets
On-balance sheet assets

Cash, claims on the RBA, Australian
Commonwealth Government Securities under one year and other zero-weighted assets	56,914	39,624	0%	—	—
Claims on OECD banks and local governments	22,532	11,236	20%	4,506	2,247
Loans secured by residential mortgages and other 50% weighted assets	139,698	140,008	50%	69,849	70,004
All other assets	123,681	112,460	100%	123,681	112,460
Total on-balance sheet assets - credit risk(3)	342,825	303,328		198,036	184,711

	Contract or Notional		Credit Equivalent		Risk Weighted
	Amount		Amount		Balance
	30 Sept	31 Mar	30 Sept	31 Mar	30 Sept	31 Mar
	2007	2007	2007	2007	2007	2007
	$m	$m	$m	$m	$m	$m
Gross off-balance sheet exposures - credit risk	1,710,389	1,612,076	67,700	56,522	31,976	27,128
Netting of off-balance sheet exposures	(868,809)	(856,982)	(16,147)	(11,641)	(4,687)	(3,351)
Total off-balance sheet exposures - credit risk	841,580	755,094	51,553	44,881	27,289	23,777
Total risk adjusted assets - credit risk					225,325	208,488
Risk adjusted assets - market risk					1,726	2,470
Risk adjusted assets - transition relief					1,026	1,026
Total risk adjusted assets					228,077	211,984

(1) Represents capital relating to non-banking subsidiaries. Following discussions with Standard & Poor’s, equity investments held in our Specialised Capital Group (SCG) should not be deducted from ACE capital. This change has been applied for 31 March 2007 and prior periods have not been restated.

(2)  Risk weighted assets (RWA) used in the calculation of ACE differs from the RWA calculation used for APRA regulatory reporting.  ACE RWA excludes APRA A-IFRS transition relief and includes the equity investments held by SCG.

(3)  Total on-balance sheet assets – credit risk – excludes items not consolidated for capital adequacy purposes.

Note 20. Derivative financial instruments

As at 31 March 2008	Notional(1)	Fair Value	Fair Value
$m	Amount	(Asset)	(Liability)
Held for trading
Interest rate
Futures	112,536	82	—
Forwards	22,376	7	9
Swaps	717,863	7,151	5,913
Options	25,404	121	119
Foreign exchange
Forwards	436,441	6,171	5,941
Swaps	171,519	7,082	5,067
Options	45,040	627	551
Commodities	6,825	175	147
Equities and credit	15,629	293	175
Total held for trading derivatives	1,553,633	21,709	17,922
Fair value hedges
Interest rate
Swaps	12,459	79	66
Foreign exchange
Swaps	14,990	414	1,106
Total fair value hedging derivatives	27,449	493	1,172
Cash flow hedges
Interest rate
Futures	1,886	5	—
Swaps	43,760	546	458
Foreign exchange
Forwards	366	3	8
Swaps	1,946	75	67
Total cash flow hedging derivatives	47,958	629	533
Net investment hedges
Foreign exchange
Other	2,787	28	—
Total net investment hedges	2,787	28	—
Total derivatives	1,631,827	22,859	19,627
As at 30 September 2007	1,526,624	24,308	25,192
As at 31 March 2007	1,432,417	14,355	14,880

(1) Notional amount refers to the face value of the amount upon which cash flows are calculated.

Underlying cash flows from cash flow hedges are, as a proportion of total cash flow, expected to occur in the following periods:

	Less Than	1 Month to	3 Months	1 Year to				Over
	1 Mont h	3 Months	to 1 Year	2 Years	2-3 Years	3-4 Years	4-5 Years	5 Years
March 2008
Cash inflows (assets)	2.1%	5.8%	29.9%	21.5%	15.3%	7.6%	10.5%	7.3%
Cash outflows (liabilities)	2.0%	5.8%	29.1%	21.8%	15.6%	7.9%	10.9%	6.9%

Daily value at risk

We use value at risk as the primary method for measuring and monitoring market risk exposure against Board approved limits.  Value at risk is an estimate of the worst case loss in value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day.  The main types of market risk arising from our trading activities are interest rate and foreign exchange risks.  Other market risks also include commodity, equity, prepayment and specific issuer risks.  The table below depicts the aggregate Financial Markets value at risk for the last three half years.

$m	High	Low	Average
Six months ended 31 March 2008	16.0	4.1	7.1
Six months ended 30 September 2007	9.2	3.2	5.3
Six months ended 31 March 2007(1)	7.3	3.2	4.7

	Half Year	Half Year	Half Year
Average	31 March	30 Sept	31 March
$m	2008	2007	2007
Interest rate risk	3.0	2.5	3.1
Foreign exchange risk	7.3	3.5	1.2
Volatility risk	#	#	1.1
Equity risk	2.9	1.8	#
Commodity risk(2)	2.3	3.1	#
Other market risks(3)	3.1	1.0	1.8
Diversification benefit	(11.5)	(6.6)	(2.5)
Net market risk	7.1	5.3	4.7

The table below depicts the aggregate value at risk for Treasury’s non-traded interest rate risk for the last three half years:

$m	High	Low	Average
Six months ended 31 March 2008(4)	15.8	5.0	9.9
Six months ended 30 September 2007(4)	14.4	4.0	7.2
Six months ended 31 March 2007	18.0	2.8	8.4

(1)	Includes capital markets underwriting risk.
(2)	Includes electricity risk.
(3)

Includes commodity (including electricity), equity, capital market underwriting, prepayment and issuer specific risks for 31 March 2007. Includes prepayment and issuer specific risks only for 30 September 2007 and 31 March 2008 (commodity and equity risk separately disclosed).

(3)	Diversification benefits taken into account.
#	Indicates change in format to align with regulatory risk classifications as per APRA model accreditation.

Note 21. Cash flow statement

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Reconciliation of net cash provided by operating activities to net profit
Net profit	2,235	1,843	1,675	21	33
Adjustments:
Depreciation and amortisation	161	156	155	3	4
Increase/(decrease) in sundry provisions, (gains)/ losses on investing activities and other non-cash items	(515)	42	(41)	large	large
Impairment charges	450	264	240	70	88
(Increase)/decrease in derivative financial instruments	(4,865)	(3,370)	(2,221)	(44)	(119)
(Increase)/decrease in trading assets	(2,731)	(1,544)	(4,191)	(77)	35
(Increase)/decrease in trading liabilities	2,305	4,276	1,286	(46)	79
(Increase)/decrease in accrued interest receivable	(334)	6	(180)	large	(86)
Increase in accrued interest payable	165	155	114	6	45
Increase/(decrease) in current and deferred tax	(98)	223	(163)	(144)	40
Net cash (used in)/provided by operating activities	(3,227)	2,051	(3,326)	large	3
Details of assets and liabilities of controlled entities and businesses acquired:
Fixed assets	1	—	—	—	—
Other assets	2	—	—	—	—
Net deferred tax assets	14	—	—	—	—
Identifiable intangible assets	41	—	—	—	—
Loans	20	—	—	—	—
Provisions	(54)	—	—	—	—
Fair value of identifiable net assets acquired	24	—	—	—	—
Cash and acquisition costs paid	136	—	—	—	—
Goodwill	112	—	—	—	—

Note 22. Group investments and changes in controlled entities

	Country Where Business Is Carried On	Beneficial Interest %	Carrying Amount $m	Nature of Business
Airport Link Holdings Pty Limited	Australia	18.4	—	Investment company
Airport Link Unit Trust	Australia	18.4	—	Property unit trust
ALU Holdings Pty Limited	Australia	18.4	—	Property unit trust
Angusknight Pty Limited	Australia	27.8	6	Employment and training
Bluewater Funds Management SPC	Cayman	49.3	5	Investment company
Bonnyrigg Partnerships Nominee Pty Limited	Australia	18.4	—	Investment company
Boyd Cook Cove Pty Limited	Australia	50.0	—	Investment company
Cardlink Services Limited	Australia	16.7	1	Card clearing system
Cards NZ Limited	New Zealand	15.4	—	Credit card provider
Cash Services Australia Pty Limited	Australia	25.0	1	Cash logistics
Cook Cove Pty Limited	Australia	50.0	50	Investment company
Cook Cove Investment Pty Limited	Australia	50.0	—	Investment company
Cook Cove Investment Trust	Australia	50.0	—	Investment company
CV Services Group Pty Limited	Australia	26.9	5	Electrical services contractor
Electronic Transaction Services Limited	New Zealand	25.0	—	Credit card processing
Isomer Structured Investment Vehicle I	Australia	20.0	1	Investment company
Ivaness Pty Limited (in vol. liquidation)	Australia	50.0	—	Corporate trustee
Mondex Australia Pty Limited	Australia	25.0	—	Smart card operations
Mondex New Zealand Limited	New Zealand	20.0	—	Smart card operations
Quadrant Capital Fund	Australia	50.0	1	Investment company
Quadrant Capital Fund No. 2	Australia	26.7	6	Investment company
ResCo Services Pty Limited	Australia	26.0	3	Services to mining
Ronin Consolidated Holdings Pty Limited (in vol. liquidation)	Australia	25.0	—	Property funds management
St Hilliers Enhanced Property Fund No.1	Australia	19.9	3	Property funds management
St Hilliers Enhanced Property Fund No.2	Australia	15.0	3	Property funds management
The Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0	—	Intellectual property
Vipro Pty Limited	Australia	33.3	—	Voucher processing
Westpac Employee Assistance Foundation Pty	Australia	50.0	—	Corporate trustee
Westpac Staff Superannuation Plan Pty Limited	Australia	50.0	—	Corporate trustee
Westpac Essential Service Trust I and II and their controlled entities	Australia	36.8	25	Asset management

During the first half of the 2008 financial year the Group acquired a non-controlling interest in the following entities:

•	28% interest in Angusknight Pty Limited;

•	50% interest in Boyd Cook Cove Pty Limited;

•	50% interest in Cook Cove Pty Limited;

•	50% interest in Cook Cove Investment Pty Limited;

•	26.9% interest in CV Services Pty Limited.

The following non-controlled entities ceased to be significant:

•	Regnan-Governance Research and Engagement Pty Limited;

•	Westpac Diversified Property Fund.

The following controlled entities were formed, incorporated or acquired during the six months ended 31 March 2008:

•	RMS Warehouse Trust 2007-1;	Formed	14 November 2007
•	Westpac Pacific Limited Partnership;	Formed	18 December 2007
•	Series 2007-1M WST Trust;	Formed	18 December 2007
•	Westpac Cook Cove Trust I & II;	Formed	27 December 2007
•	RAMS Financial Group Pty Limited
	(formerly known as RAMS Franchising Pty Limited).	Acquired	4 January 2008

The following controlled entities ceased to be controlled or were disposed of during the six months ended 31 March 2008:

•	Hume Funding Pty Limited;	Deregistered	16 January 2008
•	Westpac Essential Service Trust I and II.	63.2% sold	17 January 2008

The following controlled entity was partially disposed of during the six months ended 31 March 2008:

•	BT Investment Management Limited
	(formerly NC1 Limited) and its controlled entity.	40.0% sold	10 December 2007

Note 23. Consolidated statement of changes in shareholders’ equity

$m	Half Year March 08	Half Year Sept 07	Half Year March 07	% Mov’t Sept 07- Mar 08	% Mov’t Mar 07- Mar 08
Share capital
Balance as at beginning of period	6,011	5,655	5,468	6	10
Shares issued:
Under dividend reinvestment plan	345	380	255	(9)	35
Under option and share right schemes	15	12	25	25	(40)
Acquisition of Hastings Funds
Management Limited	—	—	—	—	—
Shares bought back and cancelled	—	—	—	—	—
Shares purchased for delivery upon exercise of options and share rights (net of tax)	(57)	(25)	(41)	(128)	(39)
(Acquisition)/disposal of treasury shares	—	(10)	(21)	100	100
(Acquisition) of RSP treasury shares	(56)	(1)	(31)	large	(81)
Balance as at period end	6,258	6,011	5,655	4	11
Available-for-sale securities reserve
Balance as at beginning of period	(2)	—	15	—	(113)
Net gains/(losses) from changes in fair value	40	(3)	(3)	large	large
Income tax effect	(13)	1	—	large	—
Transferred to income statements	2	(1)	(19)	large	111
Income tax effect	—	1	7	(100)	(100)
Balance as at period end	27	(2)	—	large	—
Share based payment reserve
Balance as at beginning of period	257	240	204	7	26
Current period movement	53	17	36	large	47
Balance as at period end	310	257	240	21	29
Cash flow hedging reserve
Balance as at beginning of period	97	51	(2)	90	large
Net gains/(losses) from changes in fair value	(34)	52	72	(165)	(147)
Income tax effect	7	(11)	(22)	164	132
Transferred to income statements	5	8	4	(38)	25
Income tax effect	(2)	(3)	(1)	33	(100)
Balance as at period end	73	97	51	(25)	43
Foreign currency translation reserve
Balance as at beginning of period	(160)	(103)	(31)	(55)	large
Foreign currency translation adjustment	(13)	(74)	(105)	82	88
Tax on foreign currency translation adjustment	9	17	31	(47)	(71)
Other	(1)	—	2	—	(150)
Balance as at period end	(165)	(160)	(103)	(3)	(60)
Total reserves	245	192	188	28	30
Movements in retained profits were as follows:
Balance as at beginning of period	9,716	9,070	8,532	7	14
Net profit for the year	2,202	1,810	1,641	22	34
Final dividend for prior year	(1,265)	—	(1,101)	—	(15)
Interim dividend for prior year	—	(1,164)	—	100	—
Other	1	—	(2)	—	150
Balance as at period end	10,654	9,716	9,070	10	17

Note 24. Reconciliation to US generally accepted accounting principles

$m	Half Year March 08	Half Year Sept 07	Half Year March 07
Statement of income
Net profit as reported under A-IFRS	2,202	1,810	1,641
Items having an effect of increasing (decreasing) reported income (related tax impact of item shown separately)
Premises and sites	(8)	9	10
Amortisation of goodwill	(9)	—	—
Superannuation (pension) (expense)/credit	(13)	20	(28)
Related income tax (expense)/credit	4	(6)	8
Wealth management (expense)/credit	(5)	3	(42)
Related income tax (expense)/credit	1	(1)	13
Other debt instruments	(68)	96	(41)
Deconsolidation of trust preferred structures (under FIN 46R)	85	23	95
Capitalised software	(26)	(27)	(3)
Related income tax credit	8	8	1
Fair value hedges	274	143	1
Related income tax (expense)/credit	(82)	(42)	(1)
Cash flow hedges	(29)	80	56
Related income tax (expense)/credit	5	(15)	(22)
Effective yield adjustments	(64)	47	3
Related income tax (expense)/credit	19	(14)	(1)
Net income according to US GAAP	2,294	2,134	1,690
Adjustments to determine other comprehensive income under US GAAP (net of tax)
Net income recognised directly in equity under A-IFRS	1	(14)	(35)
Other debt instruments - Foreign Currency Translation Reserve (FCTR) adjustment	12	(40)	(18)
Superannuation (pension) adjustment	9	—	—
Cash flow hedges	24	(65)	(34)
Total comprehensive income according to US GAAP	2,340	2,015	1,639
Equity attributable to equity holders of WBC as reported under A-IFRS	17,157	15,919	14,913
Adjust ments:
Premises and sites	(20)	(12)	(21)
Goodwill	350	359	359
Superannuation (pension) asset	100	100	315
Wealth management assets (net of tax)	(97)	(93)	(95)
Other debt instruments	16	72	16
Deconsolidation of trust preferred structures (under FIN 46R)	302	217	194
Capitalised software	(75)	(57)	(38)
Fair value hedges	237	45	(56)
Effective yield adjustment	225	270	237
Equity attributable to equity holders according to US GAAP	18,195	16,820	15,824

	Half Year Basic	March 08 Diluted	Half Year Basic	Sept 07 Diluted	Half Year Basic	March 07 Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share (A$million)
Net income according to US GAAP	2,294	2,294	2,134	2,134	1,690	1,690
Distribution on RSP shares	(1)	—	(1)	—	—	—
FIRsTS distributions	—	11	—	22	—	22
2004 TPS distributions	—	15	—	14	—	17
2007 convertible notes	—	26	—	22	—	—
Earnings	2,293	2,346	2,133	2,192	1,690	1,729
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	1,865	1,865	1,851	1,851	1,841	1,841
Potential dilutive adjustment:
Exercise of options	—	8	—	7	—	2
Conversion of 2004 TPS	—	25	—	22	—	25
Conversion of FIRsTS	—	14	—	24	—	26
Conversion of 2007 convertible notes	—	44	—	32	—	—
Total weighted average number of ordinary shares	1,865	1,956	1,851	1,936	1,841	1,894
Earnings per ordinary share (cents)	123.0	119.9	115.2	113.2	91.8	91.3

Note 25. Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate within the credit litigation provision.

Bell Group

We are one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings have been brought by the liquidators of several Bell Group companies and seek to challenge the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s. The trial concluded in September 2006 and we are awaiting judgment. It is not possible to estimate the potential impact, however, we believe that we have good prospects of success.

New Zealand Inland Revenue Department

The New Zealand Inland Revenue Department (NZIRD) has reviewed a number of structured finance transactions undertaken in New Zealand and has issued amended assessments in respect of nine transactions, three undertaken in the 1999 tax year, two undertaken in the 2000 tax year, two undertaken in the 2001 tax year and two undertaken in the 2002 tax year. The amended assessments relate to the 1999-2005 tax years. The overall primary tax in dispute is approximately NZ$586 million (A$507 million). With interest (net of tax) this increases to approximately NZ$850 million (A$736 million) (calculated to 31 March 2008).

Proceedings disputing the amended assessments with respect to the 1999, 2000, 2001 and 2002 tax years have commenced and proceedings disputing the 2003, 2004 and 2005 tax years’ amended assessments will be commenced shortly. Westpac is confident that the tax treatment applied in all cases is correct. A ruling was sought from the NZIRD on an early transaction in 1999. Following extensive review by the NZIRD, the ruling was issued in 2001. The principles underlying that ruling are applicable to, and have been followed in, all other transactions.

There are no further transactions or tax years subject to the review (other than the transaction in relation to which Westpac received the binding ruling).

New Zealand Commerce Commission

The New Zealand Commerce Commission’s proceedings against Westpac New Zealand Limited and The Warehouse Financial Services Limited (members of the Westpac Group), Visa International, Cards NZ Limited, MasterCard International and all New Zealand issuers of Visa and MasterCard credit cards are ongoing. The proceedings allege that the setting of interchange rates and rules (relating to honour all cards, no surcharge, access and no discrimination) amount to price fixing or alternatively have the effect of substantially lessening competition in the New Zealand market in breach of the Commerce Act 1986. The proceedings seek to declare the conduct illegal and impose unspecified monetary penalties.

In addition, proceedings issued by a number of New Zealand retailers, similar proceedings to the Commerce Commission (as described above), against Westpac New Zealand Limited, The Warehouse Financial Services Limited, Visa International, Cards NZ Limited, MasterCard International and New Zealand issuers of Visa and MasterCard credit cards are ongoing. These proceedings also seek to declare the conduct illegal and an enquiry into damages. Damages awarded, if any, would be in addition to any penalties imposed under the Commerce Act 1986 in the event the Commerce Commission is successful in the proceedings described above. On 16 October 2007, both proceedings (as described above) were discontinued against NZ Branch on the basis that the issues in the proceedings relate to assets and liabilities which vested in Westpac New Zealand Limited (also a defendant) on 1 November 2006. We are considering our position in relation to both proceedings and at this stage do not consider it necessary to raise a provision in relation to this matter.

Liquidity support

Westpac is a participant to the Interbank Deposit Agreement along with three other Australian banks. In accordance with the Interbank Deposit Agreement, a deposit notice may be served upon the other participants by a bank which is experiencing liquidity problems. The other participants are then required to deposit equal amounts of up to $2 billion each for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

Note 26. Events subsequent to balance date

There have been no material events or circumstances that have occurred after the reporting date, but prior to the signing of the interim financial statements, that require disclosure or adjustment to balances and transactions that existed at the reporting date.

5.6         STATEMENT IN RELATION TO THE REVIEW OF THE FINANCIAL STATEMENTS

PricewaterhouseCoopers has reviewed the financial statements contained within the Westpac 2008 Interim Financial Report and has issued an unqualified review report. A copy of their report is available with the Interim Financial Report. This Interim Profit Announcement has not been subject to review by PricewaterhouseCoopers. The preceding financial information contained in Section 5 “First Half 2008 Financial Information” includes financial information extracted from the reviewed financial statements together with financial information that has not been reviewed.

Dated at Sydney this 1st day of May 2008 for and on behalf of the Board.

Richard Willcock

Group Secretary and General Counsel

6.  OTHER INFORMATION

6.1         CREDIT RATINGS(1) AND EXCHANGE RATES

Rating agency	Long Term	Short Term
Fitch Ratings	AA-	F1+
Moody’s Investor Services	Aa1	P -1
Standard & Poor’s	AA	A-1 +

Six months to/as at	31 March 2008		30 Sept 2007		31 March 2007
Currency	Average	Spot	Average	Spot	Average	Spot
USD	0.8978	0.9173	0.8395	0.8823	0.7777	0.8068
GBP	0.4464	0.4602	0.4188	0.4365	0.4020	0.4110
NZD	1.1566	1.1550	1.1317	1.1672	1.1367	1.1304

(1)

As at March 2008. A security rating is not a recommendation to buy, sell or hold securities. Such ratings are subject to revision or withdrawal at any time by the assigning rating agency. Investors are cautioned to evaluate each rating independently of any other rating.

6.2         DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This profit announcement contains statements that constitute ‘forward-looking statements’ within the meaning of section 21E of the US Securities Exchange Act of 1934. The US Private Securities Litigation Reform Act of 1995 provides a ‘safe harbor’ for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

Forward-looking statements appear in a number of places in this profit announcement and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions and results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘may’, ‘expect’, ‘intend’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, or other similar words to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from the plans, objectives, expectations, estimates and intentions described in this profit announcement as anticipated, believed, estimated, expected or intended.

The factors that may impact on forward-looking statements made by us include:

•    Inflation, interest rate, exchange rate, market and monetary fluctuations;

•    The effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy;

•    Changes in consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which we conduct our operations;

•    The effects of competition in the geographic and business areas in which we conduct operations;

•    The ability to maintain or to increase market share and control expenses;

•    The timely development of and acceptance of new products and services and the perceived overall value of these products and services by users;

•    Technological changes;

•    Demographic changes and changes in political, social or economic conditions in any of the major markets in which we operate;

•    Dislocation in global capital markets; and

•    Various other factors beyond our control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section on ‘Principal Risks and Uncertainties’ in Section 3.2. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

We are under no obligation, and do not intend, to update any forward-looking statements contained in this profit announcement, whether as a result of new information, future events or otherwise, after the date of this profit announcement.

6.3         FINANCIAL CALENDAR

Westpac shares are listed on the securities exchanges in Australia and New Zealand and as American Depositary Receipts in New York.

Important dates for shareholders to note over the following months are:

Ex-dividend date	19 May 2008
Record date for interim dividend (Sydney)	23 May 2008
Record date for interim dividend (New York)(1)	22 May 2008
Interim dividend payment	2 July 2008
Final results and dividend announcement(2)	30 October 2008
Ex-dividend date for final dividend(2)	5 November 2008
Record date for final dividend (Sydney)(2)	11 November 2008
Record date for final dividend (New York)(2)	10 November 2008
Annual General Meeting(3)	11 December 2008
Final dividend payable(2)	17 December 2008

Share Registries

Australia	New Zealand
Ordinary shares on the main register	Ordinary shares on the New Zealand branch register
Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 12, 120 Albert Street
Sydney NSW 2000 Australia	Auckland 1030 New Zealand
Postal Address: Locked Bag A6015, Sydney South NSW 1235	Postal Address: P.O. Box 91976, Auckland 1030, New Zealand
Website: www.linkmarketservices.com.au	Website: www.linkmarketservices.com
Telephone: 1800 804 255 (toll free in Australia) International: +61 2 8280 7070	Telephone: 0800 002 727 (toll free in New Zealand) International: +64 9 375 5998

New York
Depositary in USA for American Depositary Receipts JP Morgan Chase Bank, N.A.
PO Box 64504
St Paul MN 55164-0504
USA
Website: www.adr.com
Email: jpmorgan.adr@wellsfargo.com
Telephone: 800 990 1135 (toll free in US and Canada)
International: + 1 651 453 2128

For further information contact:

Media:

David Lording, Head of Media Relations, +61 (0)2 8253 3510

Analysts and Investors:

Andrew Bowden, Head of Investor Relations, +61 (0)2 8253 4008

Richard Willcock

Group Secretary and General Counsel

(1)	Dividends will be converted to local currency at the ruling rate on the record date.
(2)	Dates will be confirmed at the time of the 2008 final results.
(3)	Details regarding the date of this meeting and the business to be dealt with, will be contained in the separate Notice of Meeting sent to shareholders in November 2008.

7.	SEGMENT RESULT

7.1	HALF YEAR SEGMENT RESULT – REPORTED RESULT

	Consumer	Business		BT Financial	Westpac		Group
Six months to 31 March 2008	Financial	Financial	New	Group	Institutional	Pacific	Business
$m	Services	Services	Zealand(1)	(Australia)	Bank	Banking	Unit(2)	Group
Net interest income	1,378	1,018	491	(17)	326	54	220	3,470
Non-interest income	291	269	176	617	537	53	381	2,324
Net operating income before operating expenses and impairment charges	1,669	1,287	667	600	863	107	601	5,794
Operating expenses	(922)	(452)	(302)	(334)	(343)	(33)	(66)	(2,452)
Impairment charges	(114)	(68)	(53)	(2)	(157)	(7)	(32)	(433)
Profit from ordinary activities before income tax expense	633	767	312	264	363	67	503	2,909
Tax expense	(192)	(229)	(101)	(69)	(103)	(19)	39	(674)
Net profit	441	538	211	195	260	48	542	2,235
Net profit attributable to minority interests	—	—	(1)	(1)	—	(3)	(28)	(33)
Net profit attributable to equity holders of WBC	441	538	210	194	260	45	514	2,202
Treasury shares	—	—	—	—	—	—	(19)	(19)
TPS revaluations	—	—	—	—	—	—	(33)	(33)
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	3	3
Ineffective hedges	—	—	—	—	—	—	(3)	(3)
Gain from BTIM IPO	—	—	—	—	—	—	(106)	(106)
Gain from Visa IPO	—	—	—	—	—	—	(205)	(205)
Cash earnings	441	538	210	194	260	45	151	1,839
Cash earnings (cents) per ordinary share								98.2

(1) New Zealand earnings are presented in Australian dollars (A$), converted at the actual average AUD/NZD exchange rate for the half year (1.1566).

(2) “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):

i)               Non-interest income $154 million debit.

ii)           Tax expense $154 million credit.

	Consumer	Business		BT Financial	Westpac		Group
Six months to 30 September 2007	Financial	Financial	New	Group	Institutional	Pacific	Business
$m	Services	Services	Zealand(1)	(Australia)	Bank	Banking	Unit(2)	Group
Net interest income	1,365	937	468	(11)	279	51	135	3,224
Non-interest income	252	274	180	645	553	51	85	2,040
Net operating income before operating expenses and
impairment charges	1,617	1,211	648	634	832	102	220	5,264
Operating expenses	(894)	(429)	(301)	(318)	(356)	(32)	16	(2,314)
Impairment charges	(97)	(64)	(34)	(2)	(32)	2	(23)	(250)
Profit from ordinary activities before income tax expense	626	718	313	314	444	72	213	2,700
Tax expense	(189)	(217)	(100)	(88)	(132)	(21)	(110)	(857)
Net profit	437	501	213	226	312	51	103	1,843
Net profit attributable to minority interests	—	—	(1)	1	—	(5)	(28)	(33)
Net profit attributable to equity holders of WBC	437	501	212	227	312	46	75	1,810
Treasury shares	—	—	—	—	—	—	14	14
TPS revaluations	—	—	—	—	—	—	20	20
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	(15)	(15)
Ineffective hedges	—	—	—	—	—	—	—	—
Gain from BTIM IPO	—	—	—	—	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—	—
Cash earnings	437	501	212	227	312	46	94	1,829
Cash earnings (cents) per ordinary share								98.5

(1) New Zealand earnings are presented in Australian dollars (A$), converted at the actual average AUD/NZD exchange rate for the half year (1.1317).

(2)“Group Business Unit” includes the following amounts associated with the requirements of AASB 1038: Life Insurance business (AASB 1038):

 i)            Non-interest income $26 million credit.

ii)           Tax expense $26 million debit.

	Consumer	Business		BT Financial	Westpac		Group
Six months to 31 March 2007	Financial	Financial	New	Group	Institutional	Pacific	Business
$m	Services	Services	Zealand(1)	(Australia)	Bank	Banking	Unit(2)	Group
Net interest income	1,298	859	435	1	273	48	175	3,089
Non-interest income	285	276	184	600	425	44	6	1,820
Net operating income before operating expenses and impairment charges	1,583	1,135	619	601	698	92	181	4,909
Operating expenses	(893)	(411)	(300)	(297)	(300)	(30)	2	(2,229)
Impairment charges	(123)	(42)	(37)	(1)	(11)	(13)	(5)	(232)
Profit from ordinary activities before income tax expense	567	682	282	303	387	49	178	2,448
Tax expense	(165)	(204)	(89)	(88)	(111)	(13)	(103)	(773)
Net profit	402	478	193	215	276	36	75	1,675
Net profit attributable to minority interests	—	—	(2)	—	—	(2)	(30)	(34)
Net profit attributable to equity holders of WBC	402	478	191	215	276	34	45	1,641
Treasury shares	—	—	—	—	—	—	15	15
TPS revaluations	—	—	—	—	—	—	18	18
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	4	4
Ineffective hedges	—	—	—	—	—	—	—	—
Gain from BTIM IPO	—	—	—	—	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—	—
Cash earnings	402	478	191	215	276	34	82	1,678
Cash earnings (cents) per ordinary share								90.9

(1) New Zealand earnings are presented in Australian dollars (A$), converted at the actual average AUD/NZD exchange rate for the half year (1.1367).

(2) “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):

 i)            Non-interest income $66 million credit;

ii)           Tax expense $66 million debit.

7.2	NEW ZEALAND BUSINESS UNIT PERFORMANCE (A$ EQUIVALENTS TO SECTION 4.5)

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers.  The New Zealand wealth business includes New Zealand Life Company and BT New Zealand.  The results do not include the earnings of our New Zealand Institutional Bank.  Results for the periods ending 31 March 2008, 30 September 2007 and 31 March 2007 have been converted into Australian dollars (A$) at the actual average exchange rates of 1.1566, 1.1317 and 1.1367 for the respective periods.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 07-	Mar 07-
A$m	March 08	Sept 07	March 07	Mar 08	Mar 08
Net interest income	491	468	435	5	13
Non-interest income	176	180	184	(2)	(4)
Net operating income before operating expenses and impairment charges	667	648	619	3	8
Operating expenses	(302)	(301)	(300)	—	(1)
Impairment charges	(53)	(34)	(37)	(56)	(43)
Profit from ordinary activities before income tax expense	312	313	282	—	11
Tax and minority interests	(102)	(101)	(91)	(1)	(12)
Net profit after tax / cash earnings	210	212	191	(1)	10

Economic profit	99	108	92	(8)	8
Expense to income ratio	45.2%	46.5%	48.5%	130bps	330bps

	$bn	$bn	$bn
Deposits	23.0	21.4	20.4	7	13
Net loans	39.0	36.6	35.5	7	10
Total assets	40.1	37.6	36.6	7	10
Funds under management	1.6	1.6	1.7	—	(6)

8	GROUP RECONCILIATION

8.1	GROUP HALF YEAR EARNINGS RECONCILIATION

Notes (refer page 135)		1	2	3	4	5	6	6
					Unrealised
		Policyholder			NZ Retail
Six months to 31 March 2008	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	Visa IPO	Earnings
Net interest income	3,470	—	—	—	—	(4)	—	—	3,466
Fees & commissions	966	—	—	—	—	—	—	—	966
Wealth management and insurance income	443	154	—	(22)	—	—	—	—	575
Trading income	388	—	—	—	—	—	—	—	388
Other income	527	—	(61)	—	5	—	(141)	(295)	35
Non-interest income	2,324	154	(61)	(22)	5	—	(141)	(295)	1,964
Net operating income before operating expenses and impairment charges	5,794	154	(61)	(22)	5	(4)	(141)	(295)	5,430
Salaries & other staff expenses	(1,403)	—	—	—	—	—	25	—	(1,378)
Equipment & occupancy expenses	(336)	—	—	—	—	—	—	—	(336)
Other expenses	(713)	—	—	—	—	—	18	—	(695)
Operating expenses	(2,452)	—	—	—	—	—	43	—	(2,409)
Impairment charges	(433)	—	—	—	—	—	—	—	(433)
Operating profit before tax	2,909	154	(61)	(22)	5	(4)	(98)	(295)	2,588
Income tax expense	(674)	(154)	28	3	(2)	1	(8)	90	(716)
Net profit	2,235	—	(33)	(19)	3	(3)	(106)	(205)	1,872
Net profit attributable to minority interests	(33)	—	—	—	—	—	—	—	(33)
Net Profit attributable to equity holders of WBC	2,202	—	(33)	(19)	3	(3)	(106)	(205)	1,839
Treasury shares	(19)	—	—	19	—	—	—	—	—
TPS revaluations	(33)	—	33	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	3	—	—	—	(3)	—	—	—	—
Ineffective hedges	(3)	—	—	—	—	3	—	—	—
Gain from BTIM IPO	(106)	—	—	—	—	—	106	—	—
Gain from Visa IPO	(205)	—	—	—	—	—	—	205	—
Cash earnings	1,839	—	—	—	—	—	—	—	1,839

Notes (refer page 135)		1	2	3	4	5	6	6
					Unrealised
		Policyholder			NZ Retail
Six months to 30 September 2007	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	Visa IPO	Earnings
Net interest income	3,224	—	—	—	—	—	—	—	3,224
Fees & commissions	927	—	—	—	—	—	—	—	927
Wealth management and insurance income	630	(26)	—	16	—	—	—	—	620
Trading income	400	—	—	—	—	—	—	—	400
Other income	83	—	(6)	—	(22)	—	—	—	55
Non-interest income	2,040	(26)	(6)	16	(22)	—	—	—	2,002
Net operating income before operating
expenses and impairment charges	5,264	(26)	(6)	16	(22)	—	—	—	5,226
Salaries & other staff expenses	(1,334)	—	—	—	—	—	—	—	(1,334)
Equipment & occupancy expenses	(319)	—	—	—	—	—	—	—	(319)
Other expenses	(661)	—	—	—	—	—	—	—	(661)
Operating expenses	(2,314)	—	—	—	—	—	—	—	(2,314)
Impairment charges	(250)	—	—	—	—	—	—	—	(250)
Operating profit before tax	2,700	(26)	(6)	16	(22)	—	—	—	2,662
Income tax expense	(857)	26	26	(2)	7	—	—	—	(800)
Net profit	1,843	—	20	14	(15)	—	—	—	1,862
Net profit attributable to minority interests	(33)	—	—	—	—	—	—	—	(33)
Net Profit attributable to equity holders of WBC	1,810	—	20	14	(15)	—	—	—	1,829
Treasury shares	14	—	—	(14)	—	—	—	—	—
TPS revaluations	20	—	(20)	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	(15)	—	—	—	15	—	—	—	—
Ineffective hedges	—	—	—	—	—	—	—	—	—
Gain from BTIM IPO	—	—	—	—	—	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—	—	—
Cash earnings	1,829	—	—	—	—	—	—	—	1,829

Notes (refer page 135)		1	2	3	4	5	6	6
					Unrealised
		Policyholder			NZ Retail
Six months to 31 March 2007	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	Visa IPO	Earnings
Net interest income	3,089	—	—	—	—	—	—	—	3,089
Fees & commissions	905	—	—	—	—	—	—	—	905
Wealth management and insurance income	629	(66)	—	16	—	—	—	—	579
Trading income	260	—	—	—	—	—	—	—	260
Other income	26	—	(5)	—	6	—	—	—	27
Non-interest income	1,820	(66)	(5)	16	6	—	—	—	1,771
Net operating income before operating
expenses and impairment charges	4,909	(66)	(5)	16	6	—	—	—	4,860
Salaries & other staff expenses	(1,223)	—	—	—	—	—	—	—	(1,223)
Equipment & occupancy expenses	(309)	—	—	—	—	—	—	—	(309)
Other expenses	(697)	—	—	—	—	—	—	—	(697)
Operating expenses	(2,229)	—	—	—	—	—	—	—	(2,229)
Impairment charges	(232)	—	—	—	—	—	—	—	(232)
Operating profit before tax	2,448	(66)	(5)	16	6	—	—	—	2,399
Income tax expense	(773)	66	23	(1)	(2)	—	—	—	(687)
Net profit	1,675	—	18	15	4	—	—	—	1,712
Net profit attributable to minority interests	(34)	—	—	—	—	—	—	—	(34)
Net Profit attributable to equity holders of WBC	1,641	—	18	15	4	—	—	—	1,678
Treasury shares	15	—	—	(15)	—	—	—	—	—
TPS revaluations	18	—	(18)	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	(4)	—	—	—	—
Ineffective hedges	—	—	—	—	—	—	—	—	—
Gain from BTIM IPO	—	—	—	—	—	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—	—	—
Cash earnings	1,678	—	—	—	—	—	—	—	1,678

8.2                            HALF YEAR SEGMENT RESULT - CASH EARNINGS BASIS

	Consumer	Business		BT Financial	Westpac		Group
Six months to 31 March 2008	Financial	Financial	New	Group	Institutional	Pacific	Business	Group Cash
$m	Services	Services	Zealand(1)	(Australia)	Bank	Banking	Unit	Earnings
Net interest income	1,378	1,018	491	(17)	326	54	216	3,466
Non-interest income	291	269	176	617	537	53	21	1,964
Net operating income before operating expenses and impairment charges	1,669	1,287	667	600	863	107	237	5,430
Operating expenses	(922)	(452)	(302)	(334)	(343)	(33)	(23)	(2,409)
Impairment charges	(114)	(68)	(53)	(2)	(157)	(7)	(32)	(433)
Profit from ordinary activities before income tax expense	633	767	312	264	363	67	182	2,588
Tax expense	(192)	(229)	(101)	(69)	(103)	(19)	(3)	(716)
Net profit	441	538	211	195	260	48	179	1,872
Net profit attributable to minority interests	—	—	(1)	(1)	—	(3)	(28)	(33)
Cash Earnings	441	538	210	194	260	45	151	1,839
Cash earnings (cents) per ordinary share								98.2

(1) New Zealand earnings are presented in Australian dollars (A$), converted at the actual average AUD/NZD exchange rate for the half year (1.1566).

	Consumer	Business		BT Financial	Westpac		Group
Six months to 30 September 2007	Financial	Financial	New	Group	Institutional	Pacific	Business	Group Cash
$m	Services	Services	Zealand(1)	(Australia)	Bank	Banking	Unit	Earnings
Net interest income	1,365	937	468	(11)	279	51	135	3,224
Non-interest income	252	274	180	645	553	51	47	2,002
Net operating income before operating expenses and
impairment charges	1,617	1,211	648	634	832	102	182	5,226
Operating expenses	(894)	(429)	(301)	(318)	(356)	(32)	16	(2,314)
Impairment charges	(97)	(64)	(34)	(2)	(32)	2	(23)	(250)
Profit from ordinary activities before income tax
expense	626	718	313	314	444	72	175	2,662
Tax expense	(189)	(217)	(100)	(88)	(132)	(21)	(53)	(800)
Net profit	437	501	213	226	312	51	122	1,862
Net profit attributable to minority interests	—	—	(1)	1	—	(5)	(28)	(33)
Cash Earnings	437	501	212	227	312	46	94	1,829
Cash earnings (cents) per ordinary share								98.5

(1) New Zealand earnings are presented in Australian dollars (A$), converted at the actual average AUD/NZD exchange rate for the half year (1.1317).

Six months to 31 March 2007 $m	Consumer Financial Services	Business Financial Services	New Zealand(1)	BT Financial Group (Australia)	West pac Institutional Bank	Pacific Banking	Group Business Unit	Group Cash Earnings
Net interest income	1,298	859	435	1	273	48	175	3,089
Non-interest income	285	276	184	600	425	44	(43)	1,771
Net operating income before operating expenses and impairment charges	1,583	1,135	619	601	698	92	132	4,860
Operating expenses	(893)	(411)	(300)	(297)	(300)	(30)	2	(2,229)
Impairment charges	(123)	(42)	(37)	(1)	(11)	(13)	(5)	(232)
Profit from ordinary activities before income tax expense	567	682	282	303	387	49	129	2,399
Tax expense	(165)	(204)	(89)	(88)	(111)	(13)	(17)	(687)
Net profit	402	478	193	215	276	36	112	1,712
Net profit attributable to minority interests	—	—	(2)	—	—	(2)	(30)	(34)
Cash Earnings	402	478	191	215	276	34	82	1,678
Cash earnings (cents) per ordinary share								90.9

(1) New Zealand earnings are presented in Australian dollars (A$), converted at the actual average AUD/NZD exchange rate for the half year (1.1367).

8.3          GROUP BUSINESS UNIT - HALF YEAR EARNINGS RECONCILIATION

Notes (refer to page 135)		1	2	3	4	5	6	6
					Unrealised
		Policyholder			NZ Retail
Six months to 31 March 2008	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	Visa IPO	Earnings
Net interest income	220	—	—	—	—	(4)	—	—	216
Non-interest income	381	154	(61)	(22)	5	—	(141)	(295)	21
Net operating income before operating
expenses and impairment charges	601	154	(61)	(22)	5	(4)	(141)	(295)	237
Operating expenses	(66)	—	—	—	—	—	43	—	(23)
Impairment charges	(32)	—	—	—	—	—	—	—	(32)
Operating profit before tax	503	154	(61)	(22)	5	(4)	(98)	(295)	182
Tax and minority interests	11	(154)	28	3	(2)	1	(8)	90	(31)
Net profit after tax	514	—	(33)	(19)	3	(3)	(106)	(205)	151
Treasury shares	(19)	—	—	19	—	—	—	—	—
TPS revaluations	(33)	—	33	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	3	—	—	—	(3)	—	—	—	—
Ineffective hedges	(3)	—	—	—	—	3	—	—	—
Gain from BTIM IPO	(106)	—	—	—	—	—	106	—	—
Gain from Visa IPO	(205)	—	—	—	—	—	—	205	—
Cash earnings	151	—	—	—	—	—	—	—	151

Notes (refer to page 135)		1	2	3	4	5	6	6
					Unrealised
		Policyholder			NZ Retail
Six months to 30 September 2007	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	Visa IPO	Earnings
Net interest income	135	—	—	—	—	—	—	—	135
Non-interest income	85	(26)	(6)	16	(22)	—	—	—	47
Net operating income before operating
expenses and impairment charges	220	(26)	(6)	16	(22)	—	—	—	182
Operating expenses	16	—	—	—	—	—	—	—	16
Impairment charges	(23)	—	—	—	—	—	—	—	(23)
Operating profit before tax	213	(26)	(6)	16	(22)	—	—	—	175
Tax and minority interests	(138)	26	26	(2)	7	—	—	—	(81)
Net profit after tax	75	—	20	14	(15)	—	—	—	94
Treasury shares	14	—	—	(14)	—	—	—	—	—
TPS revaluations	20	—	(20)	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	(15)	—	—	—	15	—	—	—	—
Ineffective hedges	—	—	—	—	—	—	—	—	—
Gain from BTIM IPO	—	—	—	—	—	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—	—	—
Cash earnings	94	—	—	—	—	—	—	—	94

Notes (refer page 135)		1	2	3	4	5	6	6
					Unrealised
		Policyholder			NZ Retail
Six months to 31 March 2007	Reported	Tax	Hybrid	Treasury	Earnings	Ineffective	Gain from	Gain from	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Hedges	BTIM IPO	Visa IPO	Earnings
Net interest income	175	—	—	—	—	—	—	—	175
Non-interest income	6	(66)	(5)	16	6	—	—	—	(43)
Net operating income before operating
expenses and impairment charges	181	(66)	(5)	16	6	—	—	—	132
Operating expenses	2	—	—	—	—	—	—	—	2
Impairment charges	(5)	—	—	—	—	—	—	—	(5)
Operating profit before tax	178	(66)	(5)	16	6	—	—	—	129
Tax and minority interests	(133)	66	23	(1)	(2)	—	—	—	(47)
Net profit after tax	45	—	18	15	4	—	—	—	82
Treasury shares	15	—	—	(15)	—	—	—	—	—
TPS revaluations	18	—	(18)	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	(4)	—	—	—	—
Ineffective hedges	—	—	—	—	—	—	—	—	—
Gain from BTIM IPO	—	—	—	—	—	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—	—	—
Cash earnings	82	—	—	—	—	—	—	—	82

Notes

Accounting Reclassifications

(1)                     Policyholder tax recoveries

The Life Insurance standard AASB 1038 requires the grossing up of tax expense and income for the tax on earnings applicable to holders of our life policies (policyholder tax recoveries). We reverse the impact of this gross up to provide comparability across reporting periods.

(2)                     Hybrid revaluations

(a)                    TPS 2003 hybrid revaluation

Westpac has adjusted cash earnings for the impacts of the revaluation of a derivative hedging our US$750 million 2003 Trust Preferred Securities (TPS 2003) hybrid instrument, including associated tax effects impacting the Foreign Currency Translation Reserve. We have entered into an interest rate swap as part of the structure which is measured at fair value, with changes in the fair value reported in non-interest income. The underlying hybrid instrument is classified as equity under AASB 132 and measured at historic cost. The after tax amount of this revaluation is added back in deriving cash earnings as it does not affect profits available to ordinary shareholders. We reverse the impact of these amounts in income and the cash earnings adjustment to provide comparability between reporting periods. In addition, we reverse the impacts of any mismatches in accounting treatment arising out of other economic hedges associated with the structure.

(3)                     Treasury shares

Under A-IFRS, shares in Westpac Banking Corporation held by the Group, including securities held in statutory life funds and consolidated managed investment vehicles, are reclassified as Treasury shares and accounted for as a deduction from share capital. Any changes in the value of Treasury shares held are recognised in equity at the time of disposal and dividends are not recognised as income or distributions. Recognition of income related to Treasury shares is prohibited under A-IFRS. We reverse these amounts from income and cash earnings to provide comparability between reporting periods.

(4)                     Unrealised NZ retail earnings hedges

Fair value gains/losses on outstanding hedges on New Zealand retail earnings are added back in deriving cash earnings as they create a material timing difference on reported earnings but do not affect profits available for shareholders over time.

(5)                     Ineffective hedges

The net gain/loss on ineffective hedges is reversed in deriving cash earnings in the current period as these hedges reverse over time and do not affect profits available for shareholders. Cash earnings for the six months ended 30 September 2007 and 31 March 2007 have not been restated.

(6)                     Significant items

We also adjust cash earnings for significant items. These items have been detailed in this announcement as individually significant due to their size and non-recurring nature. In the six months ended 31 March 2008, this included adjustments for the gain from the BTIM IPO and the gain associated with the IPO of Visa Inc. There were no adjustments to cash earnings for significant terms in the six months ended 30 September 2007 or the six months ended 31 March 2007.

Economic profit is defined as cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders. Business unit economic profit is defined as cash earnings less a capital charge calculated at 10.5% on allocated capital plus 70% of the value of Australian tax paid. The measure of capital, the cost of capital and the franking benefit calculation differs between the Group and that used by business units. As a result the sum of business units’ economic profit will not equal the Group’s economic profit.

Economic profit is used as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital.

Six months to 31 March 2008 $m	Group	Consumer Financial Services	Business Financial Services	Westpac Institutional Bank	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking
Net profit attributable to equity holders	2,202	441	538	260	194	210	45
Treasury shares	(19)	—	—	—	—	—	—
TPS revaluations	(33)	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	3	—	—	—	—	—	—
Ineffective hedges	(3)	—	—	—	—	—	—
Gain from BTIM IPO	(106)	—	—	—	—	—	—
Gain from Visa IPO	(205)	—	—	—	—	—	—
Cash earnings	1,839	441	538	260	194	210	45
Franking benefit	395	134	158	50	48	—	—
Adjusted cash earnings	2,234	575	696	310	242	210	45
Average ordinary equity	16,196	2,508	4,206	4,129	1,956	2,111	166
Equity charge	(850)	(132)	(221)	(217)	(103)	(111)	(9)
Economic profit	1,384	443	475	93	139	99	36

					BT
		Consumer	Business	Westpac	Financial
Six months to 30 September 2007		Financial	Financial	Institutional	Group	New	Pacific
$m	Group	Services	Services	Bank	(Australia)	Zealand(1)	Banking
Net profit attributable to equity holders	1,810	437	501	312	227	212	46
Treasury shares	14	—	—	—	—	—	—
TPS revaluations	20	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	(15)	—	—	—	—	—	—
Ineffective hedges	—	—	—	—	—	—	—
Gain from BTIM IPO	—	—	—	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—
Cash earnings	1,829	437	501	312	227	212	46
Franking benefit	380	132	152	71	62	—	—
Adjusted cash earnings	2,209	569	653	383	289	212	46
Average ordinary equity	15,142	2,659	3,725	3,985	1,941	1,975	113
Equity charge	(797)	(140)	(196)	(210)	(102)	(104)	(6)
Economic profit	1,412	429	457	173	187	108	40

(1)                                  In A$ equivalents. Results for the periods ending 31 March 2008, 30 September 2007 and 31 March 2007 have been converted into Australian dollars (A$) at the actual average exchange rates of 1.1566, 1.1317 and 1.1367 for the respective periods.

Six months to 31 March 2007 $m	Group	Consumer Financial Services	Business Financial Services	West pac Institutional Bank	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking
Net profit attributable to equity holders	1,641	402	478	276	215	191	34
Treasury shares	15	—	—	—	—	—	—
TPS revaluations	18	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	—	—	—
Ineffective hedges	—	—	—	—	—	—	—
Gain from BTIM IPO	—	—	—	—	—	—	—
Gain from Visa IPO	—	—	—	—	—	—	—
Cash earnings	1,678	402	478	276	215	191	34
Franking benefit	350	116	143	69	62	—	—
Adjusted cash earnings	2,028	518	621	345	277	191	34
Average ordinary equity	14,271	2,563	3,481	3,673	1,994	1,903	98
Equity charge	(747)	(134)	(182)	(192)	(104)	(99)	(5)
Economic profit	1,281	384	439	153	173	92	29

(1)                                  In A$ equivalents. Results for the periods ending 31 March 2008, 30 September 2007 and 31 March 2007 have been converted into Australian dollars (A$) at the actual average exchange rates of 1.1566, 1.1317 and 1.1367 for the respective periods.

EARNINGS

Cash earnings

Net profit attributable to equity holders adjusted for the impact of the economic hedges related to TPS 2003, significant items that are one-off in nature, earnings from Treasury shares, gains/losses on ineffective hedges and the impact of unrealised New Zealand earnings hedges gains/losses.

SHAREHOLDER VALUE

Earnings per ordinary share	Net profit attributable to equity holders divided by the weighted average ordinary shares (statutory basis).

Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares (cash earnings basis).

Weighted average ordinary shares (cash earnings)	Weighted average number of fully paid ordinary shares listed on the Australian Securities Exchange (ASX) for the relevant period.

Weighted average ordinary shares (statutory)	Weighted average number of fully paid ordinary shares listed on the Australian Securities Exchange (ASX) for the relevant period less Westpac shares held by the Group (‘Treasury shares’).

Fully franked dividends per ordinary share (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.

Dividend payout ratio - net profit	Ordinary dividend per share divided by net profit per share attributable to the equity holders of WBC.

Dividend payout ratio - cash earnings	Ordinary dividend per share divided by cash earnings per share.

Return on equity (ROE)	Net profit attributable to equity holders divided by average ordinary equity.

Cash ROE	Cash earnings divided by average ordinary equity.

Economic profit – Group	Cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders.

Economic profit – Business Units	Cash earnings less a capital charge calculated at 10.5% of allocated capital plus 70% of the value of Australian tax paid.

Average ordinary equity	Average total equity less average minority interests.

PRODUCTIVITY AND EFFICIENCY

Operating expenses	Operating expenses do not include impairment charges.

Expense to income ratio	Operating expenses divided by net operating income before operating expenses and impairment charges.

Total banking group expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Consumer Financial Services, Business Financial Services, WIB (excluding Margin Lending, Broking and PPM), Private Bank (part of BTFG), New Zealand banking operations, Pacific Bank and the Group Business Unit.

Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

BUSINESS PERFORMANCE

Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities.

Net interest margin	The net interest spread plus the benefit of net non-interest bearing liabilities and equity.

Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

Business Unit Margin	Net interest income (excluding capital benefit) for a business unit as a percentage of the average interest earning assets for that business unit.

CAPITAL ADEQUACY

Total capital ratio	Total regulatory capital as defined by APRA divided by risk weighted assets.

Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by risk weighted assets.

Adjusted Common Equity (ACE) ratio

ACE is calculated as Tier 1 capital less hybrid equity and investments in non-banking subsidiaries (excluding those held in our Specialised Capital Group (SCG)). This is divided by risk weighted assets.

Risk Weighted Assets (RWA)

Assets (both on and off-balance sheet) of Westpac are assigned within a certain category, amounts included in these categories are multiplied by a risk weighting, and with the resulting weighted values added together to arrive at total risk weighted assets(1).

(1)                                 Australian banks are required to maintain a minimum ratio of capital to risk weighted assets of 8%. Under Basel II, Advanced Measurement introduces a more sophisticated approach to the calculation of risk weighted assets whereby customised risk weights are applied to credit, operational and market risks that more accurately reflect the underlying risk.

ASSET QUALITY

Individually assessed provisions

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans will be based on expected future cash flows discounted to their present value and as this discount unwinds, interest will be recognised in the statement of financial performance.

Collectively assessed provisions

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets	Impaired assets, as defined by APRA can be classified into the following categories:

Non-accrual assets: Loans with individually assessed impairment provisions held against them, excluding restructured loans.

Restructured assets: Assets where the original contractual terms have been formally modified to provide concessions of interest or principal for reasons related to the financial difficulties of the customer.

90 days past due: Consumer exposures where contractual payments are 90 days or more in arrears and not well secured.

90 days past due –well secured

A loan facility where payments of interest or principal are 90 or more days past due and the value of the security is sufficient to cover the repayment of all principal and interest amounts due, and an additional six months interest.

Watchlist and substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.

Stressed loans	Stressed loans are Watchlist and Substandard, 90 days past due well secured and impaired assets.

OTHER

Customer satisfaction	Refers to the proportion of people for whom Westpac is their main financial institution who rate their overall relationship with Westpac as ‘very satisfied’ or ‘fairly satisfied’.

Accounting reclassifications

Adjustments made for accounting treatments that have the effect of grossing up the income statement (primarily between income and tax expense/profits attributable to minority interest). Key reclassifications include gross ups for policyholder tax recoveries and the impact of Treasury shares. These adjustments have no impact on cash earnings.